As filed with the Securities and Exchange Commission on November 13, 2006

Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-11
For Registration Under The Securities Act of 1933
of Certain Real Estate Companies

NY CREDIT TRUST
(Exact name of registrant as specified in its governing instruments)

230 Park Avenue, Suite 1150
New York, New York 10169
(212) 792-7880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William V. Adamski
Chief Executive Officer
230 Park Avenue, Suite 1150
New York, New York 10169
(212) 792-7880
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 (212) 878-8000 (212) 878-8375 (Facsimile)	Randolph C, Coley, Esq. Tony W. Rothermel, Esq. King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 (212) 556-2100 (212) 556-2222 (Facsimile)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum
to Be Registered	Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Shares of Beneficial Interest, $0.01 par value per share	$230,000,000	$24,610

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2006

PROSPECTUS
      Common Shares of Beneficial Interest

NY CREDIT TRUST

We are an externally managed specialty finance company formed to continue the business of our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading, through our majority owned subsidiaries (including our operating partnership), commercial real estate related loans and securities, particularly mortgage loans, subordinate interests in first mortgages, bridge loans, mezzanine debt, preferred equity, net leased real estate and commercial mortgage-backed securities. We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by BRK Management LLC, a Delaware limited liability company controlled by certain members of our senior management team, and New York Life Investment Management LLC, HSH Nordbank AG and Cushman & Wakefield, Inc., with whom we have strategic relationships.

This is our initial public offering. We are offering a total of     common shares of beneficial interest of NY Credit Trust in this prospectus. We currently expect the initial public offering price of our common shares of beneficial interest to be between $      and $      per share. Prior to this offering, there has been no public market for our common shares of beneficial interest. We expect to apply to list our common shares of beneficial interest on the New York Stock Exchange under the symbol “     .”

We expect to elect to be taxed as a real estate investment trust, or a REIT, for U.S. federal income tax purposes, commencing with our taxable year ending on December 31, 2007. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax to the extent that we distribute our net taxable income to our shareholders on an annual basis. Ownership of our common shares of beneficial interest by any person is generally limited to 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common shares of beneficial interest and no more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of beneficial interest. In addition, our declaration of trust contains various other restrictions on the ownership and transfer of our shares of beneficial interest. See “Description of Shares of Beneficial Interest — Restrictions on Ownership and Transfer” beginning on page 107 of this prospectus for further information as to the nature of such restrictions.

Investing in our common shares of beneficial interest involves risks. See “Risk Factors” beginning on page 17 of this prospectus for a discussion of those risks.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses(1)	$	$

(1)	We estimate that we will incur approximately $ of expenses in connection with this offering.

We have granted the underwriters an option to purchase up to an additional      common shares of beneficial interest at the public offering price less underwriting discounts and commissions within 30 days after the date of this prospectus to cover over-allotments, if any, made by the underwriters to investors from whom offers were solicited prior to the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the common shares of beneficial interest to be available for delivery on or about     , 2006.

Friedman Billings Ramsey

The date of this prospectus is     , 2006

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In making your investment decision, you should rely only on the information contained in this prospectus. No dealer, salesperson or other individual has been authorized to give any information or to make representations other than those contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create a presumption that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.

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SUMMARY

You should read the following summary together with more detailed information regarding our company appearing elsewhere in this prospectus, including under the caption “Risk Factors” and our predecessor’s financial statements, including the related notes. Unless the context otherwise requires or indicates, references in this prospectus to “we,” “our company,” “our” and “us” refer to NY Credit Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries, including NY Credit Operating Partnership LP, a Delaware limited partnership, which we refer to in this prospectus as the “operating partnership” or our “predecessor,” NY Credit Securities, LLC, a Delaware limited liability company, NY Credit Funding I, LLC, a Delaware limited liability company, and NY Credit TRS Inc., a Delaware corporation. In addition, references in this prospectus to “NY Life” refer to New York Life Insurance Company and its subsidiary New York Life Investment Management LLC (which is also referred to as “NYLIM”) and their affiliates, references to “HSHN” refer to HSH Nordbank AG and its subsidiary ROKI, LLC, references to “C&W” refer to Cushman & Wakefield, Inc., references to “BRK” refer to BRK Management LLC, a Delaware limited liability company controlled by certain members of our senior management team. We are managed and advised by NY Credit Advisors LLC, which we refer to in this prospectus as our “manager.” In addition, references to “common shares of beneficial interest” refer to the common shares of beneficial interest, $0.01 par value per share, of NY Credit Trust. References to “OP units” refer to the units of limited partnership interest in NY Credit Operating Partnership LP, and references to the “GP interest” refer to the general partner interest in NY Credit Operating Partnership LP. References to the “organization transactions” refer to those transactions described under the caption “Organization of Our Company — Organization Transactions.” Unless otherwise indicated, the information contained in this prospectus assumes that the organization transactions are completed and the underwriters’ over-allotment option is not exercised.

Our Company

We are an externally managed specialty finance company formed to continue the business of our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading, through our majority owned subsidiaries (including our operating partnership), commercial real estate related loans and securities, particularly mortgage loans, subordinate interests in first mortgages, or B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and commercial mortgage-backed securities, or CMBS. As of October 25, 2006, we had expended approximately $217.6 million for a variety of commercial real estate debt products. We have originated each of the assets in our portfolio either directly or through NY Life or HSHN, each of which is an investor in our manager and us. Our objective is to expand our portfolio and provide attractive risk-adjusted returns to our shareholders through a combination of dividends and capital appreciation.

We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by NYLIM, HSHN, C&W and BRK. Through our strategic relationships with NY Life, HSHN and C&W, we expect to benefit from their global reach, broad range of commercial real estate services, underwriting network, origination capabilities, capital markets expertise, credit analysis, debt structuring, risk and asset management, servicing platform, unique access to market information and existing business relationships. We also benefit from the extensive skills and relationships of our senior management team, the members of which have an average of more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care or special purpose real estate.

Upon completion of this offering, NY Life and HSHN and/or their respective affiliates will own a total of     % of the outstanding OP units in our operating partnership. In addition to these interests, our management team, directors and key personnel of our manager will own approximately     % of our common shares of beneficial interest outstanding upon completion of this offering, and an additional     % of our common shares of beneficial interest outstanding upon completion of this offering will be reserved for awards to our manager, its directors, officers, employees and affiliates and our officers, trustees, employees, consultants and advisors pursuant to our 2006 equity incentive plan. As a result of their respective investments, NY Life, HSHN, C&W, our manager and our management team have a substantial stake in our success.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. We will elect, together with each of NY Credit Securities, LLC and NY Credit TRS Inc., to have each such entity treated as our taxable REIT subsidiary, or TRS. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxation to the extent we distribute our net taxable income to our shareholders on an annual basis and meet the other requirements for qualification as a REIT. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Our Strategy

Our strategy is to originate, acquire, structure and trade high-yielding commercial real estate loans, both independently and through our relationships with NY Life, HSHN and C&W. We believe that our strategic relationships with NY Life, HSHN and C&W will provide us with opportunities for transactions that are not broadly available to other lenders. Our goal is to maximize our return on equity by (1) optimizing risk-adjusted asset yields through value-added structuring, (2) maintaining a diversified portfolio of high-yielding real estate and real estate-related assets, (3) using prudent financial leverage including warehouse debt and collateralized debt obligations, or CDOs, and (4) generating fee income and trading profits through selling and securitizing loans.

Our strategy is differentiated from other commercial mortgage REITs in two principal ways. First, we intend to be primarily an originator of assets. We believe that we have strong origination capabilities through our experienced management team and the knowledge, experience and opportunities we expect to be able to derive from our strategic relationships with NY Life, HSHN and C&W. Second, we expect to be an active trader of commercial mortgage loans and securities in our broker-dealer subsidiary, from which we expect to generate both fee income and trading profits.

For each loan that we originate or acquire, we will (1) hold the loan on our balance sheet for investment purposes, (2) restructure the loan into a senior participation, or A-Note, and one or more B-Notes, or (3) securitize or sell the loan or a portion thereof. We will typically sell the senior participation and retain some or all of the junior participations. In instances in which we originate loans jointly with one of our TRSs, we will retain the higher yielding B-Notes of the loan, and our TRS will sell the lower yielding A-Notes. If we originate loans through one of our TRSs, it will likely sell the higher yielding subordinate piece of the loan to us at fair market value determined based on an arm’s-length basis and sell or securitize the lower yielding senior piece to third parties. We expect to supplement earnings from our portfolio with income earned by our TRSs, including income earned for placement and structuring fees.

Our Senior Management Team

The members of our senior management team, each of whom is an executive officer or a key employee of our manager, have substantial real estate finance experience throughout the United States involving office, retail, industrial, apartment, lodging, health care and special purpose real estate. They are also very experienced in loan structuring, loan sales and securitization. William Adamski, our chief executive officer and interim chief investment officer and founder of our manager, has more than 20 years of real estate finance experience at Goldman, Sachs & Co., Bankers Trust Company, N.A., Lazard Frerés & Co. LLC and Credit Suisse First Boston LLC, where he was co-head of the real estate mortgage finance group. Edward Santoro, our chief operating officer and chief financial officer, has more than 30 years of finance, operations, lending and structured finance experience at KPMG Peat Marwick LLP, GE Capital Corporation and Credit Suisse First Boston LLC. Joseph Franzetti, our head of securitization, has more than 25 years of experience originating, underwriting, rating and securitizing commercial and residential mortgage backed securities at Arthur Andersen LLP, Standard & Poor’s, Duff & Phelps Credit Rating Co.

(now Fitch Ratings) and Citigroup Global Markets Inc. Christopher Tyrkko, our corporate controller, has more than 15 years of experience in accounting and financial reporting at NorthStar Realty Finance Corp., Reckson Associates and Deloitte & Touche LLP. As of October 25, 2006, $89.2 million of the loans in our portfolio were originated or sourced directly by our senior management team. We are also currently reviewing more than $500 million of loans sourced by our senior management team.

Our Strategic Relationships

We believe that through our strategic relationships with NY Life, HSHN and C&W, we will have the opportunity to benefit from their combined knowledge, experience and resources, thereby providing us with a significant advantage in originating and underwriting loans compared to other commercial mortgage REITs. NY Life, HSHN and C&W are world-class institutions with established real estate and finance practices which, in the aggregate, review more than $50 billion of real estate financing transactions each year. Although they have no contractual obligation to provide us with any of these opportunities, we expect our strategic relationships with these institutions to provide us with access to this pipeline of potential financing transactions and that we will therefore have a significant advantage over our competitors. In addition, we view our company and our business as complementary to the businesses of NY Life, HSHN and C&W because we intend to work with them to augment incrementally their existing businesses, by enabling each of them to (1) increase the volume of transactions in which they may participate in their primary areas of focus and (2) service existing customers with respect to assets that are outside of their primary areas of focus, in each case maintaining and building on their existing relationships.

NY Life

NY Life is the largest mutual life insurance company in the United States and a leading commercial mortgage lender. Headquartered in New York City, NYLIM, on behalf of NY Life and its other clients, originates its commercial mortgage loans through five offices nationwide, including more than 85 employees focused on origination, underwriting and servicing its commercial mortgage loans. Currently, NYLIM’s real estate group manages more than $20 billion in client assets, including commercial mortgages, CMBS and other real estate related products on behalf of both third party institutional investors and NY Life. The target annual lending volume of NYLIM’s real estate group is more than $2 billion. In 2005, NYLIM originated approximately $2.5 billion of commercial real estate loans in the United States. NYLIM, which as of December 31, 2005 had more than $200 billion in total assets under management, provides a broad range of investment services to institutional, individual, corporate and other clients.

NYLIM originates primarily fixed rate and short to medium-term floating rate commercial mortgage loans for office, retail, industrial and multi-family properties. NYLIM also receives many loan requests that do not fit its clients’ targeted lending criteria due to, among other things, the term, rate structure, loan-to-value ratio, property type, location or borrower or geographic concentration. We anticipate that through NY Life’s relationship with us, NYLIM should be able to capture a larger percentage of these loan submissions and other investment opportunities it receives each year. These are opportunities that NY Life would otherwise forego because they do not meet its targeted lending criteria, and NY Life will therefore have incentives to support our company in origination, underwriting and servicing each transaction.

As of October 25, 2006, $39 million of the loans in our portfolio were originated or sourced by NY Life. We are also currently reviewing more than $100 million of loans from NY Life.

HSHN

HSHN is a leading international financial institution based in Germany with total assets of more than €190 billion and approximately 4,400 employees globally. HSHN is an active participant in the international capital markets with significant specialty finance operations. HSHN has a network of branches and representative offices in the metropolitan regions of the United States, the United Kingdom, the Netherlands, the Baltic Sea region and Southeast Asia, including important financial centers such as London and New York.

HSHN’s real estate group is focused primarily on originating short and medium-term floating rate loans for construction, renovation or acquisition of commercial real estate. HSHN originated not less than $3.5 billion of commercial real estate loans in the United States in 2005, and not less than $4 billion as of October 25, 2006. Through its relationship with us, HSHN will be able to offer additional loan products to its borrowers and provide it with a strategic presence in the commercial mortgage securitization market. We expect that HSHN may provide us with access to many of its B-Note and mezzanine debt origination opportunities.

As of October 25, 2006, $89.4 million of the loans in our portfolio were originated or sourced by HSHN. We are also currently reviewing more than $100 million of loans from HSHN.

C&W

C&W is a leading commercial real estate services company providing investment, sales, leasing, investment banking, property management and appraisal services to clients engaged in buying, selling, investing in, financing and/or developing real estate. C&W’s global presence currently includes more than 11,000 employees in 192 offices in 58 countries, including 84 offices located in the United States. During 2005, C&W’s global revenues of approximately $1.2 billion were derived from (1) transaction services of $661 million; (2) capital markets of $411 million; and (3) asset services of $161 million.

We believe our relationship with C&W will provide us with access to exceptional market research information which will support our underwriting process. In addition, C&W’s loan origination network will provide us with loan origination opportunities.

We are currently reviewing $20 million of real estate opportunities from C&W.

Our Investment Committee

Our investment committee will review and approve sales, transfers, acquisitions and dispositions of assets recommended by our manager for our portfolio and related compliance with our operating policies. Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer, and one of whom will be appointed by our board of trustees from our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and HSHN, respectively. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of his or its economic interest in our company or our manager) or is considering a transaction in connection with the same assets, that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. Our investment committee will consult regularly with our board of trustees, our manager and consultants to understand and take advantage of the latest available market information and trends.

Our Manager

We are externally managed and advised by our manager, which was formed in March 2005 to manage our predecessor. Each member of our senior management team is also a member of the senior management team of our manager. Our manager is responsible for administering our business and operations and seeks to leverage our relationships with NY Life, HSHN and C&W to enhance our operations. Our manager has an advisory and oversight board, which includes senior management of HSHN, C&W and BRK. During the first six months of 2006, we made payments to our manager of $375,000 pursuant to the prior management arrangements with our predecessor. Our manager is entitled to receive a base management fee and, upon achieving certain performance criteria, incentive compensation from us pursuant to the management agreement that we have entered into with our manager, which is described under “—Our Management Agreement” below.

Our Management Agreement

The management agreement with our manager requires our manager to oversee our business affairs in conformity with the policies and the operating guidelines that are approved and monitored by our board of trustees. Our manager is responsible for our business and operations and will perform (or cause to be performed) such services and activities related to our assets and operations as may be appropriate.

Our manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide not to renew the management agreement. The following summarizes the calculation of the fees payable to our manager pursuant to the management agreement:

Fee	Description and Method of Computation

Base Management Fee	The base management fee is payable quarterly in arrears in cash. The base management fee for each quarter is an amount equal to the sum of (A) 0.4375% of the first $600 million of our equity, (B) 0.3750% of our equity in excess of $600 million and up to $1.2 billion and (C) 0.3125% of our equity in excess of $1.2 billion. For purposes of calculating the base management fee, equity is computed as follows in accordance with generally accepted accounting principles, or GAAP, as of the end of each fiscal quarter, (1) the total common and preferred equity of NY Credit Trust and all limited partners of the operating partnership, excluding, as applicable (2) any unrealized gains, losses or other items that do not affect realized net income.
Incentive Fee
The incentive fee is payable annually in arrears in cash. We will pay our manager an annual incentive fee in an amount equal to the product of (x) 25% of the dollar amount by which (a) the operating partnership’s adjusted earnings (before giving effect to the payment of the incentive fee) per OP unit for such year (based on the weighted average number of OP units outstanding for such year, including OP units issued to NY Credit Trust or its subsidiaries corresponding to outstanding common shares of beneficial interest) exceed (b) an amount equal to (A) the weighted average offering price (1) per common share of beneficial interest in all offerings of common shares of beneficial interest and (2) per OP unit in all contributions to the operating partnership (other than contributions by NY Credit Trust or its subsidiaries of the proceeds raised in connection with any securities offering) multiplied by (B) the greater of (1) 9.0% and (2) the ten-year U.S. treasury rate for such year plus 3.0%, up to a maximum of 11.0%, multiplied by (y) the weighted average number of OP units outstanding during such year, including OP units issued to the NY Credit Trust or its subsidiaries corresponding to outstanding common shares of beneficial interest. “Adjusted earnings” is defined as the operating partnership’s net income (computed in accordance with GAAP) excluding unrealized gains (or losses), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Fee	Description and Method of Computation

Termination Fee
The termination fee will be payable in the event two- thirds of the independent trustees on our board of trustees or the holders of a majority of our outstanding common shares of beneficial interest vote not to renew the management agreement based on unsatisfactory performance by our manager that is materially detrimental to our company or a determination that the compensation payable to our manager under the management agreement is not fair, unless our manager agrees to compensation that two-thirds of the independent trustees on our board of trustees determines is fair. The termination fee will be equal to three times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Our Competitive Advantages

We believe our business possesses a number of characteristics that will distinguish us from our competitors, including:

Experienced Management. One of our primary advantages is the experience of our senior management team, which has been involved in real estate finance, operations, lending, development and structured finance transactions at leading investment and commercial banks and accounting firms. The members of our senior management team have, on average, more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care and special purpose real estate.

Value-Added Origination Capability. We are differentiated from other commercial mortgage REITs because we are a creator and originator of loan products in addition to being a buyer of loan products. We believe that the origination capabilities of our senior management team, as well as our strategic relationships with NY Life, HSHN and C&W will provide us access to a unique pipeline of financing opportunities. NY Life, HSHN and C&W have developed long-term relationships with many real estate owners, developers, borrowers, mortgage brokers and lenders. We expect that these relationships will provide us with access to transactions in major markets throughout the United States and complement the national relationship network of our senior management team.

Resources of NY Life, HSHN and C&W. NY Life, HSHN and C&W are all world-class institutions with established real estate and finance practices. These firms have offices throughout the world and are involved in billions of dollars of real estate transactions each year. As a result, they have significant expertise in most real estate markets and property types. In addition, NY Life and HSHN regularly invest in real estate securities and have extensive capital markets capabilities to complement those of our senior management team.

Strong Underwriting and Asset Management Capabilities. Our manager has developed expertise in creating the types of customized transaction structures we intend to employ. In addition, we believe our relationships with NY Life, HSHN and C&W, including through their ownership interests in our manager and their investments in the operating partnership, create opportunities and incentives for them to assist us in ways that may provide us with special capabilities in structuring intercreditor agreements, participation agreements and servicing arrangements that can protect our rights, mitigate losses and enhance returns.

Product Diversity and Structuring Flexibility. We believe that our ability to provide a wide range of financing products and our ability to customize financing structures to meet borrowers’ needs will contribute in distinguishing us from our competitors. Our senior management team has substantial experience in responding to borrower needs by crafting financial products that are tailored to meet the business needs of a property owner. We believe that our strong origination capability and our ability to be an active trader of commercial mortgage loans and securities, generating both fee income and trading profits, set us apart from our competition.

Broker-Dealer Capabilities. We expect to receive origination fees from borrowers for the financings that we originate for third parties and advisory fees on transactions in which we perform advisory services through our TRS, NY Credit Securities, LLC, which is registered as a broker-dealer with the Securities and Exchange Commission, or the SEC, and approved for membership with the National Association of Securities Dealers, or the NASD. The establishment of our broker-dealer subsidiary provides greater flexibility to our operational capabilities by facilitating the structuring of loans to create participations or securities to be privately placed with qualified investors, and advisory services for issuers in connection therewith.

Our Targeted Assets

We intend to focus on certain types of assets where we believe we have a competitive advantage or that offer specific risk-adjusted returns. We may originate loans in direct transactions with borrowers, and may also acquire existing assets from third parties, including NY Life, HSHN and C&W and their respective affiliates.

Subject to complying with all applicable laws, rules and regulations, we expect our targeted assets to include the following:

•	Mortgage Loans. We intend to originate, and we may acquire from third parties, fixed-rate whole loans, which we expect to range in size between $10 million and $100 million, with terms that range from 5 to 15 years. We intend to separate these loans into tranches that can be retained, securitized or sold. If we anticipate selling the senior portion of a loan, we will fund the origination or acquisition of the loan either through or jointly with our TRS. We expect these assets will have loan-to-value ratios generally between 60% and 80%.

•	B-Notes. We intend to retain from some of the mortgage loans that we originate, and we may purchase from third parties, subordinate interests in first mortgages, referred to as B-Notes. We expect the B-Notes to range in size between $5 million and $50 million. We may divide first mortgage loans that we originate into an A-Note and a B-Note, securitizing or selling the A-Note and retaining the B-Note. In instances where we divide a first mortgage loan, we will fund the origination of the loan either through or jointly with our TRS. B-Notes typically bear interest at a rate of 200 to 600 basis points over the applicable interest rate index and have loan-to-value ratios generally between 65% and 80%.

•	Bridge Loans. We intend to offer floating rate whole loans to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. We expect that the bridge loans that we originate will range in size between $10 million and $100 million. Bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt. The bridge loans we intend to originate will be predominantly secured by first mortgage liens on the property and are expected to provide interest rates ranging from 175 to 350 basis points over applicable index rates and have stated maturities ranging from two years to five years.

•	Mezzanine Financing. We intend to originate mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. We anticipate that these assets will typically range in size from $10 million to $50 million, have terms from two to ten years and typically bear interest at a rate of 450 to 800 basis points over the applicable interest rate index. We expect these loans to have loan-to-value ratios generally between 75% and 90%.

•	Preferred Equity. We intend to acquire preferred equity in entities that directly or indirectly own commercial real estate. Preferred equity is not secured, but holders have priority relative to common equity holders on cash flow distributions and proceeds of capital events. Preferred equity typically is highly leveraged, with loan-to-value ratios generally between 85% and 95%. We expect that our preferred equity assets typically will have a stated maturity of three years to five years and will range in size between $5 million and $50 million.

•	Net Leased Real Estate Assets. We intend to acquire real property subject to long-term net leases where we believe that the real estate value and the tenant credit combine to offer attractive risk-adjusted returns. We expect that these assets will typically have lease terms of ten years or more and are expected to be in the range of $20 million to $100 million for each transaction. We also may originate or acquire mortgage loans secured by real estate under long-term net leases.

•	Commercial Mortgage-Backed Securities. We may originate CMBS from pools of commercial loans we assemble, in which event we expect to retain the equity interest. We may also acquire CMBS that are created when commercial loans are pooled and securitized.

•	Other Real Estate Related Assets. We may acquire other instruments, such as (1) distressed debt, most often sub-performing and non-performing real estate loans acquired from financial institutions, which are typically purchased at a discount to the outstanding principal and (2) other types of commercial or multi-family real estate assets and securities of REITs or other entities engaged in real estate activities.

Our Portfolio

Initial Portfolio. Our predecessor was formed in March 2005 and began originating and acquiring assets in December 2005. Presented below is a summary of the loans held in our portfolio and loans held for sale, which aggregated approximately $188 million as of October 25, 2006.

Loans Held in Portfolio

		Amount of		Loan-to-
		Initial		Value			Leveraged
Investment	Source	Investment	Type	Ratio(1)	Rate(2)	Maturity Date	IRR(3)

Senior living facilities, various locations(4)	HSHN	$25,000,000	B-Note	70.80%	LIBOR + 3.50%	June 30, 2010	12.75%
Office building, San Francisco, CA(5)	NY Life	4,000,000	B-Note	71.30%	8.82%	September 30, 2010	14.96%
Retail properties, various locations(6)	NY Credit	9,100,000	B-Note	88.00%	11.62%	November 1, 2015	20.19%
Senior living development, Bethesda, MD(7)	HSHN	24,800,000	B-Note	70.60%	LIBOR + 6.50%	March 30, 2011	20.91%
Multi-family dwelling, Columbus, OH(8)	NY Life	1,400,000	B-Note	83.30%	13.55%	July 6, 2016	31.69%
Land development, Miami, FL(9)	HSHN	20,000,000	B-Note	38.80%	LIBOR + 6.75%	July 6, 2009	22.96%
Condominium conversion, Stamford, CT(10)	NY Credit	14,800,000	B-Note	67.00%	LIBOR + 5.20%	January 1, 2008	32.36%
Apartment portfolio, Midwest(11)	NY Credit	37,800,000	Bridge Loan	73.60%	LIBOR + 3.50%	September 1, 2009	19.98%

Total		$136,900,000

(1)	Loan-to-value ratio is determined based on property appraisals completed prior to closing.

(2)	LIBOR is defined as the London Interbank Offered Rate, the interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

(3)	Leveraged IRR represents the realized internal rate of return, or IRR, unless the transaction was closed before our predecessor entered into our repurchase facility on February 9, 2006. All transactions our predecessor has entered into since that date have been leveraged, and therefore unless otherwise noted leveraged IRR is the same as our realized IRR. For a description of our repurchase facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Repurchase Facility.”

(4)	Our asset is in the first loss tranche of an aggregate $405.8 million financing provided by HSHN. We received a $62,500 origination fee in connection with this transaction.

(5)	Our asset represents the junior participation in a $64 million loan. NY Life retained the $60 million A-Note portion of the loan. The loan is not prepayable for two years but is prepayable thereafter in full subject to a fee equal to the greater of (1) 1% of the then existing loan balance or (2) an amount equal to the same yield the lenders would have received if the borrower made all scheduled mortgage payments until maturity. The rate is based on a five-year U.S. treasury rate of 4.12%. Leveraged IRR for this transaction represents the IRR that could have been achieved had the transaction been leveraged under our repurchase facility as of the closing of that transaction because the transaction was closed prior to February 9, 2006.

(6)	Our asset represents the junior participation in a $66.2 million cross-collateralized / cross-defaulted portfolio loan. The $57.1 million A-Note was securitized in December 2005. The rate represents the total of the whole loan’s fixed 10-year Treasury rate of 4.62% and a 7.0% spread.

(7)	Our asset represents the junior participation in a $177.1 million HSHN construction loan facility. We received a $124,000 origination fee in connection with this transaction.

(8)	Our asset represents a portion of a whole loan that our predecessor extended. In October 2006, we securitized $33.6 million of this position and retained a $1.4 million B-Note. IRR reflects the return on the B-Note only, which has a 13.55% fixed rate.

(9)	Our asset represents a refinancing of our $15 million junior participation in a land development in Miami, Florida, which was repaid on July 6, 2006, as set forth under “—Fully Repaid Loans.” We refinanced this loan on July 31, 2006 and currently hold a $20 million junior participation in a $112 million secured loan facility.

(10)	Our asset represents the junior participation in a $54.2 million condominium conversion facility. We received a $111,000 origination fee in connection with this transaction.

(11)	Our asset represents the senior participation in a $37.8 million loan secured by an apartment portfolio in the Midwest. We received a $756,000 origination fee in connection with this transaction.

As of October 25, 2006, the weighted average IRR for the loans in our portfolio was approximately 19.22%. This IRR considers all assets described above under “—Loans Held in Portfolio,” as well as our fully repaid loans described below. The weighted average IRR does not consider any assets that we have securitized or sold because they were not held on an IRR basis but instead were held on a short term basis to receive a fee upon sale or securitization.

Loans Held for Securitization/Sale

		Amount of Initial		Loan-to-Value
Investment	Source	Investment	Type	Ratio	Rate	Maturity Date

Multi-family dwelling, Columbus, OH(1)	NY Life	$33,600,000	A-Note	80%	6.05%	July 6, 2016
Retail property, Colonie, NY(2)	NY Credit	17,500,000	Whole Loan	80%	5.86%	September 6, 2016

Total		$51,100,000

(1)	Our asset represents the senior portion of a whole loan that our predecessor completed. On October 30, 2006, we sold this asset into a third party securitization.

(2)	Our asset is a whole loan that our predecessor completed. On October 30, 2006, we sold this asset into a third party securitization.

Fully Repaid Loans. Our predecessor has acquired or originated certain assets listed below, which have either been repaid in full or sold prior to the date of this prospectus.

		Amount		Loan-to-				Potential
		of Initial		Value				Leveraged
Investment	Source	Investment	Type	Ratio	Rate	Maturity Date	Actual IRR(1)	IRR(2)

Condominium conversion, New York, NY(3)	NY Credit	$10,000,000	Bridge Loan	78%	LIBOR + 2.75%	August 29, 2007	23.27%	31.58%
Multi-family dwelling, Tempe, AZ(4)	HSHN	4,600,000	B-Note	79%	LIBOR + 4.00%	May 2, 2008	7.21%	13.34%
Land development, Miami, FL(5)	HSHN	15,000,000	B-Note	53%	LIBOR + 7.35%	June 26, 2009	17.38%	22.62%

Total		$29,600,000

(1)	Actual IRR represents the realized IRR. Actual IRR reflects the fact that we funded our initial transactions prior to entering into our current repurchase facility. When we entered into our repurchase facility on February 9, 2006, we leveraged each of these transactions. Therefore, these transactions did not receive the full benefits of the leverage we actually incurred with respect to an asset.

(2)	Potential leveraged IRR represents the IRR that could have been achieved on a transaction had it been leveraged under our repurchase facility as of the closing of that transaction. Our predecessor entered into our repurchase facility on February 9, 2006, and all transactions our predecessor has entered into since that date have been leveraged.

(3)	Our asset represented a participation in a $130 million senior secured multi-draw facility, on the same terms as all of the other lenders under the facility. This position was fully repaid on May 2, 2006. We received a $281,000 origination fee in connection with this transaction. The Loan-to-value ratio is based on the ratio of loan proceeds to net sales proceeds of condominium unit sales.

(4)	Our asset represented the junior participation in a $24.6 million first deed of trust note. HSHN retained the $20 million senior participation in the loan. This position was fully repaid on May 10, 2006.

(5)	Our asset represented a participation in a junior term loan in a $160 million secured loan facility. This loan facility was comprised of a $75 million revolver facility held by HSHN, to which our loan was subordinate; a $55 million senior term loan held by HSHN, to which our loan was subordinate; our $15 million loan; and a $15 million first loss financing held by another investor, to which our loan was senior. This position was fully repaid on July 6, 2006. We received a $200,000 origination fee in connection with this transaction.

Our Loans Held in Portfolio, Loans Held for Securitization/Sale and Fully Repaid Loans totaled approximately $217.6 million as of October 25, 2006.

Assets Under Consideration. As of the date of this prospectus, we have more than $720 million of assets under review as potential acquisitions. The total loan value of these assets, including the senior positions, is more than $1.4 billion. We may decide not to pursue or we may be unable to complete some or all of these transactions under consideration. See “Risk Factors.”

Sourcing Potential Opportunities

We recognize that the market for our targeted asset classes is highly competitive and that we will compete with other companies, including NY Life, HSHN and C&W, and individuals for profitable opportunities. Accordingly, we believe our ability to identify, or “source,” such opportunities will be very important to our success and will distinguish us from our competitors. We source our opportunities through an external system consisting of opportunities that may be referred to us by NY Life, HSHN and C&W and an internal system consisting of opportunities generated or discovered by our manager and our experienced senior management team.

Our Asset Approval and Management Process

With respect to our internal system of sourcing potential opportunities, our manager employs an active multi-step process consisting of the following:

•	information research;

•	screening and pursuit of potential transactions;

•	comprehensive due diligence and underwriting;

•	investment committee approval process;

•	closing; and

•	asset management.

Summary Risk Factors

You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 17 prior to deciding whether to invest in our common stock. Some of these risks include:

•	We have no employees and are dependent upon our manager and its key personnel, and we may not find a suitable replacement if our manager terminates the management agreement or the key personnel are no longer available to us.

•	Our manager and investment committee have great latitude within broad operating guidelines approved by our board of trustees in determining the types of assets they may decide are proper assets for us, and transactions approved by our investment committee may not fully reflect the best interests of each of our shareholders.

•	We may compete with NY Life, HSHN and C&W and their respective affiliates for attractive opportunities and may encounter conflicts of interest when we acquire assets from or participate in transactions with these entities.

•	Because we have not committed a portion of the net proceeds of this offering to any specific transaction, and we may not complete the acquisitions of any assets that we have under review as potential acquisitions, investors may not be able to evaluate the economic merits of one or more transactions we may complete. We may be unable to use the net proceeds of this offering on attractive terms, or at all.

•	We have limited operating history and no experience operating as a REIT, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to shareholders.

•	The mortgage loans we expect to acquire and originate and the mortgage loans underlying the CMBS we may acquire are subject to delinquency, foreclosure and loss.

•	Our mezzanine loans involve greater risks of loss than senior loans secured by income producing properties.

•	The repurchase agreements and credit facilities that we use to finance our assets may require us to provide additional collateral.

•	Failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the cash available for distribution to our shareholders.

•	Assuming redemption of all operating partnership units for our common shares of beneficial interest, NY Life, HSHN and USA Real Estate Finance I GmbH & Co. KG would beneficially own approximately %, % and % of our common shares of beneficial interest, respectively, and may be able to significantly influence matters submitted to a vote of our shareholders.

We were formed in the State of Maryland in November 2006. Our principal executive offices are located at 230 Park Avenue, Suite 1150, New York, New York 10169. Our telephone number is (212) 792-7880.

Our Organizational Structure

The following chart illustrates our anticipated structure and ownership upon the closing of this offering.

(1)	NY Credit Trust will be managed by a board of trustees, the majority of which will be independent trustees.

(2)	NY Credit Operating Partnership LP will have an investment committee comprised of four members, two of whom will initially be representatives of NY Life and HSHN, respectively, and will be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer, and one of whom will be appointed by our board of trustees from our senior management team. The investment committee will make decisions pursuant to a majority vote.

(3)	HSHN will own OP units through its affiliate, ROKI LLC.

Substantially all of our business will be conducted through NY Credit Operating Partnership LP, our operating partnership.

The Offering

Common shares of beneficial interest we are offering	shares

Common shares of beneficial interest to be outstanding after this offering	shares(1)

Common shares and OP units to be outstanding after this offering	shares and OP units(2)

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ (or approximately $ if the underwriters fully exercise their over-allotment option), after deducting the underwriters’ discount and placement fee of approximately $ (or approximately $ if the underwriters fully exercise their over-allotment option) and estimated organization and offering expenses of approximately $ payable by us.

We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. We expect that our operating partnership will use the net proceeds as follows:

• approximately $ million to repay indebtedness under our repurchase facility that matures on February 8, 2009, and which accrued interest at a weighted average rate of % as of ;

• $50,000 to acquire all of the membership interests in NY Credit Securities, LLC, currently owned by HSHN, NY Life, C&W and BRK; and

•  the remaining portion, including approximately $      of additional net proceeds if the underwriters fully exercise their over-allotment option, to originate or acquire assets, for working capital purposes and for other general purposes.

See “Use of Proceeds.”

Proposed NYSE symbol

(1)	Includes (A) 100 common shares of beneficial interest issued to Mr. Adamski, our chief executive officer, in connection with our organization, (B) common shares of beneficial interest offered hereby, (C) common shares of beneficial interest to be granted to our manager pursuant to our 2006 equity incentive plan upon the closing of this offering, and (D) restricted shares of beneficial interest to be granted to our independent trustees pursuant to our 2006 equity incentive plan upon the closing of this offering. Excludes OP units outstanding upon completion of this offering that are exchangeable for a total of common shares of beneficial interest owned by NY Life, HSHN and a third party institutional investor. Excludes common shares of beneficial interest that may be issued by us upon exercise of the underwriters’ over-allotment option.

(2)	Includes (A) 100 common shares of beneficial interest issued to Mr. Adamski, our chief executive officer, in connection with our organization, (B) common shares of beneficial interest offered hereby, (C) common shares of beneficial interest to be granted to our manager, its employees and other related parties of our manager pursuant to our 2006 equity incentive plan upon the completion of this offering, (D) restricted shares of beneficial interest to be granted to our independent trustees pursuant to our 2006 equity incentive plan upon the closing of this offering, and

(E) OP units outstanding upon completion of this offering that are exchangeable for a total of common shares of beneficial interest owned by NY Life, HSHN and a third party institutional investor. Excludes common shares of beneficial interest that may be issued by us upon exercise of the underwriters’ over-allotment option.

Restrictions on Ownership of Shares of Beneficial Interest

Our declaration of trust generally prohibits any shareholder, following the completion of this offering, from directly or indirectly owning more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common shares of beneficial interest or more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of beneficial interest.

Our declaration of trust provides that any shares of beneficial interest owned or transferred in violation of the foregoing restrictions will be automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee will acquire no rights in such shares. If the foregoing is ineffective for any reason to prevent a violation of the restriction, then the transfer of such shares will be void.

No person may transfer our shares of beneficial interest or any interest in our shares of beneficial interest if the transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any attempt to transfer our shares of beneficial interest in violation of this limit will be void.

Distribution Policy

To maintain our qualification as a REIT, we are generally required to make annual distributions to our shareholders of at least 90% of our net taxable income (which generally does not equal net income as calculated in accordance with accounting principles generally accepted in the United States) excluding net capital gains. In order to meet the distribution requirements applicable to REITs, we intend to distribute all or substantially all of our net taxable income to our shareholders. The timing and frequency of distributions will be at the discretion of our board of trustees and will depend upon a number of factors deemed relevant by our trustees. Our ability to make distributions to our shareholders will depend upon our receipt of distributions from our operating partnership, which will depend upon our operating partnership’s receipt of returns on its investments. Distributions to our shareholders generally will be taxable to our shareholders as ordinary income. To the extent not inconsistent with maintaining our qualification as a REIT, our TRS may retain any of its after-tax earnings. We may designate dividends paid by us as qualified dividend income to the extent attributable to dividends received from our TRS. See ‘‘U.S. Federal Income Tax Considerations.”

We expect to make our initial distribution beginning with the first quarter of 2007. The amount, record date and payment date of the distribution will be determined by our board of trustees.

Summary Financial Information

The following table shows summary historical consolidated financial information for our predecessor prepared as of and for the six months ended June 30, 2006 and as of and for the period from March 16, 2005 (date of inception) to December 31, 2005. The summary historical consolidated financial information as of and for the period from March 16, 2005 (date of inception) to December 31, 2005 has been derived from our predecessor’s audited consolidated financial statements audited by Grant Thornton, LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The summary historical consolidated financial information as of and for the six months ended June 30, 2006 has been derived from our predecessor’s unaudited interim financial statements included elsewhere in this prospectus. We believe these unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein.

Because the information presented below is only a summary and does not provide all of the information contained in our predecessor’s historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical consolidated financial statements and the related notes, each included elsewhere in this prospectus. We do not consider the results of our predecessor’s operations in these periods to be a meaningful representation of our future financial position or results of operations.

		For the Period from
		March 16, 2005
	For the Six Months Ended	(Date of Inception)
	June 30, 2006	to December 31, 2005
	(Unaudited)
Consolidated Statements of Operations
Revenues
Interest income, net	$3,168,893	$358,985
Other income	409,600	—

Total revenues	3,578,493	358,985

Expenses
Interest expense	1,233,759	—
Management fees	375,000	593,750
Professional fees	69,834	305,646
Organization costs	—	239,800
Insurance	49,737	69,633
Other expenses	26,721	—

Total expenses	1,755,051	1,208,829

Net income (loss)	$1,823,442	$(849,844)

	As of	As of
	June 30, 2006	December 31, 2005
	(Unaudited)
Consolidated Balance Sheets
Assets
Loans held for investment pledged as collateral, net	$65,820,680	$33,439,090
Loan held for sale, pledged as collateral	33,600,000	—
Derivatives, at fair value	409,600	—
Cash	61,915	—
Cash (restricted)	317,830	—
Due from servicer	419,304	—
Interest receivable	511,662	247,197
Deferred financing costs	1,333,818	—
Due from General Partner	1,928,011	374,032
Prepaid expenses	—	149,737
Other assets	686,254	—

Total assets	$105,089,074	$34,210,056

Liabilities
Repurchase agreement including accrued interest of $53,058	$70,200,236	$—
Due to manager	387,802	366,008
Accrued expenses and other liabilities	1,190,744	480,142

Total liabilities	71,778,782	846,150

Partners’ Capital
General partner	653,998	654,979
Limited partners	32,656,294	32,708,927

Total partners’ capital	33,310,292	33,363,906

Total liabilities and partners’ capital	$105,089,074	$34,210,056

RISK FACTORS

Investment in our common shares of beneficial interest involves significant risks. Before making an investment decision, you should carefully consider the following risk factors in addition to the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected. If this were to happen, the price of our common shares of beneficial interest could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Management

We have no employees and are dependent upon our manager and its key personnel, and we may not find a suitable replacement if our manager terminates the management agreement or the key personnel are no longer available to us.

We have no direct employees. The members of our senior management team are also employees and executive officers of our manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of our manager’s senior management team, whose continued service is not guaranteed. If our manager terminates the management agreement, we may not be able to execute our business plan.

Our manager and investment committee have great latitude within broad operating guidelines approved by our board of trustees in determining the types of assets they may decide are proper assets for us, and transactions approved by our investment committee may not fully reflect the best interests of each of our shareholders.

Our manager has very broad responsibilities for administering our business and operations under our management agreement. Our investment committee, of which two of the four members will be nominated by our manager subject only to the approval of our board of trustees, will be responsible for approving transactions recommended by our manager. Our investment committee is authorized to follow very broad operating guidelines, and our board of trustees may not review all proposed transactions. In addition, when conducting periodic reviews, our trustees will rely primarily on information provided to them by our manager and our investment committee. Furthermore, transactions approved by our investment committee may be difficult or impossible to unwind by the time they are reviewed by our trustees. Our manager and investment committee have great latitude within the broad operating guidelines in determining the types of assets they may decide are proper assets for us. Decisions made by our manager and our investment committee and transactions entered into by our investment committee may not fully reflect the best interests of our shareholders.

There are conflicts of interest in our relationship with our manager, which could result in decisions that are not in the best interest of our shareholders.

We are subject to potential conflicts of interest arising out of our relationship with our manager. Some of our manager’s executive officers will also be trustees of our company and members of our senior management team. As a result, the management agreement was not negotiated at arm’s-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

In addition, because the incentive management fee under the management agreement is based on our adjusted earnings, our manager may emphasize the maximization of revenues at the expense of other criteria, such as preservation of capital in evaluating transactions and other management strategies. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our portfolio of assets.

Failure to renew the management agreement without cause requires us to pay substantial amounts of termination fees. If the management agreement is not renewed as set forth in the management agreement, we will be required to pay a termination fee equal to three times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. These provisions may increase the effective cost to us of failing to renew the management agreement, thereby adversely affecting our ability to not renew the management agreement.

We may compete with NY Life, HSHN and C&W and their respective affiliates for attractive opportunities and may encounter conflicts of interest when we acquire assets from or participate in transactions with these entities.

Because NY Life, HSHN and C&W and their respective affiliates invest in assets that may be the same as or similar to our target assets, we may compete with NY Life, HSHN and C&W and their affiliates for opportunities. These entities may determine to pursue attractive opportunities themselves rather than present these and other opportunities to our company.

Although NY Life, HSHN and C&W are not contractually obligated to provide us with access to their transaction pipelines or other resources, we expect that we will acquire assets from, finance a portion of the investments of and participate in transactions with NY Life, HSHN or C&W or their respective affiliates. These transactions will not be the result of arm’s-length negotiations and will involve conflicts between our interests and the interests of NY Life, HSHN or C&W or their respective affiliates in obtaining favorable terms and conditions. There can be no assurance that any procedural protections that may be incorporated into these transactions, such as obtaining independent third-party appraisals, valuations or fairness opinions and the approval of the disinterested members of our investment committee, will be sufficient to assure that the consideration that we pay for these assets will not exceed their fair market value.

NY Life, HSHN and C&W also may continue to hold interests in assets that we acquire from them. The interests that NY Life, HSHN and C&W continue to hold may conflict with our interests in these assets, and they will be under no obligation to subordinate their interests to our interests. Accordingly, decisions made by NY Life, HSHN and C&W to protect their individual interests in these assets may not be in the best interest of our shareholders.

Our board of trustees may change our operating strategy and policies without shareholder consent.

Our board of trustees may change our operating strategy and policies, including our policies with respect to our REIT qualification, acquisitions, growth, operations, indebtedness and distributions, at any time without the consent of our shareholders, which could result in our engaging in transactions that are different from, and possibly riskier than, the transactions described in this prospectus. A change in our operating strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the market price of our common shares of beneficial interest and our ability to make distributions to our shareholders.

Risks Related to Our Business

Because we have not committed a portion of the net proceeds of this offering to any specific transaction, and we may not complete the potential transactions related to any assets that we have under review, investors may not be able to evaluate the economic merits of one or more transactions we may complete. We may be unable to use the net proceeds of this offering on attractive terms, or at all.

Approximately     % of the net proceeds of this offering have not yet been targeted for an asset that we have under review as a potential transaction. Furthermore, we may not complete any potential transactions that we have under review. As a result, investors may not be able to evaluate the economic merits of any transactions we may complete with the net proceeds of this offering prior to purchasing our common shares of beneficial interest in this offering. In addition, our shareholders will not have input on our portfolio decisions. Both of these factors will increase the uncertainty and the risk of investing in our shares.

Until we identify a transaction consistent with our operating criteria, we intend to hold the uncommitted net proceeds of this offering as cash or acquire readily marketable interest-bearing assets that are expected to provide a lower net return than we hope to achieve from our targeted assets until appropriate assets are identified and acquired. We cannot assure you that we will be able to identify assets that meet our operating criteria, that we will be successful in completing any transactions we identify or that one or more transactions we may complete using the net proceeds of this offering will yield the anticipated returns. We may be unable to use the uncommitted net proceeds from this offering on attractive terms, or at all, which could delay receipt by our shareholders of a return on their investment.

We may not be successful in identifying and consummating suitable assets that meet our operating guidelines, which may impede our growth and negatively affect our results of operations.

Integral to our business strategy is continuing origination, acquisition, structuring and trading commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS. Our ability to expand our business requires us to identify suitable assets that meet our operating guidelines and are compatible with our growth strategy. NY Life, HSHN and C&W are not contractually obligated to provide us with access to their transaction pipelines and other resources. We may not be successful in identifying suitable assets or in consummating these transactions on favorable terms or at all, which could slow our anticipated growth and adversely affect our results of operations.

Our ability to consummate transactions on attractive terms and successfully integrate and operate our assets may be constrained by the following significant risks:

•	competition from other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors with significant capital;

•	competition from these other companies may allow borrowers to obtain more favorable terms, which could reduce our profitability;

•	unsatisfactory results of our due diligence investigations or failure to meet other customary closing conditions; and

•	failure to finance an acquisition on attractive terms or at all.

If any of these risks are realized, our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares of beneficial interest may be adversely affected.

Maintenance of our Investment Company Act exemption imposes limits on our operations.

We intend to conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Because we are a holding company that will conduct our businesses through subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries. If we or our subsidiaries fail to maintain our exceptions or exemptions from the Investment Company Act, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on our business and the market price for our common shares of beneficial interest.

In addition, certain of our wholly-owned subsidiaries intend to qualify for an exemption from registration under Section 3(c)(5)(C) of the Investment Company Act, which generally means that at least 55% of each of their portfolios must be comprised of qualifying assets and 80% of each of their portfolios must be comprised of qualifying assets and real estate-related assets under the Investment Company Act. To comply with these regulations, we may from time to time originate or acquire whole loans, B-Notes with certain characteristics and other qualifying assets. Although we intend to monitor our portfolio periodically and prior to each transaction, there can be no assurance that we will be able to maintain this exemption from registration. Further, we may not be able to invest in sufficient qualifying and/or real estate-related assets and future revisions of the Investment Company Act or further guidance from the SEC staff may cause us to lose our exemption or force us to re-evaluate our portfolio and our business strategy. Such changes may prevent us from operating our business successfully.

As part of its duties under the management agreement, our manager periodically evaluates our assets, and also evaluates prior to an origination or acquisition the structure of each prospective asset, to determine whether the asset will be a qualifying asset for purposes of maintaining our exemption or exclusion from registration under the Investment Company Act, and will consult with counsel when necessary. Failure to maintain this exemption or exclusion would require us to significantly restructure our business plan. For example, because affiliate transactions generally are prohibited under the Investment Company Act, failure to maintain our exemption or exclusion would force us to terminate our management agreement and all other agreements with affiliates, which could have a material adverse effect on our ability to operate our business. If the management agreement is terminated, it could constitute an event of default under our credit facilities and financial institutions would have the right to terminate their facilities and their obligation to advance funds to us to finance our future transactions. In addition, we may not be able to identify a replacement manager on favorable terms or at all.

We have limited operating history and no experience operating as a REIT, and we may not be able to successfully operate our business or generate sufficient revenue to make or sustain dividends to shareholders.

We were organized in November 2006, and our predecessor was organized in March 2005. Both we and our predecessor have limited operating history and no experience operating as a REIT. We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our objectives as described in this prospectus and that the value of your investment could decline substantially. Our management team has no experience with the complex rules and regulations governing REITs. There can be no assurance that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain dividends to shareholders.

Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002, and if we fail to develop or maintain an effective system of internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, we may not be able to accurately report our financial results, which may have a material adverse effect on our business and the trading price of our common shares of beneficial interest.

Our internal control over financial reporting does not currently meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act of 2002 that we will eventually be required to meet. In connection with the audit of the financial statements of our predecessor as of December 31, 2005 and for the period from March 16, 2005 (date of inception) to December 31, 2005, Grant Thornton, LLP, our independent registered public accounting firm, has informed us that there was a material weakness in internal controls over the manner in which our predecessor accounted for loan origination costs and certain related party transactions. As a result, our predecessor restated its previously issued financial statements as of December 31, 2005 and for the period from March 16, 2005 (date of inception) to December 31, 2005. We are in the process of enhancing our financial reporting capability by hiring additional finance personnel and developing formalized closing procedures. Our board of trustees and management team are committed to evaluating and continuing to improve our procedures relating to internal controls over our financial reporting. Although these measures are designed to address the issues raised by our independent auditors, these and any future measures may not enable us to remedy these significant deficiencies or avoid other significant deficiencies in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our prior period financial statements, which may have a material adverse effect on our business and the trading price of our common shares of beneficial interest.

We will become subject to additional financial and other reporting and corporate governance requirements that will substantially increase our costs and may be difficult for us to satisfy.

We currently operate our business as a private company. Upon completion of this offering, we will be obligated to file with the SEC certain annual and quarterly information and other reports that are specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, as applicable to U.S. companies. We will also become subject to other new financial and other reporting and corporate governance requirements, including certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose certain compliance obligations upon us. These obligations will require a commitment of additional resources and may in meeting these requirements require the hiring of additional staff and result in the diversion of our senior management’s time and attention from our day to day operations. Prior to our hiring of additional staff for these purposes, we have engaged third party consultants to perform certain financial and other reporting and corporate governance functions. If our profitability is adversely affected because of these costs, the trading price of our shares of beneficial interest may be adversely affected.

We may incur significant debt to finance our portfolio, which may subject us to increased risk of loss.

Our governing documents contain no limitation on the amount of debt we may incur, and our board of trustees may change our debt policy at any time without shareholder approval. Incurring debt could subject us to many risks, including the risks that:

•	our cash flow from operations may be insufficient to make required payments of principal and interest, resulting in the loss of some or all of our assets to foreclosure or sale in order to satisfy our debt obligations;

•	our debt may increase our vulnerability to adverse economic and industry conditions;

•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future business opportunities or other purposes;

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced;

•	the use of leverage could adversely affect our ability to make distributions to our shareholders and the market price of our common shares of beneficial interest; and

•	we may leverage certain of our assets through repurchase agreements. A decrease in the value of the assets may lead to margin calls, which we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

Interest rate fluctuations may cause losses.

Our primary interest rate exposures relate to our loans, CMBS and variable rate debt, as well as our interest rate swaps and caps that we primarily intend to use for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we incur in financing these assets. Changes in the level of interest rates also may affect our ability to originate and acquire assets, the value of our assets and our ability to realize gains from the disposition of such assets.

In a period of rising interest rates, our interest expense could increase, while the interest we earn on our fixed-rate debt assets would not change, which would adversely affect our profitability.

Our operating results depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and the market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us and may limit our ability to make distributions to our shareholders.

The mortgage loans we expect to originate and acquire and the mortgage loans underlying the CMBS we may acquire will be subject to delinquency, foreclosure and loss.

Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expense or limit rents that may be charged;

•	any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates;

•	real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations and limit amounts available for distribution to our shareholders. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

CMBS evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS in our portfolio are subject to all of the risks of the underlying mortgage loans. Significant losses related to our mortgage loan assets would result in operating losses for us and may limit our ability to make distributions to our shareholders.

The B-Notes we own or intend to originate or acquire may be subject to additional risks related to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We have in our portfolio and plan to continue to originate or acquire B-Notes. A B-Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties and (2) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. However, because each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property and so reflect the risks associated with significant concentration. Significant losses related to our B-Notes would result in operating losses for us and may limit our ability to make distributions to our shareholders.

Our mezzanine loan assets involve greater risks of loss than senior loans secured by income producing properties.

We intend to originate or acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income producing real property because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our shareholders.

The preferred equity we may acquire involves a greater risk of loss than traditional debt financing.

We intend to acquire preferred equity, which involves a higher degree of risk than traditional debt financing due to a variety of factors, including the fact that preferred equity is subordinate to the issuer’s traditional debt and is not secured by property. Furthermore, should the issuer fail to meet its obligations to its preferred shareholders, we would only be able to proceed against the entity in which we have an interest, and not the property owned by such entity and underlying our preferred stock. As a result, we may not recover some or all of our initial expenditure, which may limit our ability to make distributions to our shareholders.

Our subordinated loan and subordinated CMBS assets are subject to losses.

We intend to include subordinated loans and may include subordinated CMBS in our portfolio. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy our loan, we may suffer a loss of principal and/or interest. In the event a borrower declares bankruptcy, we may not have full recourse to the assets of the borrower, or the assets of the borrower may not be sufficient to satisfy the loan. In addition, certain of our loans may be subordinate to other debt of the borrower. If a borrower defaults on our loan or on debt senior to our loan, or in the event of a borrower bankruptcy, our loan will be satisfied only after the senior debt is paid in full. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the “first loss” subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to our assets, we will not be able to recover all of our initial expenditure for the securities we purchase. Likewise, we may not be able to recover some or all of our initial expenditure for certain subordinated loans in which we obtain interests. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related CMBS, the securities in our portfolio may effectively become the “first loss” position behind the more senior securities, which may result in significant losses to us.

An economic downturn could increase the risk of loss on our subordinated CMBS assets. The prices of lower credit-quality securities, such as the subordinated CMBS, that we may include in our portfolio, are generally less sensitive to interest rate changes than more highly rated assets, but are more sensitive to adverse economic downturns or individual property developments. An economic downturn or a projection of an economic downturn could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying CMBS to make principal and interest payments may be impaired. In such event, existing credit support to a securitized structure may be insufficient to protect us against loss of our principal on these securities. Significant losses related to our subordinated loan and subordinated CMBS would result in operating losses for us and may limit our ability to make distributions to our shareholders.

Bridge loans will involve a greater risk of loss than traditional investment-grade mortgage loans with fully insured borrowers.

We intend to provide bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition, construction or redevelopment of a property. The borrower has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our initial expenditure.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a bridge loan. Bridge loans therefore are subject to risks of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our bridge loans, the value of our company and the price of our common shares of beneficial interest may be adversely affected.

To the extent we acquire REIT securities, these assets will be subject to specific risks related to the particular REIT issuer of the securities and to the general risks of owning subordinated real estate securities.

To the extent we acquire REIT securities, these assets will involve special risks related to the particular REIT issuer of the securities, including the financial condition and business outlook of the issuer. REITs generally are required to invest substantially in real estate or real estate-related assets, including mortgage loans, and are subject to the inherent risks associated with real estate-related assets discussed in this prospectus.

Any REIT securities that we may acquire will also be subject to the risks described above with respect to mortgage loans and CMBS and similar risks, including (1) risks of delinquency and foreclosure, and risks of loss in the event thereof, (2) the dependence upon the successful operation of and net income from real property, (3) risks generally incident to interests in real property, and (4) risks that may be presented by the type and use of a particular commercial property.

REIT securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also acquire REIT securities that are rated non-investment grade or not rated. As a result, REIT securities are also subject to risks of (1) limited liquidity in the secondary trading market, (2) substantial market price volatility resulting from changes in prevailing interest rates, (3) subordination to the prior claims of banks and other senior lenders to the issuer, (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (5) the possibility that earnings of the REIT security issuer may be insufficient to meet its debt service and dividend obligations and (6) the declining creditworthiness and potential for insolvency of the issuer of such REIT securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT securities and the ability of the issuers thereof to repay principal and interest or make dividend payments to their shareholders, including us.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of any CDO we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount. This excess collateral requirement is commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on rating agencies’ (or the financial guaranty insurer’s, if applicable) analyses of the characteristics of the assets pledged to collateralize the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses and/or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets pledged to secure CDOs. We cannot assure you that the performance tests will be satisfied. In addition, we cannot assure you, in advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, of the actual terms of the delinquency tests, over-collateralization requirements, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase, which would adversely affect our operating income and may limit our ability to make distributions to our shareholders.

If credit spreads widen before we obtain long-term financing for our assets, the value of our assets may suffer.

We intend to price our assets based on our assumptions about future levels of credit spreads for financing of those assets. We expect to obtain long-term financing for these assets using structured financing techniques. Such issuances entail interest rates set at a spread over a certain benchmark, such as the yield on U.S. Treasury obligations, swaps or LIBOR. If the spread that investors will pay over the benchmark widens and the rates we charge on our loans or the income we generate from our other assets are not increased accordingly, we may experience a material adverse effect on our income or may experience losses.

Our real estate assets are subject to risks particular to real property.

We will own assets secured by real estate and may own real estate directly. Real estate assets are subject to various risks, including:

•	acts of God, including earthquakes, floods and other natural disasters, terrorist attacks and acts of war, including the consequences of terrorist attacks and acts of war, any of which may result in uninsured losses;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and zoning ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under insured property losses.

If any of these or similar events occurs, it may reduce our return from an affected property and reduce or eliminate our ability to make distributions to our shareholders.

Any leasing delays, tenant bankruptcies, non-renewals of leases or lease non-compliance by tenants could adversely affect our results of operations and financial condition.

To the extent we acquire net leased real estate, we will receive income in the form of lease payments under net leases. With respect to that income, therefore, we will be dependent upon the payment of lease payments and performance of other lease obligations, such as maintenance of properties, payment of taxes, utilities and other charges and maintenance of insurance, by our tenants under the leases. We have no control over the success or failure of our tenants’ businesses and, at any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. As a result, our tenants may delay lease commencement or renewal, fail to make lease payments when due or declare bankruptcy. Any leasing delays, tenant failures to make lease payments when due or tenant bankruptcies could result in the termination of the tenant’s lease and, particularly in the case of a large tenant, material losses to us and harm to our ability to make distributions to our shareholders or otherwise operate our business.

If tenants are unable to comply with the terms of our leases, we may be forced to modify lease terms in ways that are unfavorable to us. Alternatively, the failure of a tenant to perform under a lease or to extend a lease upon expiration of its term could require us to declare a default, repossess the property, find a suitable replacement tenant, operate the property or sell the property. There is no assurance that we will be able to lease the property on substantially equivalent or better terms than the prior lease, or at all, find another tenant, successfully reposition the property for other uses, successfully operate the property or sell the property on terms that are favorable to us.

Any bankruptcy filings by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that tenant or seize its property, unless we receive an order permitting us to do so from the bankruptcy court, which we may be unable to obtain. A tenant bankruptcy could also delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a tenant assumes the lease while in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if any, which could adversely affect our results of operations and cash flow. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs.

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the market price of our common shares of beneficial interest and our ability to distribute dividends.

We depend upon the availability of adequate funding and capital for our operations. As a REIT, we are required to distribute annually at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, to our shareholders and are therefore not able to retain significant amounts of our earnings for new transactions. However, NY Credit TRS Inc. and NY Credit Securities, LLC, our TRSs, are able to retain (and likely will retain) earnings for new transactions, subject to the REIT requirements, which place a limitation on the relative value of TRS securities owned by a REIT. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common shares of beneficial interest and our ability to make distributions to our shareholders.

The repurchase agreements and credit facilities that we use to finance our assets may require us to provide additional collateral.

We intend to use credit facilities, including repurchase agreements, to finance our assets. If the market value of the loans pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced. We may not have the funds available to pay down our debt, which could result in defaults. Posting additional collateral to support our credit facilities will reduce our liquidity and limit our ability to leverage our assets. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate the maturity of our indebtedness, increase interest rates and terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the United States bankruptcy laws.

Further, credit facility providers may require us to maintain a certain amount of unused cash or to set aside unlevered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Our repurchase facility contains, and any future financing that we may obtain may contain, financial covenants that could limit our operations and our ability to make distributions to our shareholders.

Our repurchase facility with Greenwich Capital Financial Products, Inc., or Greenwich, contains financial covenants that could limit our operations and our ability to make distributions to our shareholders, including covenants that:

•	prohibit the average loan to value ratio of each asset securing the facility from exceeding 85%,

•	prohibit the weighted average loan to value ratio of all assets securing the facility from exceeding 80%,

•	require us to maintain minimum liquidity of at least $5 million in cash and cash equivalents during the term of the facility including unfunded commitments,

•	require us to maintain a minimum net worth of at least $50 million,

•	prohibit our leverage ratio of debt to equity from exceeding 4.0 to 1.0, and

•	prohibit the ratio of our cash flow to interest on all of our debt from falling below 1.25 to 1.0.

In addition, after the occurrence and during the continuation of a default, our subsidiary NY Credit Funding I, LLC may not, without the prior written consent of Greenwich, make any distributions or payments on account of or set aside assets for any of its equity or make any distribution in respect of any of its equity, other than to our operating partnership for payment of fees, taxes, costs and expenses of our operating partnership approved by Greenwich.

Failure to meet our financial covenants could result from, among other things, changes in our results of operations, the incurrence of debt or changes in general economic conditions. Greenwich has a consent right with respect to the inclusion of assets in the facility, will determine periodically the market value of the assets, and will have the right to require additional collateral if the estimated market value of the included assets declines. These provisions may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our shareholders.

In addition, under any future financing we may obtain, lenders could impose restrictions on us that would affect our ability to incur additional debt, our capability to make distributions to shareholders and our flexibility to determine our operating policies. Loan documents we execute may contain negative covenants that may limit, among other things, our ability to repurchase shares of beneficial interest, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts, which could limit our ability to execute our business plan.

Failure to comply with any of the covenants in our repurchase facility or any future financing could result in a default under one or more of our debt instruments. This could cause one or more of our lenders to accelerate the timing of payments and may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our shareholders and the trading price of our common shares of beneficial interest.

Our insurance, or the insurance of our borrowers, on our real estate and on our real estate collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorist attacks or acts of war that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorist attacks or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

We expect many of our assets to be illiquid, and we may not be able to vary our portfolio in response to changes in economic and other conditions.

The real estate securities that we purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the CMBS and REIT securities we may acquire and all of the B-Notes that we intend to originate or acquire will be traded in private, unregistered transactions and will therefore be subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans that we will originate will be particularly illiquid assets due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default. Because many of our assets may be relatively illiquid, our ability to promptly sell one or more of the assets in our portfolio in response to changing economic, financial and market conditions may be limited.

Our hedging transactions may not be effective and may limit our gains or result in losses.

We intend to use derivative instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in our risk management strategy to limit the effects of changes in interest rates on our operations. Our primary hedging strategy will consist of entering into interest rate swap contracts. Additionally, we may in certain select instances choose to hedge our exposure to fluctuations in CMBS credit spreads by purchasing swaps written against a broad-based CMBS securities index. The value of our forwards, futures and swaps may fluctuate over time in response to changing market conditions and will tend to change inversely with the value of the risk in our liabilities that we intend to hedge. Hedges are sometimes ineffective because the correlation between changes in value of the underlying asset and the derivative instrument is less than was expected when the hedging transaction was undertaken. Because most of our hedging activity is intended to cover the period between origination or purchase of loans and their eventual sale or securitization, unmatched losses in our hedging program tend to occur when the planned securitization fails to occur, or if the hedge proves to be ineffective.

Our hedging transactions, which are intended to limit losses, may actually limit gains and increase our exposure to losses. The use of derivatives to hedge our liabilities carries certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to shareholders and that these losses may exceed the amount expended for such instruments. A hedge may not be effective in eliminating all of the risks inherent in any particular position and could result in higher interest rates than we would otherwise have. In addition, there will be many market risks against which we may not be able to hedge effectively. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates, and restrictions in the Internal Revenue Code applicable to REITs may limit our ability to hedge our interest rate exposure. Our profitability may be adversely affected during any period as a result of the use of derivatives.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increase as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk because they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

We may not be able to acquire eligible securities for a CDO issuance or may not be able to issue CDO securities on attractive terms, which may require us to seek more costly financing for our assets or to liquidate assets.

We intend to finance a significant portion of our assets on a non-recourse long-term basis, such as through the issuance of CDOs. During the period that we are acquiring these assets, we intend to finance our purchases through relatively short-term warehouse facilities. We will use these short-term warehouse facilities to finance the acquisition of loans until a sufficient quantity of loans is accumulated, at which time we may refinance these loans through a securitization, such as a CDO issuance, or other long-term financing. As a result, we will be subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible loans to maximize the efficiency of a CDO issuance. We will also bear the risk that we will not be able to obtain a warehouse facility or may not be able to renew any warehouse facility after it expires should we find it necessary to extend our facility to allow more time to seek and acquire such eligible loans. Inability to renew our warehouse facility may require us to seek more costly financing for our assets or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a CDO to finance these assets, we may be required to seek such other forms of potentially less attractive financing or otherwise to liquidate the assets.

Prepayments can adversely affect yields on our assets.

The yield on our assets may be affected by the rate of prepayments differing from our projections. Prepayments on debt instruments, where permitted under the debt documents, are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining interest rates, prepayments on mortgage and other loans generally increase, and the proceeds of prepayments received during these periods are likely to be reused by us, if at all, in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to expend for assets with higher yields. In addition, we may acquire assets at a discount or premium and if the asset does not repay when expected, our anticipated yield may be adversely affected. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our cost of acquisition of certain assets.

We may be adversely affected by unfavorable economic changes in geographic areas where the properties underlying our assets may be concentrated.

Adverse conditions in the areas where the properties underlying our assets may be located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) may have an adverse effect on the value of our future properties. A material decline in the demand or the ability of tenants to pay rent for office and industrial space in these geographic areas may result in a material decline in our cash available for distribution to our shareholders.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could harm our operations.

We believe the risks associated with our business will be more acute during periods of economic slowdown or recession if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new mortgage loan originations because borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Further, declining real estate values significantly increase the likelihood that we will incur losses on our loans in the event of default. Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate, sell and securitize loans, which would significantly harm our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our shareholders.

We will be subject to significant competition, and we may not compete successfully.

We will be subject to significant competition with respect to our acquisition of assets with other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies and other investors. Some of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us that may inhibit our ability to compete successfully for assets.

Risks Related to Our Taxation as a REIT

Failure to qualify as a REIT would subject us to U.S. federal income tax and potentially increased state and local taxes, which would reduce the amount of cash available for distribution to our shareholders.

We intend to operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. However, the U.S. federal income tax laws governing REITs are complex. The complexity of these provisions and of the applicable U.S. Treasury Department regulations that have been promulgated under the Internal Revenue Code, or Treasury Regulations, is greater in the case of a REIT that, like us, holds its assets through a partnership, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature of our assets and our income, the ownership of our outstanding shares of beneficial interest, and the amount of our distributions. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our shareholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our shareholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our net taxable income to our shareholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

Even if we qualify as a REIT for U.S. federal income tax purposes, we may be required to pay some U.S. federal, state and local taxes on our income or property and, in certain cases, a 100% penalty tax in the event we sell property, including mortgage loans, held as inventory or held primarily for sale to customers in the ordinary course of business, or if a TRS of ours enters into agreements with us on a basis that is determined to be other than arm’s-length. In addition, any TRS we own will be required to pay regular U.S. federal, state and local income taxes on its taxable income, including income from the sale of any loans that it holds in portfolio, as well as any other applicable taxes.

Our qualification as a REIT and exemption from U.S. federal income tax with respect to certain assets may be dependent on the accuracy of legal opinions rendered to or statements by the issuers of securities in our portfolio.

When purchasing securities, we may rely on opinions of counsel for the issuer of such securities, or statements made in related offering documents, for purposes of determining whether such securities represent debt or equity securities for U.S. federal income tax purposes or whether the issuer of such securities is qualified as a REIT for U.S. federal income tax purposes, and therefore to what extent those securities constitute real estate assets for purposes of the REIT asset tests and produce income which qualifies under the 75% REIT gross income test. In addition, when purchasing CDO equity, we may rely on opinions of counsel regarding the qualification of the CDO for exemption from U.S. federal income tax and the qualification of interests in such CDO as debt for U.S. federal income tax purposes. Moreover, if the issuer of any REIT equity securities in our portfolio were to fail to qualify as a REIT, the securities of such issuer held by us will fail to qualify as real estate assets for purposes of our REIT qualification and the income generated by such securities will not represent qualifying income for purposes of the 75% REIT gross income test and therefore could cause us to fail to qualify as a REIT. Thus, the inaccuracy of any such opinions or statements may adversely affect our REIT qualification and result in significant corporate-level tax.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations, as any income that we generate from transactions intended to hedge our interest rate and currency risks will generally constitute income that does not qualify for purposes of the 75% REIT gross income test and will also be treated as nonqualifying income for purposes of the REIT 95% gross income test unless specified requirements are met. In addition, any income from other hedges would generally constitute nonqualifying income for purposes of both the 75% and 95% REIT gross income tests. See “U.S. Federal Income Tax Considerations—Gross Income Tests—Hedging Transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Your investment has various U.S. federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in our common shares of beneficial interest are described in “U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in our common shares of beneficial interest.

Dividends payable by REITs generally do not qualify for the reduced tax rates.

Legislation enacted in 2003 generally reduced the maximum U.S. federal income tax rate for dividends payable to domestic shareholders that are individuals, trusts and estates to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT issuers that pay dividends, which could adversely affect the value of the shares of REITs, including our common shares of beneficial interest.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our shareholders.

In order to qualify as a REIT each calendar year, we must distribute to our shareholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. If we satisfy this distribution requirement, but distribute less than 100% of our net taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% our undistributed taxable income from prior years.

We intend to distribute our net taxable income to our shareholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. There is no requirement that a TRS distribute its after-tax net income to its parent REIT, and our TRS may determine not to make distributions to us.

Our taxable income for U.S. federal income tax purposes may substantially exceed our GAAP net income because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may originate or acquire assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. An example of these assets may be debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (we refer to such excess as original issue discount or OID), such that we will be required to include in our taxable income a portion of the OID each year that the instrument is held before we receive any corresponding cash. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income for purposes of the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate assets at prices or times that we regard as unfavorable in order to satisfy the 90% distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

No more than 20% of the value of our assets may consist of stock or securities of one or more TRSs, and our failure to comply with this and other limitations relating to TRSs could jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income for purposes of the 75% and 95% REIT gross income tests if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay U.S. federal, state and local income tax at regular corporate rates on any net income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to ensure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our TRSs will pay U.S. federal, state and local tax on their taxable income. While our TRSs may distribute their after-tax net income to us, they are not required to do so, subject to the 20% value limitation described above. We anticipate that the aggregate value of the TRS stock and securities owned by us will be less than 20% of the value of our total assets, including the TRS stock and securities, and we will monitor the value of our investment in TRSs to ensure compliance with such limitation, which is tested at the close of each calendar quarter. In addition, we will scrutinize all of our transactions with our TRSs to avoid incurring the 100% excise tax described above. However, the value of the securities that we hold in our TRSs, and the terms of our transactions with our TRSs, may not be subject to precise valuation or arm’s-length validation. Accordingly, there can be no assurance that we will be able to comply with the 20% limitation discussed above or to avoid incurring the 100% excise tax discussed above.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage loans or preferred equity assets to repay obligations to our lenders, we may be unable to comply with these requirements, thereby jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as inventory or property held primarily for sale to customers in the ordinary course of business.

The share ownership limits that apply to REITs, as prescribed by the Internal Revenue Code and by our declaration of trust, may inhibit market activity in our shares of beneficial interest and restrict our business combination opportunities.

In order for us to qualify as a REIT, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after the first year for which we elect to qualify as a REIT. Our declaration of trust, with certain exceptions, authorizes our trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, no person may own more than 9.8%, by value or by number of shares, whichever is more restrictive, of our outstanding common shares of beneficial interest or more than 9.8%, by value or by number of shares, whichever is more restrictive, of our outstanding shares of beneficial interest following the completion of this offering. Our board may grant such an exemption in its sole discretion, subject to conditions, representations and undertakings as it may determine. These ownership limits could delay or prevent a transaction or a change in control of our company that might involve a premium price for our common shares of beneficial interest or otherwise be in the best interest of our shareholders.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations — Taxation of REITs in General.” In addition, any TRSs we own will be subject to U.S. federal, state and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including TRSs. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our shareholders.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature of our assets, the amounts we distribute to our shareholders and the ownership of our shares of beneficial interest. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate otherwise profitable assets.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and designated real estate assets, including certain mortgage loans, CMBS and shares in other REITs. The remainder of our ownership of securities, other than government securities and real estate assets, generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets, other than government securities and real estate assets, can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Asset Tests.” If we fail to comply with these requirements at the end of any calendar quarter after the first calendar quarter for which we qualify as a REIT, we must generally correct such failure within 30 days after the end of the calendar quarter to avoid losing our REIT qualification. As a result, we may be required to liquidate otherwise profitable assets prematurely, which could reduce our return on an asset, which could adversely affect returns to our shareholders.

The “taxable mortgage pool” rules may increase the U.S. federal income taxes that we or our shareholders may incur and may limit the manner in which we effect our securitizations.

We anticipate that certain of our securitizations could be considered to result in the creation of taxable mortgage pools for U.S. federal income tax purposes. To the extent we enter into such a securitization, we would likely do so through a subsidiary REIT, the equity of which would be substantially owned by our operating partnership. As long as we own 100% of the equity interests in a taxable mortgage pool through a subsidiary of our operating partnership that qualifies as a REIT, we should generally not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of shareholders, such as non-U.S. shareholders eligible for treaty benefits, shareholders with net operating losses, and tax-exempt shareholders that are subject to the unrelated business income tax, will be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. The U.S. Treasury Department has recently issued guidance on the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool. Accordingly, shareholders should be aware that we expect to engage in transactions that will likely result in a portion of our dividend income being considered excess inclusion income. In addition, to the extent that our shares of beneficial interest are owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to the tax on unrelated business income, we will be subject to a corporate level tax on a portion of our income from the taxable mortgage pool. If a shareholder is a REIT, regulated investment company, or RIC, common trust fund, or other pass through entity its allocable share of any excess inclusion income would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. Moreover, our subsidiary REIT would be precluded from selling equity interests in such securitizations to outside investors, or selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for U.S. federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

Finally, if a REIT through which we held taxable mortgage pool securitizations were to fail to qualify as a REIT, our taxable mortgage pool securitizations will be treated as separate taxable corporations for U.S. federal income tax purposes.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

The failure of a mezzanine loan or a loan subject to a repurchase agreement to qualify as a real estate asset could adversely affect our ability to qualify as a REIT.

Our predecessor has originated or acquired, and we will likely continue to originate or acquire, mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. The Internal Revenue Service, or IRS, has provided a safe harbor pursuant to which a mezzanine loan, if its meets each of the requirements contained in the Revenue

Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We may acquire mezzanine loans that may not meet all of the requirements for reliance on this safe harbor. In the event we own a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and income tests, and if such a challenge were sustained, we could fail to qualify as a REIT.

In addition, our predecessor has entered into, and we intend to continue to enter into, sale and repurchase agreements under which we nominally would sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT would be adversely affected.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares of beneficial interest.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our shareholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

The power of our board of trustees to revoke our REIT election without shareholder approval may cause adverse consequences to our shareholders.

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interests to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to U.S. federal income tax on our net taxable income, and we would no longer be required to distribute most of our net taxable income to our shareholders, which may have adverse consequences on the value of our common shares of beneficial interest and the total return to our shareholders.

Risks Related to Our Organization and Structure

Assuming redemption of all operating partnership units for shares of our beneficial interest, NY Life, HSHN and USA Real Estate Finance I GmbH & Co. KG would beneficially own approximately  %,  %, and  % of our common shares of beneficial interest, respectively, and may be able to significantly influence matters submitted to a vote of our shareholders.

Assuming redemption of all operating partnership units for shares of our common beneficial interest, NY Life, HSHN and USA Real Estate Finance I GmbH & Co. KG would beneficially own approximately  %,  %, and  % of our outstanding common shares of beneficial interest, respectively. If any of these investors causes the redemption of these operating partnership units and we elect to issue shares of our beneficial interest in exchange for such units, such investors may be able to significantly influence the election of all of the members of our board of trustees and the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness and the issuance of any additional or other equity securities. These investors’ influence over us may not always be exerted in a manner consistent with the interests of our other shareholders.

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, applicable to real estate investment trusts may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common shares of beneficial interest with the opportunity to realize a premium over the then-prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder and, thereafter, imposes special appraisal rights and special shareholder voting requirements on these combinations. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations (1) between us and our affiliates and (2) between us and any person who has not otherwise become an interested shareholder, provided that such business combination is first approved by our board of trustees (including a majority of our trustees who are not affiliates or associates of such person).

The “control share” provisions of the MGCL provide that “control shares” of a Maryland real estate investment trust (defined as shares which, when aggregated with other shares controlled by the shareholder, entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our trustees who are also our employees. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of our company under the circumstances that otherwise could provide the holders of our common shares of beneficial interest with the opportunity to realize a premium over the then current market price. Our declaration of trust contains a provision whereby we elect to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of trustees. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Business Combinations” and “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Control Share Acquisitions.”

Our authorized but unissued common and preferred shares of beneficial interest may prevent a change in our control.

Our declaration of trust authorizes us to issue additional authorized but unissued common or preferred shares of beneficial interest. In addition, our board of trustees may, without shareholder approval, increase the aggregate number of our shares of beneficial interest or the number of shares of beneficial interest of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred shares of beneficial interest and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of common or preferred shares of beneficial interest that could delay or prevent a transaction or a change in control that might involve a premium price for our common shares of beneficial interest or otherwise be in the best interest of our shareholders.

Through a wholly owned subsidiary, we are the general partner of our operating partnership and, should the subsidiary be disregarded, we could become liable for the debts and other obligations of our operating partnership beyond the amount of our initial expenditure.

Through our wholly owned subsidiary, NYCT Business Trust I, we are the sole general partner of our operating partnership, NY Credit Operating Partnership LP, and upon the consummation of this offering and the organization transactions, will own     % of the OP units in the operating partnership. If NYCT Business Trust I were disregarded as the general partner, we would be liable for our operating partnership’s debts and other obligations. In such event, if our operating partnership is unable to pay its debts and other obligations, we will be liable for such debts and other obligations beyond the amount of our expenditure for ownership interests in our operating partnership. These obligations could include unforeseen contingent liabilities and could materially adversely affect our financial condition, operating results and ability to make distributions to our shareholders.

Conflicts of interest could arise as a result of our relationship with our operating partnership.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our trustees and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, as the general partner of our operating partnership through our wholly owned subsidiary, we have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership.

Our duties as a general partner, through our wholly owned subsidiary, to our operating partnership and its partners may come into conflict with the duties of our trustees and officers to our company. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our company or the limited partners of our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, our wholly owned subsidiary, as the general partner of the operating partnership, nor any of our trustees or officers, will be liable or accountable for damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, trustees, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, except that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement or (3) a criminal proceeding in which the person had reasonable cause to believe the act or omission was unlawful.

If in the future we issue OP units to third parties who contribute real property or other assets to us, and we subsequently sell or refinance the contributed property, the partners who contributed the asset may recognize taxable income that is disproportionate to the income we recognize. In addition, a sale of all or substantially all of our assets, or a merger or other business combination transaction that we undertake in the future, could result in adverse tax consequences to the limited partners of our operating partnership. In each case the tax consequences to our limited partners may be disproportionate to the tax consequences of the transaction to us or our shareholders. As a result, it is possible under certain circumstances that we could be required to obtain the consent of the limited partners of our operating partnership in order to proceed with one of the foregoing transactions, and as part of the contribution we may agree to refrain from such transactions for a period of time or indemnify the contributors for their resulting tax liability. If we are unable to obtain the consent of our limited partners, we may be unable to proceed with the transaction even if our board of trustees and our senior management team believe the transaction is in the best interests of our company and our shareholders.

Risks Related to this Offering

There is no public market for our common shares of beneficial interest.

Our common shares of beneficial interest are newly issued securities for which there is no established trading market. We expect to apply to list our common shares of beneficial interest on the New York Stock Exchange, or NYSE, but no assurance can be given as to:

•	the likelihood that an active market for our common shares of beneficial interest will develop;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their common shares of beneficial interest; or

•	the price that our shareholders may obtain for their common shares of beneficial interest.

Even if an active trading market develops, the market price for our common shares of beneficial interest may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the industry in which we operate;

•	increases in market interest rates that may lead purchasers of our common shares of beneficial interest to demand a higher yield which, if our distributions do not rise, will mean our share price will fall;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

The purchase price per common share of beneficial interest may not accurately reflect its actual value.

The purchase price per common share of beneficial interest offered under this prospectus reflects negotiations between us and the underwriters. The purchase price may not accurately reflect the value of our common shares of beneficial interest, and the offering price may not be realized upon any subsequent disposition of the shares.

If you purchase our common shares of beneficial interest in this offering, you will experience immediate and significant dilution in the book value per common share of beneficial interest offered in this offering equal to $      per share.

We expect the offering price of our common shares of beneficial interest to be significantly higher than the book value per outstanding common share of beneficial interest immediately after completion of this offering. If you purchase our common shares of beneficial interest in this offering, you will incur immediate dilution of approximately $      in the book value per common share of beneficial interest from the price you pay for our common shares of beneficial interest in this offering. In addition, the exercise of the underwriters’ over-allotment option, the issuance of our common shares of beneficial interest in connection with property, portfolio or business acquisitions and other issuances of our common shares of beneficial interest in connection with our compensation programs or otherwise, may result in further dilution to investors in this offering.

Future sales of our common shares of beneficial interest may depress the market price of our common shares of beneficial interest.

We cannot predict whether future issuances of our common shares of beneficial interest or the availability of shares for resale in the open market will decrease the market price per common share of beneficial interest. Upon completion of this offering, we will have      common shares of beneficial interest outstanding on a fully diluted basis,      of which will not be freely tradable without restriction or registration under the Securities Act of 1933, as amended, or the Securities Act. In addition, our trustees, officers and investors in our operating partnership will have entered into lock-up agreements with the underwriters with respect to their common shares of beneficial interest, which are described in “Underwriting.” Friedman, Billings, Ramsey & Co., Inc., on behalf of the underwriters, at any time and without notice, may release all or any portion of the common shares of beneficial interest subject to the lock-up agreements. If the restrictions under the lock-up agreements are waived, our common shares of beneficial interest will be available for sale, which could reduce the market price for our common shares of beneficial interest.

We also may issue from time to time additional common shares of beneficial interest in connection with property, portfolio or business acquisitions and may grant demand or piggyback registration rights in connection with such issuances. Any sales of a substantial number of our common shares of beneficial interest, or the perception that such sales might occur, may cause the market price of our common shares of beneficial interest to decline.

Future offerings of debt securities, which would rank senior to our common shares of beneficial interest upon our liquidation, and preferred shares of beneficial interest, which may be senior to our common shares of beneficial interest for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common shares of beneficial interest.

In the future, we may attempt to increase our capital resources by making offerings of debt or preferred shares of beneficial interest. Upon liquidation, holders of our debt securities and preferred shares of beneficial interest and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common shares of beneficial interest. In addition, our preferred shares of beneficial interest, if issued, could have a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common shares of beneficial interest. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Future offerings of debt securities or preferred shares of beneficial interest may adversely affect the market price of our common shares of beneficial interest.

We have not established a minimum distribution payment level, and we cannot assure you that we will be able to pay distributions in the future.

We intend to pay quarterly distributions and to make distributions to our shareholders in amounts such that all or substantially all of our net taxable income each year, subject to certain adjustments, is distributed. We have not established a minimum distribution payment level, and our ability to pay distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, REIT distribution requirements and such other factors as our board of trustees may deem relevant from time to time. We cannot assure you that we will be able to pay distributions in the future.

An increase in market interest rates may have an adverse effect on the market price of our common shares of beneficial interest.

One of the factors that investors may consider in deciding whether to buy or sell our common shares of beneficial interest is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common shares of beneficial interest is based primarily on the earnings and return that we derive from our assets and not from market value of the assets themselves, then interest rate fluctuations and capital markets will likely affect the market price of our common shares of beneficial interest. For instance, if market interest rates rise without an increase in our distribution rate, the market price of our common shares of beneficial interest could decrease as potential investors may require a higher distribution yield on our common shares of beneficial interest or seek other securities paying higher distributions or interest rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate and bond markets specifically;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);

•	availability of capital to us;

•	our ability to obtain future financing arrangements;

•	availability of investment opportunities;

•	the degree and nature of our competition;

•	our dependence on our manager and inability to find a suitable replacement if our manager were to terminate its management agreement with us;

•	changes in the relationships among, changes in the business or investment objectives of, and conflicts of interest among, our company, NY Life, HSHN and C&W;

•	limitations imposed on our business discretion by our exemptions under the Investment Company Act;

•	changes in interest rates and interest rate spreads;

•	changes in GAAP;

•	lack of availability of qualified personnel;

•	market trends;

•	policies and rules applicable to REITs; and

•	other factors discussed under the heading “Risk Factors.”

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus.

The risk factors and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $      (or approximately $      if the underwriters fully exercise their over-allotment option), after deducting the underwriting discounts and commissions of approximately $      (or approximately $      if the underwriters fully exercise their over-allotment option) and estimated organization and offering expenses of approximately $      payable by us.

We will contribute the net proceeds of this offering to our operating partnership in exchange for OP units. We expect that our operating partnership will use the net proceeds as follows:

•	approximately $ million to repay indebtedness under our repurchase facility that matures on February 8, 2009, and which accrued interest at a weighted average rate of % as of ;

•	$50,000 to acquire all of the membership interests in NY Credit Securities, LLC, currently owned by HSHN, NY Life, C&W and BRK; and

•	the remaining portion, including approximately $ of additional net proceeds if the underwriters fully exercise their over-allotment option, to originate or acquire assets, for working capital purposes and for other general purposes.

Pending the use of the remaining net proceeds of this offering to originate or acquire assets and for working capital purposes and other general purposes, we intend to acquire readily marketable interest-bearing assets that are expected to provide a lower net return than we hope to achieve from our target assets until appropriate assets are identified and acquired. Such assets may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

DISTRIBUTION POLICY

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2007. In order to qualify as a REIT, we must annually distribute to our shareholders an amount at least equal to:

•	90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain); plus

•	90% of the excess of our net income from foreclosure property over the tax imposed on such income by the Internal Revenue Code; less

•	any excess non-cash income (as determined under Section 857 of the Internal Revenue Code).

We will not be required to make distributions with respect to income derived from the activities conducted by our TRSs that is not distributed to us. See “U.S. Federal Income Tax Considerations.”

To qualify as a REIT and to avoid paying U.S. federal tax on our income, we intend to make distributions of all or substantially all of our net taxable income to holders of our common shares of beneficial interest out of assets legally available therefor. The timing and frequency of any distributions we make will be at the discretion of our board of trustees and will depend upon a number of factors, including the following:

•	actual results of operations;

•	the timing of the expenditure of the proceeds of this offering;

•	debt service requirements;

•	capital expenditure requirements for our properties;

•	our net taxable income;

•	REIT distribution requirements;

•	our general and administrative expenses; and

•	other factors that our board of trustees may deem relevant.

Our ability to make distributions to our shareholders will depend, in part, upon receipt of distributions from our operating partnership, which will depend upon our operating partnership’s receipt of returns on its investments. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, please see “Risk Factors”.

We anticipate that our distributions will generally be taxable as ordinary income to our shareholders, although a portion of our distributions may be designated by us as long-term capital gain to the extent attributable to capital gain recognized by us or, to the extent such distributions exceed our earnings and profits for tax purposes but do not exceed your basis in your shares, generally will constitute a return of capital. Additionally, we may designate dividend income received by us from our TRSs as qualified dividend income. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. To the extent not inconsistent with maintaining our qualification as a REIT, our TRS may retain any of its after-tax earnings.

We expect to make our initial distribution beginning with the first quarter of 2007. The amount, record date and payment date of the distribution will be determined by our board of trustees.

CAPITALIZATION

The following table sets forth:

•	our predecessor’s consolidated capitalization on an actual basis as of June 30, 2006;

•	our consolidated capitalization on a pro forma basis, taking into account the organization transactions as if they had occurred on June 30, 2006; and

•	our consolidated capitalization on a pro forma as adjusted basis taking into account both the organization transactions and this offering, including the application of the net proceeds as described in “Use of Proceeds,” as if they had occurred on June 30, 2006.

You should read this table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes, included elsewhere in this prospectus.

	Consolidated
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(Unaudited)
	(dollars in thousands, except
	per share amounts)

Repurchase facility(1)	$70,200

Minority interest in operating partnership	—
Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value per share, no shares authorized actual, 50,000,000 shares authorized pro forma and pro forma as adjusted; no shares issued and outstanding actual, pro forma, and pro forma as adjusted	—
Common shares of beneficial interest, $0.01 par value per share, no shares authorized actual, 300,000,000 shares authorized pro forma and pro forma as adjusted; no shares issued and outstanding actual; shares issued and outstanding pro forma(2); shares issued and outstanding pro forma as adjusted(3)	—
Additional paid-in capital	33,310

Total shareholders’ equity	—
Partners’ capital	33,310

Total capitalization	$103,510

(1)	For a description of the terms of our debt and the amounts outstanding, see “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Repurchase Facility.”

(2)	The common shares of beneficial interest outstanding on a pro forma basis includes (A) common shares of beneficial interest to be granted to our manager, its employees or other related parties of our manager pursuant to our 2006 equity incentive plan upon the completion of this offering, and (B) restricted shares of beneficial interest to be issued to our independent trustees pursuant to our 2006 equity incentive plan upon the completion of this offering. The common shares of beneficial interest outstanding on a pro forma basis excludes common shares of beneficial interest available for future issuance under our 2006 equity incentive plan and common shares of beneficial interest that may be issued by us upon redemption of OP units.

(3)	The common shares of beneficial interest outstanding on a pro forma as adjusted basis includes (A) common shares of beneficial interest to be issued in this offering, (B) common shares of beneficial interest to be granted to our manager, its employees or other related parties of our manager pursuant to our 2006 equity incentive plan upon the completion of this offering, and (C) restricted shares of beneficial interest to be issued to our independent trustees pursuant to our 2006 equity incentive plan upon the completion of this offering. The common shares of beneficial interest outstanding on a pro forma as adjusted basis excludes common shares of beneficial interest that may be issued by us upon exercise of the underwriters’ over-allotment option, common shares of beneficial interest available for future issuance under our 2006 equity incentive plan and common shares of beneficial interest that may be issued by us upon redemption of OP units.

DILUTION

Purchasers of our common shares of beneficial interest will experience an immediate and significant dilution to the extent of the difference between the offering price per common share of beneficial interest and the net tangible book value per common share of beneficial interest immediately after this offering and the organization transactions. Our net tangible book value as of      was $      per common share of beneficial interest. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of common shares of beneficial interest outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of common shares of beneficial interest in this offering and the net tangible book value per common share of beneficial interest immediately after this offering and the organization transactions. After giving effect to the organization transactions and the sale of      common shares of beneficial interest offered under this prospectus at an offering price of $      per share (which is the midpoint of the range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, the pro forma net tangible book value as of      is $      per common share of beneficial interest. This represents an immediate increase in net tangible book value to the members of our predecessor, which includes certain members of our senior management, of $      and an immediate and significant dilution in net tangible book value for investors in this offering of $      per common share of beneficial interest from the offering price of $      per share. The following table illustrates this per share dilution:

Offering price per common share of beneficial interest	$

Net tangible book value per common share of beneficial interest prior to this offering and the organization transactions(1)
Increase in net tangible book value per common share of beneficial interest attributable to the organization transactions, but before this offering
Increase in net tangible book value per common share of beneficial interest attributable to this offering
Net increase in net tangible book value per common share of beneficial interest attributable to this offering and the organization transactions
Pro forma net tangible book value per common share of beneficial interest after this offering and the organization transactions(2)	$

Dilution in pro forma net tangible book value per common share of beneficial interest to new investors(3)	$

(1)	Historical net tangible book value per share is determined by dividing net tangible book value as of (net book value of the tangible assets consists of total assets less total liabilities) by the number of common shares of beneficial interest outstanding prior to this offering and organization transactions.

(2)	Determined by dividing pro forma net tangible book value of approximately $ by the sum of common shares of beneficial interest (which amount excludes common shares of beneficial interest issuable by us upon exercise of the underwriters’ over-allotment option but includes restricted shares of beneficial interest issued under our 2006 equity incentive plan).

(3)	Determined by subtracting pro forma net tangible book value per common share of beneficial interest after this offering from the assumed offering price paid by a new investor for a common share of beneficial interest.

The table below summarizes, as of June 30, 2006, on a pro forma as adjusted basis after giving effect to this offering and the organization transactions, the differences between the number of common shares of beneficial interest and OP units received from us and our operating partnership, the total consideration paid and the average price per share or OP unit paid by owners of our predecessor and paid in cash by the new investors purchasing shares in this offering.

Cash/Net Tangible
				Book Value of			Average
	Shares/OP Units Issued			Contribution			Price Per
	Number	Percentage		Amount	Percentage		Share/OP Unit
(Dollars in thousands)

OP units issued in connection with the organization transactions			%	$		%	$
Common shares of beneficial interest issued in connection with the organization transactions			%			%

Subtotal			%	$		%	$
Long-term incentive plan units and restricted common shares be issued in connection with the organization transactions
New investors			%			%

Total		100%		$	100.0%		$

This table excludes common shares of beneficial interest that may be issued by us upon exercise of the underwriters’ over-allotment option, common shares of beneficial interest available for future issuance under our 2006 equity incentive plan and common shares of beneficial interest that may be issued by us upon redemption of      OP units. Further dilution to our new investors will result if these excluded common shares of beneficial interest are issued by us in the future.

SELECTED FINANCIAL INFORMATION

The following table shows selected historical consolidated financial information for our predecessor as of and for the six months ended June 30, 2006 and as of and for the period from March 16, 2005 (date of inception) to December 31, 2005. The selected historical consolidated financial information as of and for the period from March 16, 2005 (date of inception) to December 31, 2005 has been derived from our predecessor’s audited consolidated financial statements audited by Grant Thornton, LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The selected historical consolidated financial information as of and for the six months ended June 30, 2006 has been derived from our predecessor’s unaudited interim financial statements included elsewhere in this prospectus. We believe these unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein.

Because the information presented below is only a summary and does not provide all of the information contained in our predecessor’s historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our predecessor’s historical consolidated financial statements and the related notes, each included elsewhere in this prospectus. We do not consider the results of our predecessor’s operations in these periods to be a meaningful representation of our future financial position or results of operations.

		For the Period from
		March 16, 2005
	For the Six Months Ended	(Date of Inception)
	June 30, 2006	to December 31, 2005
	(Unaudited)
Consolidated Statements of Operations
Revenues
Interest income, net	$3,168,893	$358,985
Other income	409,600	—

Total revenues	3,578,493	358,985

Expenses
Interest expense	1,233,759	—
Management fees	375,000	593,750
Professional fees	69,834	305,646
Organization costs	—	239,800
Insurance	49,737	69,633
Other expenses	26,721	—

Total expenses	1,755,051	1,208,829

Net income (loss)	$1,823,442	$(849,844)

	As of	As of
	June 30, 2006	December 31, 2005
	(Unaudited)
Consolidated Balance Sheets
Assets
Loans held for investment pledged as collateral, net	$65,820,680	$33,439,090
Loans held for sale	33,600,000	—
Derivatives, at fair value	409,600	—
Cash	61,915	—
Cash (restricted)	317,830	—
Due from servicer	419,304	—
Interest receivable	511,662	247,197
Deferred financing costs	1,333,818	—
Due from General Partner	1,928,011	374,032
Prepaid expenses	—	149,737
Other assets	686,254	—

Total assets	$105,089,074	$34,210,056

Liabilities
Repurchase agreement including accrued interest of $53,058	$70,200,236	$—
Due to manager	387,802	366,008
Accrued expenses and other liabilities	1,190,744	480,142

Total liabilities	71,778,782	846,150

Partners’ Capital
General partner	653,998	654,979
Limited partners	32,656,294	32,708,927

Total partners’ capital	33,310,292	33,363,906

Total liabilities and partners’ capital	$105,089,074	$34,210,056

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

General

We are an externally managed specialty finance company formed to continue the business of our predecessor, NY Credit Operating Partnership (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading, through our majority owned subsidiaries (including our predecessor), commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS. We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by NYLIM, HSHN, C&W and BRK. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxation to the extent we distribute our net taxable income to our shareholders on an annual basis and meet the other requirements for qualification as a REIT. We will have one or more TRSs through which we may own assets and earn income generally not permitted to be owned and earned by a REIT. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Our strategy is differentiated from other commercial mortgage REITs in two principal ways. First, we intend to be primarily an originator of real estate loans with strong origination capabilities through our experienced management team and the knowledge, experience and opportunities that we expect to derive from our strategic relationships with NY Life, HSHN and C&W. Second, we intend to be an active trader of commercial mortgage loans and securities in our broker-dealer subsidiary, from which we expect to generate both fee income and trading profits. Execution of our strategy permits us to provide a single source of financing for developers and sponsors with certainty of execution and the ability to creatively structure high-yielding debt instruments that we expect to retain and lower leveraged debt instruments that we expect to sell. Through a combination of direct origination, structuring and acquisition, rather than solely acquisition, we seek to deliver attractive risk-adjusted returns to our shareholders.

As of October 25, 2006, our portfolio included assets that have an aggregate value of approximately $188 million, as described under “Business—Our Portfolio—Initial Portfolio.” We intend to use the net proceeds from this offering and our repurchase facility to expand our portfolio by originating or acquiring additional assets.

Our predecessor’s financial statements included in this prospectus present the historical results of operations for the periods from March 16, 2005 (date of inception) to December 31, 2005, and for the six months ended June 30, 2006. The historical results of our predecessor are not indicative of our future operations because 2005 was our first year in business, and the results for these periods reflect the costs associated with a new business. In addition, interest income was limited during the period from March 16, 2005 to December 31, 2005 in that most transactions were not closed until December 2005.

As of October 25, 2006, we held assets that had an aggregate value of approximately $188 million, including origination costs and fees, and net of repayments and sales of partial interests in loans. As of October 25, 2006, our portfolio consisted of the following:

				Weighted Average
		Number	Percent of		Yield to	Loan to
Security Description	Carrying Value	of Assets	Total Assets	Coupon	Maturity	Value

Mortgage Loans	$51,100,000	2	27.2%	5.98%	5.98%	80.0%
B-Notes	99,100,000	7	52.7%	10.79%	10.83%	66.6%
Bridge Loans	37,800,000	1	20.1%	7.61%	8.61%	75.0%

Total	$188,000,000	10	100%	8.84%	9.06%	71.9%

We earn revenues and generate cash through our investments. Revenues are comprised of interest income, origination fees and exit fees earned on our investments. We finance each of our investments with different degrees and forms of leverage. We utilize a repurchase facility with Greenwich Capital Financial Products, Inc. to finance our investments. The leverage we obtain varies based on the type of investment being financed. The cost of borrowings to finance our investments comprises a significant portion of our operating expenses. Our net income will depend on our ability to control this particular operating expense in relation to our revenues.

A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

•	interest rate trends,

•	credit spreads,

•	rates of prepayment,

•	competition, and

•	other market developments.

In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to capital,

•	our borrowing costs,

•	our hedging activities,

•	the market value of our investments, and

•	REIT requirements and the requirements to qualify for exclusion from regulation under the Investment Company Act.

Outlook

Our business strategy of originating and acquiring our target assets is affected by general U.S. real estate fundamentals and the overall U.S. economic environment. Further, our strategy is influenced by the specific characteristics of the underlying real estate assets that serve as collateral for our assets. We have designed our strategy to be flexible so that we can adjust our operating activities and portfolio weightings given changes in the U.S. real estate capital and property markets and the U.S. economy.

We believe that the real estate business is influenced by a number of general economic and specific real estate factors. Those factors include, among other things, the level and direction of interest rates, capital flows, job creation, household formations, income levels and new supply of real estate properties. We believe most of these are moving in a positive direction. The U.S. economy has been producing new jobs at a positive pace, income levels are increasing and new supply of space is being constrained by a variety of costs, including increased costs of new construction. Our general view is that most real estate product classes should continue to perform well given the current economic environment and real estate fundamentals.

While interest rates rose in 2005 and during the first six months of 2006, they have declined during the third quarter of 2006 and continue to remain at historically low levels. Although rising interest rates can have a negative effect on the broad economy and the real estate markets, we do not believe that we will experience a sizeable and swift increase in interest rates over the next few years. Due to our focus on making floating rate loans and swapping fixed interest rates for floating interest rates on borrowings, we believe our portfolio will continue to perform well in an increasing interest rate environment. During the first nine months of 2006, the commercial real estate debt market has continued to experience very low default rates and we expect this trend to continue.

Capital in-flows to real estate increased in 2005 as well though the first nine months of 2006 and are projected to continue growing through the remainder of 2006. As an asset class, real estate continues to appeal to a broad mix of investors having a diverse set of portfolio objectives including current yield, capital appreciation and currency valuations. Real estate continues to look attractive to investors on both an absolute basis and relative to alternative assets. The increased capital flows have resulted in increased competition and lower spreads on debt instruments but also have reduced our cost of funds. The capital flows have driven values higher as capitalization rates have declined. These capital flows will likely continue even as interest rates moderate. Over time, we expect that capitalization rates will likely follow but lag the increase in long-term interest rates. However, the capital flows may dampen the increase in capitalization rates.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with GAAP. These accounting principles require us to make some complex and subjective decisions and assessments. Our most critical accounting policies involve decisions and assessments that could significantly affect our reported assets and liabilities as well as our reported revenues and expenses. We expect that all of the decisions and assessments upon which our financial statements will be based will be reasonable at the time made based upon information available to us at that time. We have identified our most critical accounting policies to be the following:

Use of Estimates. The preparation of the financial statements in conformity with GAAP requires us to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Loans Held for Investment and Loans Held for Sale. Loans held for investment are typically collateralized by commercial real estate and are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees and discounts unless such loan or investment is deemed to be impaired. Loans held for sale are carried at the lower of cost or fair value using available market information obtained through consultation with dealers or other originators of such investments. We measure the impairment of our loans based upon the fair value of the underlying collateral, which is determined on an individual loan basis. The fair value of the collateral is determined by selecting the most appropriate valuation methodology or methodologies among several generally available and accepted in the commercial real estate industry. The determination of the most appropriate valuation methodology is based on the characteristics of the type of collateral. These methodologies include evaluation of operating cash flow for the property during the projected holding period and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates.

Should the fair value of the underlying collateral securing the impaired loan be less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for credit losses. The allowance for each loan is maintained at a level we believe is adequate to absorb probable losses. At June 30, 2006, we did not have an impairment reserve.

Revenue Recognition. Interest income is recognized on the accrual basis as it is earned from loans held for investment. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method, except on demand loans or revolving lines of credit and similar arrangements, for which the straight-line method is applied to amortize such fees. Exit fees are recognized as income when collection is reasonably assured. Fees on commitments that expire unused are recognized at expiration.

Reserve for Possible Credit Losses. The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, we establish the provision for possible credit losses by category of asset. When it is probable that we will be unable to collect all amounts contractually due, the account is considered impaired. Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.

As of December 31, 2005 and June 30, 2006, there were no expenses for possible credit losses.

Derivative Instruments. Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to our interest expense and to manage our exposure to interest rate movements or other identified risks. We designate our derivative instruments as cash flow hedges and evaluate them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset to at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, we recognize all derivatives as either assets or liabilities in our consolidated balance sheet and measure those instruments at their fair values. Any ineffectiveness that arises during the hedging relationship is recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gains and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on interest rate swap contracts are reclassified into earnings as an adjustment to interest expense during the period after the swap repricing date through the remaining maturity of the swap.

If we determine not to designate the interest rate swap and cap contracts as hedges and to monitor their effectiveness as hedges, or if we enter into other types of financial instruments that do not meet the criteria for designation as hedges, changes in the fair values of these instruments will be recorded in our consolidated statements of operations.

Basis of Accounting and Consolidation.  The consolidated financial statements of our predecessor were prepared in accordance with GAAP for specialty finance companies and included the accounts of its wholly owned subsidiary, NY Credit Funding I, LLC. All intercompany balances and transactions have been eliminated.

Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities, provides a consolidation model for certain entities based on economic risks and rewards rather than on voting control, which requires that assets, liabilities and results of operations of a variable interest entity, or VIE, be consolidated into the financial statements of the variable interest holder that would absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected gains. Based on our assessment, we believe that the borrowers for our predecessor’s loans are not considered VIEs and therefore no consolidation is required.

Income Taxes. We intend to elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2007. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our net ordinary taxable income to shareholders. As a REIT, we generally will not be subject to U.S. federal income tax on our net taxable income that we distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to U.S. federal income taxes on our net taxable income at regular corporate rates and we will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net cash available for distribution to shareholders. However, we believe that we will be organized and will operate in such a manner as to qualify as a REIT, and we intend to operate in the foreseeable future in such a manner so that we will qualify as a REIT for U.S. federal income tax purposes. We will own one or more TRSs through which we will own assets or earn income generally not permitted to be owned and earned by REITs under the Internal Revenue Code. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Results of Operations for Our Predecessor

Our initial portfolio as of December 31, 2005 was comprised of commercial real estate loan assets. These assets were funded with equity capital. In February 2006, we entered into a repurchase facility with Greenwich Capital Financial Products, Inc. that provides for a maximum of $200 million in financing, which is described below in “— Liquidity and Capital Resources — Repurchase Facility.” This facility was used to refinance our December 31, 2005 initial portfolio, making available equity capital for future transactions.

     For the Period from March 16, 2005 (Date of Inception) until December 31, 2005

Results of operations for the period from March 16, 2005 (date of inception) until December 31, 2005 included the income from four initial assets acquired prior to December 31, 2005, which had an aggregate carrying value of approximately $33.4 million as of December 31, 2005. Our net loss for the period totaled approximately $850,000, which was principally due to our management fees and our organizational expenses that more than offset the income from our limited operations.

Revenue for the period was approximately $359,000 and was comprised of approximately $354,000 of interest income and $5,000 of fees earned on loans held for investment.

Expenses during the period, which totaled approximately $1.2 million, included management fees of approximately $594,000, professional fees of approximately $305,000, organizational costs of approximately $239,000 and insurance costs of approximately $70,000. No provision for federal and state income taxes was made because our operating partnership is not a taxable entity.

     For the Six Months ended June 30, 2006

Results of operations for the six months ended June 30, 2006 included the income from four initial assets which had an aggregate carrying value of approximately $33.4 million as of June 30, 2006, and four additional assets acquired during the first six months of 2006 which had an aggregate carrying value of approximately $80.6 million as of June 30, 2006. Two of the assets in the initial portfolio aggregating approximately $14.6 million were repaid during the first six months of 2006. Our net income for the period totaled approximately $1.8 million, reflecting the increase in the size of our portfolio.

Revenue for the six months ended June 30, 2006 was approximately $3.5 million and was comprised of approximately $2.8 million of interest income, and approximately $0.1 million in fees earned on loans held for investment and exit fees of approximately $0.2 million which may not reoccur in the future. Other income of approximately $0.4 million represents an unrealized gain recorded on an interest rate swap agreement.

Expenses for the six months ended June 30, 2006 totaled approximately $1.7 million and included interest expense of approximately $1.2 million, management fees of approximately $0.4 million and professional and insurance costs of approximately $0.1 million. No provision for federal and state income taxes was made because our operating partnership is not a taxable entity. However, we are subject to New York City unincorporated business tax, but incurred minimal charges for this period.

Financial Condition of our Predecessor

As of December 31, 2005 and June 30, 2006, loans held for investment consisted of mortgage loans secured by commercial real estate. The aggregate carrying value, allocation by product type and weighted average rate were as follows:

	Carrying Value		Weighted Average Rate
	June 30,	December 31,	June 30,	December 31,
	2006	2005	2006	2005

Subordinated interests in whole loans, floating	$51,165,941	$19,481,420	LIBOR + 5.35%	LIBOR + 6.56%
Subordinated interests in whole loans, fixed	14,654,739	4,052,250	10.92%	8.82%
Whole loans, fixed	33,600,000	—	6.05%	—
Bridge loan, floating	—	9,905,420	—	LIBOR + 2.75%

Total	$99,420,680	$33,439,090

Liquidity and Capital Resources

In order to qualify as a REIT, we generally will be required to annually distribute at least 90% of our net taxable income, excluding net capital gains, to our shareholders. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs other than our dividend distribution and operating expenses. Instead, these needs, including cash to be used for operating activities and acquisitions, must be met from cash generated from external sources of capital, including additional equity and debt financings, such as issuances of trust preferred securities, loans from banks, institutional investors or other lenders, loans under our repurchase facility, warehouse facilities, bridge loans, letters of credit, the sale of assets and other arrangements, most of which will be collateralized by our assets.

While our declaration of trust does not limit the amount of debt we can incur, we intend to maintain target debt levels of up to 75% of asset value to maintain flexibility to respond to industry conditions and opportunities. We have a repurchase facility under which we can incur up to $200 million of debt to supplement our operating capital. As of October 25, 2006, we had $131 million of outstanding debt, all of which was borrowed under our repurchase facility.

Upon completion of this offering and after deducting underwriting discounts and commissions and the estimated expenses payable by us, we expect to have approximately $      in cash available to fund future asset origination and acquisitions, which includes approximately $      in net proceeds from this offering, approximately $      which is available for borrowing under our repurchase facility and approximately $      which are the unused capital contributions made by limited partners.

     Short-Term Liquidity Requirements

Our short-term liquidity needs consist primarily of funding future transactions and to pay the base management fee, the incentive fee and general and administrative expenses we are required to pay to our manager, interest on any outstanding debt and distributions to our shareholders and holders of OP units. We expect that we will generally be able to meet our short-term liquidity needs generally through net cash provided by operations, the net proceeds from this offering and borrowings under our repurchase facility.

We expect to use unallocated proceeds of this offering and borrowings under the repurchase facility to fund future transactions and for working capital. We intend to repay indebtedness incurred under our repurchase facility from time to time, for originations, acquisitions or otherwise, out of cash flow and from the proceeds of issuances of additional equity or debt securities. In the future, we may seek to increase the amount available under our repurchase facility, negotiate additional credit facilities or issue debt securities. Any debt incurred or issued by us may be secured or unsecured, long-term or short-term, fixed or variable interest rate, interest only or principal amortizing and may be subject to such other terms as we deem prudent.

     Long-Term Liquidity Requirements

Our long-term liquidity needs consist primarily of origination or acquisition of new assets and principal payments under any outstanding debt we incur. We do not expect that the net cash provided by operations will be sufficient to meet all of these long-term liquidity needs.

We intend to originate or acquire additional assets as suitable opportunities arise. Over the long term, we expect to fund our new originations and acquisitions through a combination of borrowings under our repurchase facility or through additional public or private issuances of equity or debt. The success of our strategy may depend, in part, on our ability to access additional capital through these methods.

We expect to meet our other long-term liquidity requirements through cash generated from external sources of capital, including additional equity and debt financings, such as issuances of trust preferred securities, loans from banks, institutional investors or other lenders, loans under our repurchase facility, bridge loans, letters of credit, the sale of assets and other arrangements, most of which will be collateralized by our assets. Additionally, we may issue unsecured debt or publicly or privately placed debt securities in the future. Other than our repurchase facility, we do not currently have in place commitments for any such financings, and our ability to meet our long-term liquidity needs over time will depend upon our performance and prevailing market conditions.

     Repurchase Facility

In February 2006, we entered into a repurchase agreement with Greenwich Capital Financial Products, Inc., or Greenwich, that provides for a maximum of $200 million in financing and matures on February 8, 2009. Under this repurchase facility, we may borrow against our current and future assets, including whole loans, B-Notes and mezzanine loans (including any related hedging instruments). Greenwich will have a consent right with respect to the inclusion of assets in the facility.

Under the repurchase agreement, Greenwich retains the right to mark the underlying collateral to estimated market values. A decline in the value of our pledged assets may require us to provide additional collateral or fund margin calls so that the outstanding loan amount will be less than or equal to the allowable amount. The allowable amount of any borrowings under the repurchase facility will be at advance rates that range, depending upon the type of asset, between 55% and 90% of the amount of the loan investment. The interest rate on this facility is equal to one-month LIBOR plus a spread ranging from 0.90% to 2.25% based on the type and interest rate of the asset being financed. As of June 30, 2006, our weighted average spread to LIBOR was 1.48%.

The repurchase facility includes financial covenants that:

•	prohibit the average loan to value ratio of each asset securing the facility from exceeding 85%,

•	prohibit the weighted average loan to value ratio of all assets securing the facility from exceeding 80%,

•	require us to maintain minimum liquidity of at least $5 million in cash and cash equivalents including unfunded commitments,

•	require us to maintain a minimum net worth of at least $50 million,

•	prohibit our leverage ratio of debt to equity from exceeding 4.0 to 1.0, and

•	prohibit the ratio of our cash flow to interest on all of our debt from falling below 1.25 to 1.0.

As of October 25, 2006, we had $131 million outstanding under this facility.

Off-Balance Sheet Arrangements

Our operating partnership, through our wholly-owned subsidiary, NY Credit Funding I, LLC, is a lender under a Loan Agreement dated March 15, 2005, under which it is committed to provide a junior construction loan of $24,757,962. Our operating partnership funded $11,340,374 of the commitment in April 2006. The remaining balance was funded on November 2, 2006.

Contractual Obligations

Our predecessor was party to a management arrangement with NY Credit Advisors LLC, and we have entered into a management agreement with NY Credit Advisors LLC. NY Credit Advisors LLC is entitled to receive a base management fee, incentive compensation, reimbursement of certain expenses and, in certain circumstances, a termination fee, all as described in the management agreement. Some of these fees and expenses do not have fixed and determinable payments and are not therefore included in the table below. See “Business—Our Management Agreement” for a description of the material terms of the management agreement, including certain potential fees and expenses for payment of which we may become responsible.

The table below summarizes our contractual obligations as of June 30, 2006.

	Contractual Commitments
	(dollars in thousands)
	Payments Due by Period
		Less than			More than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

Repurchase facility	$70,200	—	$70,200	—	—
Base management fee(1)	$375	$375	—	—	—

(1)	This fee, which is payable pursuant to the prior management arrangements, is 1.5% of $50 million committed capital. Future equity raises would result in additional fees, which we cannot estimate at this time. Under our new management agreement, we are obligated to pay the fees described under “Business—Our Management Agreement.”

Inflation

We believe that inflationary increases in our operating expenses will generally be offset by future revenue increases from originating new securities. We believe that the risk that market interest rates may have on our floating rate debt instruments as a result of future increases caused by inflation is primarily offset by our financing strategy to match the terms of our assets with the terms of our liabilities and, to the extent necessary, through the use of hedging instruments.

Quantitative and Qualitative Disclosures About Market Risk

Market risk includes risks that arise from changes in interest rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In pursuing our business plan, we expect that the primary market risks to which we will be exposed are real estate, interest rate and credit risks.

Real Estate Risk.  Commercial and multi-family property values and net operating income derived from such properties are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors), local real estate conditions (such as an oversupply of retail, industrial, office or other commercial space), changes or continued weakness in specific industry segments, construction quality, age and design, demographic factors, retroactive changes to building or similar codes, and increases in operating expenses (such as energy costs). In the event net operating income decreases, a borrower may have difficulty repaying our loans, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses. Even when a property’s net operating income is sufficient to cover the property’s debt service, at the time a loan is made, there can be no assurance that this will continue in the future.

Interest Rate Risk.  Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Our operating results will depend in large part on differences between the income from our assets and our borrowing costs. Competition from other providers of real estate financing may lead to a decrease in the interest rate earned on our interest-bearing assets, which we may not be able to offset by obtaining lower interest rate costs on our borrowings. Changes in the general level of interest rates prevailing in the financial markets may affect the spread (the difference in the principal amount outstanding) between our interest-earning assets and interest-bearing liabilities. Any significant compression of the spreads between interest-earning assets and interest-bearing liabilities could have a material adverse effect on us. Based upon our existing outstanding debt as of June 30, 2006, if interest rates were to increase or decrease by 1.0%, the result would be an annual increase or decrease of approximately $700,000 in interest expense for a twelve-month period.

We may use a variety of financial instruments, including interest rate swaps, caps, options, floors and other interest rate exchange contracts, in order to limit the effects of fluctuations in interest rates on our operations. We have protected more than 90% of our current portfolio through the use of interest rate caps and swaps. The use of these types of derivatives to hedge interest-earning assets and/or interest-bearing liabilities carries certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of securities and that such losses may exceed the amount expended for such instruments. A hedge may not perform its intended purpose of offsetting losses. Moreover, with respect to certain of the instruments used as hedges, we are exposed to the risk that the counterparties with which we trade may cease making markets and quoting prices in such instruments, which may render us unable to enter into an offsetting transaction with respect to an open position. To the extent we anticipate that income from our hedging transactions could affect our ability to qualify as a REIT, we may conduct our hedging activities through a TRS. Our profitability may be adversely affected during any period as a result of changing interest rates.

As of June 30, 2006, we were party to one interest rate swap contract. The following table summarizes the material terms of this contract:

						Estimated
		Notional			Expiration	Value at
Counter-party	Type of Hedge	Amount	Interest Rate	Trade Date	Date	June 30, 2006

The Royal Bank of Scotland, Plc	Interest rate swap	$32.0 million	Paying: 5.5525% Receiving: 90-day LIBOR	June 6, 2006	June 6, 2016	$409,600

In the event of a significant rising interest rate environment and/or economic downturn, delinquencies and defaults could increase and result in credit losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spreads between interest-earning assets and interest-bearing liabilities.

Credit Risk.  Our portfolio of commercial real estate loans and securities will be subject to a high degree of credit risk. Credit risk is the exposure to loss from debtor defaults. Default rates are subject to a wide variety of factors, including property performance, property management, supply and demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the U.S. economy and other factors beyond our control.

All loans are subject to some probability of default. We generally assume that substantially all of the principal of a non-rated security will not be recoverable over time. The timing and the amount of the loss of principal are the key assumptions to determine the economic yield of these securities. Timing is of paramount importance because we will assume substantial losses of principal on the non-rated securities. Therefore, the longer the principal balance remains outstanding the more interest the holder receives to support a greater economic return. Alternatively, if principal is lost faster than originally assumed, there is less opportunity to receive interest and a lower or possibly negative return may result.

We will manage credit risk though the underwriting process, establishing loss assumptions and careful monitoring of loan performance. Before acquiring a controlling class security (represented by a majority ownership interest in the most subordinate tranche) in a proposed pool of loans, we will perform a rigorous analysis of all of the proposed underlying loans. Information from this review will then be used to establish loss assumptions. We will assume that a certain portion of the loans will default and calculate an expected or loss adjusted yield based on that assumption. After the securities have been acquired, we will monitor the performance of the loans, as well as external factors that may affect their value.

Factors that indicate a higher loss severity or acceleration of the timing of an expected loss will cause a reduction in the expected yield and therefore reduce our earnings. Furthermore, we may be required to write down a portion of the adjusted purchase price of the affected assets through a charge to income.

Related Party Transactions

We have entered into a management agreement with NY Credit Advisors LLC, our manager. The management agreement has an initial term ending on June 30, 2009 and will be renewed for one-year terms thereafter unless terminated by either us or our manager. Our manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide not to renew the management agreement. We are also obligated to reimburse certain expenses incurred by our manager. See “Business—Our Management Agreement.”

Upon completion of this offering, NY Life, HSHN and/or their respective affiliates will own a total of     % of the outstanding OP units in our operating partnership. In addition to these interests, our management team, directors and key personnel of our manager will own approximately     % of our common shares of beneficial interest outstanding upon completion of this offering, and an additional  % of our common shares of beneficial interest outstanding upon completion of this offering will be reserved for awards to our manager, its directors, officers, employees and affiliates and our officers, trustees, employees, consultants and advisors pursuant to our 2006 equity incentive plan.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standard Board, or FASB, issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133, Accounting for Derivatives, Instruments and Hedging Activities and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 (1) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of FASB No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interest that are freestanding derivatives or that hybrid financial instruments that contain embedded derivative requiring bifurcation, (4) clarifies that concentration of credit risk in the form of subordination are not embedded derivatives, and (5) amends FASB Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest in other than another derivative financial statements. SFAS No. 155 is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. We do not expect the adoption of SFAS No. 155 to have a material impact on our financial statements.

In July 2006, the FASB issued Interpretation 48, Accounting for Uncertainty in Income Taxes—An Interpretation of SFAS No. 109, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We are currently determining the effect, if any, the adoption of FIN 48 will have on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which clarifies the definition of fair value as a market-based measurement, creates a GAAP framework for measuring fair value, and requires expanded disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We are currently determining what the effect, if any, the adoption of SFAS No. 157 will have on our financial statements.

In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108. SAB 108 provides guidance for how errors should be evaluated to assess materiality from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. SAB 108 is required to be adopted for fiscal years ending after November 30, 2006 and is not expected to have a material effect on our financial statements.

BUSINESS

Overview

We are an externally managed specialty finance company formed to continue the business of our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.), which is our operating partnership through which we conduct substantially all of our business. We primarily focus on originating, acquiring, structuring and trading, through our majority owned subsidiaries (including our operating partnership), commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS. We intend to both originate our assets directly with borrowers and acquire our assets in the secondary market. As of October 25, 2006, we had expended approximately $217.6 million for a variety of commercial real estate debt products. We have originated each of the assets in our portfolio either directly or through NY Life, HSHN or C&W, each of which is an investor in our manager and us. Our objective is to expand our portfolio and provide attractive risk-adjusted returns to our shareholders through a combination of dividends and capital appreciation.

We are externally managed and advised by NY Credit Advisors LLC, which is jointly owned by NYLIM, HSHN, C&W and BRK. We believe our relationship with NY Life, HSHN and C&W and our manager will provide us substantial benefits in originating, underwriting and managing our assets. Our manager will be responsible for administering our business activities and day-to-day operations and will seek to leverage our relationships with NY Life, HSHN and C&W to enhance our operations. Transactions will be approved by a majority vote of our investment committee. For more information on our investment committee see “— Our Investment Committee” below.

Through our strategic relationships with NY Life, HSHN and C&W, we expect to benefit from their global reach, broad range of commercial real estate services, underwriting network, origination capabilities, capital markets expertise, credit analysis, debt structuring, risk and asset management, servicing platform, unique access to market information and existing business relationships. Specifically, as a result of our relationships with NY Life and HSHN, we believe we will benefit from the unique financing and underwriting strengths of a U.S. life insurance company and its subsidiaries and multinational commercial bank and an entrepreneurial real estate investment banking firm, respectively. Through C&W, we have access to the network and research base of one of the world’s premier real estate service companies. We also benefit from the extensive skills and relationships of our senior management team, the members of which have an average of more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care and special purpose real estate.

Upon completion of this offering, NY Life, HSHN and C&W and/or their respective affiliates will own a total of     % of the outstanding OP units in our operating partnership. In addition to these interests, our management team, directors and key personnel of our manager will own approximately     % of our common shares of beneficial interest outstanding upon completion of this offering, and an additional     % of our common shares of beneficial interest outstanding upon completion of this offering will be reserved for awards to our manager, its directors, officers, employees and affiliates and our officers, trustees, employees, consultants and advisors pursuant to our 2006 equity incentive plan. As a result, NY Life, HSHN and C&W, our manager and our management team will have a substantial stake in our success.

We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. We will elect, together with each of NY Credit Securities, LLC and NY Credit TRS Inc., to have each such entity treated as our TRS. As long as we qualify as a REIT, we generally will not be subject to U.S. federal income taxation to the extent we distribute our net taxable income to our shareholders on an annual basis and meet the other requirements for qualification as a REIT. Our TRSs will be subject to U.S. federal, state and local income and other taxes.

Our Strategy

Our strategy is to originate, acquire, structure and trade high-yielding commercial real estate loans, both independently and through our relationships with NY Life, HSHN and C&W. We believe that our strategic relationships with NY Life, HSHN and C&W will provide us with opportunities for transactions that are not broadly available to other lenders. Our goal is to maximize our return on equity by (1) optimizing risk-adjusted asset yields through value-added structuring, (2) maintaining a diversified portfolio of high-yielding real estate assets, (3) using prudent financial leverage including warehouse debt and CDOs, and (4) generating fee income and trading profits through selling and securitizing loans.

Our strategy is differentiated from other commercial mortgage REITs in two principal ways. First, we intend to be primarily an originator of assets. We believe that we have strong origination capabilities through our experienced management team and the knowledge, experience and opportunities we expect to be able to derive from our strategic relationships with NY Life, HSHN and C&W. Second, we intend to be an active trader of commercial mortgage loans and securities in our broker-dealer subsidiary, from which we expect to generate both fee income and trading profits.

We intend to originate or acquire mezzanine loans and acquire preferred equity interests. We may at times originate or acquire other debt assets and real estate equity on a net leased basis. In general, we intend to leverage our expertise in underwriting commercial real estate credit risk and in debt structuring to originate, acquire, and selectively sell credit-sensitive real estate debt products.

We will also engage in commercial real estate whole loan origination for the securitization market, from which we expect to earn fee income and securitization profits. We intend to accumulate whole loans for periodic sale or securitization, allowing us to recycle our equity capital. Our securitization lending business will be conducted in one of our TRSs.

For each loan that we originate or acquire, we will (1) hold the loan on our balance sheet for investment purposes, (2) restructure the loan into an A-Note and one or more B-Notes, or (3) securitize or sell the loan or a portion thereof. We will typically sell the senior participation and retain some or all of the junior participations. In instances in which we originate loans jointly with one of our TRSs, we will retain the higher yielding B-Notes of the loan, and our TRS will sell the lower yielding A-Notes. If we originate loans through one of our TRSs, it will likely sell the higher yielding subordinate piece of the loan to us at fair market value determined based on an arms-length basis and sell or securitize the lower yielding senior piece to third parties. This aspect of our business will be performed by one of our TRSs in order for us to avoid being subject to a 100% penalty tax on income recognized by REITs from sales of inventory or property held primarily for sale to customers in the ordinary course of business. We expect to supplement earnings from our portfolio with income earned by our TRSs, including income earned for placement and structuring fees. We may also pay our TRS a fee for the placement and structuring services provided by it for the loans we acquire for our loan portfolio, which fee will be at market rates. Our TRSs will be subject to corporate income tax on any taxable income recognized by them.

Our Senior Management Team

The members of our senior management team, each of whom is an executive officer or a key employee of our manager, have substantial real estate finance experience throughout the United States involving office, retail, industrial, apartment, lodging, health care and special purpose real estate. They are also very experienced in loan structuring, loan sales and securitization.

•	William Adamski, our chief executive officer and interim chief investment officer and the founder of our manager, has more than 20 years of real estate finance experience at Goldman, Sachs & Co., Bankers Trust Company, N.A., Lazard Frerés & Co. LLC and Credit Suisse First Boston LLC, where he was co-head of the real estate mortgage finance group.

•	Edward Santoro, our chief operating officer and chief financial officer, has more than 30 years of finance, operations, lending and structured finance experience at KPMG Peat Marwick LLP, GE

Capital Corporation, where he was initially corporate controller and subsequently executive vice president responsible for the firm’s commercial real estate originations and capital markets, and Credit Suisse First Boston LLC. At Credit Suisse First Boston LLC, among other responsibilities, he acted as internal chief investment officer and chief financial officer for the real estate mortgage finance group and co-head of the real estate investing group.

•	Joseph Franzetti, our head of securitizations, has more than 25 years of experience originating, underwriting, rating and securitizing commercial and residential mortgage backed securities at Arthur Andersen LLP, Standard & Poor’s, Duff & Phelps Credit Rating Co. (now Fitch Ratings) and Citigroup Global Markets Inc. He served on the Commercial/Multifamily Board of Governors of the Mortgage Bankers Association and as a president of the Commercial Mortgage Securities Association (CMSA), where he currently serves on the Board of Governors.

•	Christopher Tyrkko, our corporate controller, has more than 15 years of experience in accounting and financial reporting at NorthStar Realty Finance Corp., Reckson Associates and Deloitte & Touche LLP. At NorthStar Realty Finance Corp., his duties included SEC financial reporting, budgeting and cash management.

As of October 25, 2006, $89.2 million of the loans in our portfolio were originated or sourced directly by our senior management team. We are also currently reviewing an additional $500 million of loans sourced by our senior management team.

Our Strategic Relationships

We believe that through our strategic relationships with NY Life, HSHN and C&W, we will have the opportunity to benefit from their combined knowledge, experience and resources, thereby providing us with a significant advantage in originating and underwriting loans compared to other commercial mortgage REITs. NY Life, HSHN and C&W are world-class institutions with established real estate and finance practices which, in the aggregate, review in excess of $50 billion of real estate financing transactions each year. Although they have no contractual obligation to provide us with any of these opportunities, we expect our strategic relationships with these institutions to provide us with access to this pipeline of potential financing transactions and that we will therefore have a significant advantage over our competitors. In addition, we view our company and our business as complementary to the businesses of NY Life, HSHN and C&W because we intend to work with them to incrementally augment their existing businesses, by enabling each of them to (1) increase the volume of transactions in which they may participate in their primary areas of focus and (2) service existing customers with respect to assets that are outside of their primary areas of focus, in each case maintaining and building on their existing relationships.

     NY Life

NY Life is the largest mutual life insurance company in the United States and a leading commercial mortgage lender. Headquartered in New York City, NYLIM, on behalf of NY Life and its other clients, originates its commercial mortgage loans through five offices nationwide, including more than 85 employees focused on origination, underwriting and servicing its commercial mortgage loans. Currently, NYLIM’s real estate group manages more than $20 billion in client assets, including commercial mortgages, CMBS and other real estate related products on behalf of both third party institutional investors and NY Life. The target annual lending volume of NYLIM’s real estate group is more than $2 billion. In 2005, NYLIM originated approximately $2.5 billion of commercial real estate loans in the United States. NYLIM, which as of December 31, 2005 had more than $200 billion in total assets under management, provides a broad range of investment services to institutional, individual, corporate and other clients.

With more than 80 years of experience in real estate investment management, NYLIM’s real estate group and its predecessors have distinguished themselves as trusted, knowledgeable providers of real estate capital and investment management services with an orientation for world class service and a track record of helping clients achieve their financial goals and objectives. Its primary focus is the origination and management of real estate related debt products including commercial mortgage loans (fixed rate and floating rate), mezzanine and structured debt investments, commercial mortgage backed securities and single family loan pools. Most of NY Life’s commercial loans are secured by office, industrial, retail and multi-family properties.

NYLIM originates primarily fixed rate and short to medium-term floating rate commercial mortgage loans for office, retail, industrial and multi-family properties. NYLIM also receives many loan requests that do not fit its clients’ targeted lending criteria due to, among other things, the term, rate structure, loan-to-value ratio, property type, location or borrower or geographic concentration. We anticipate that through NY Life’s relationship with us, NYLIM should be able to capture a larger percentage of these loan submissions and other investment opportunities it receives each year. These are opportunities that NY Life would otherwise forego because they do not meet its targeted lending criteria, and NY Life will therefore have incentives to support our company in origination, underwriting and servicing each transaction.

As of October 25, 2006, $39 million of the loans in our portfolio were originated or sourced by NY Life. We are also currently reviewing an additional $100 million of loans from NY Life.

HSHN

HSHN is a leading international financial institution based in Germany with total assets of more than €190 billion and approximately 4,400 employees globally. HSHN is an active participant in the international capital markets with significant specialty finance operations. HSHN has a network of branches and representative offices in the metropolitan regions of the United States, the United Kingdom, the Netherlands, the Baltic Sea region and Southeast Asia, including important financial centers such as London and New York.

HSHN offers its customers a broad range of innovative products coupled with expert individual advice. In its core German region of Hamburg and Schleswig-Holstein, it is a market leader in corporate accounts. Across Schleswig-Holstein, it maintains strategic relationships with savings banks, offering customized services and products. HSHN’s extensive network of branches and representative offices supports its global operations and allows it to provide assistance to its customers in their international business ventures.

HSHN focuses its lending activities on transportation and real estate. HSHN is a global leading provider of ship finance and covers the entire value chain in the transportation segment. HSHN is an active real estate lender in both Europe and the United States and is one of the strongest banks in Germany in this area.

HSHN’s real estate group is focused primarily on originating short and medium-term floating rate loans for construction, renovation or acquisition of commercial real estate. HSHN originated not less than $3.5 billion of commercial real estate loans in the United States in 2005, and not less than $4 billion as of October 25, 2006. Through its relationship with us, HSHN will be able to offer additional loan products to its borrowers and provide it with a strategic presence in the commercial mortgage securitization market. We expect that HSHN may provide us with access to many of its B-Note and mezzanine debt origination opportunities.

As of October 25, 2006, $89.4 million of the loans in our portfolio were originated or sourced by HSHN. We are also currently reviewing an additional $100 million of loans from HSHN.

C&W

C&W is a leading commercial real estate services company providing investment sales, leasing, investment banking, property management and appraisal services to clients engaged in buying, selling, investing in, financing and/or developing real estate. C&W’s global presence currently includes more than 11,000 employees in 192 offices in 58 countries, including 84 offices located in the United States.

In 2005, C&W’s agency leasing group negotiated, on behalf of its clients, more than 17,000 leases, encompassing approximately 336.1 million square feet of real estate that had an aggregate market value of approximately $34.4 billion. C&W’s investment sales group executed more than 2,200 transactions that totaled approximately 159 million square feet and had an aggregate market value of approximately $34.9 billion. In addition, during 2005, C&W’s valuation services group completed more than 17,800 appraisal assignments valued at approximately $400 billion.

During 2005, C&W’s global revenues of approximately $1.2 billion were derived from (A) transaction services of $661 million; (B) capital markets of $411 million; and (C) asset services of $161 million.

C&W’s extensive client list includes many Fortune 500 companies and some of the largest and most prominent private and institutional owners and investors in real estate throughout the United States and globally.

We believe our relationship with C&W will provide us with access to exceptional market research information which will support our underwriting process. In addition, C&W’s loan origination network will provide us with loan origination opportunities.

We are currently reviewing $20 million of real estate opportunities from C&W.

Our Investment Committee

Our investment committee will review and approve sales, transfers, acquisitions and dispositions of assets recommended by our manager for our portfolio and related compliance with our operating policies. Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer, and one of whom will be appointed by our board of trustees from our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and HSHN, respectively. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of his or its economic interest in our company or our manager) or is considering a transaction in connection with the same assets, that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. Our investment committee will consult regularly with our board of trustees, our manager and consultants to understand and take advantage of the latest available market information and trends.

Our Manager

We are externally managed and advised by our manager, which was formed in March 2005 to manage our predecessor. Each member of our senior management team is also a member of the senior management team of our manager. Our manager is responsible for administering our business and operations and seeks to leverage our relationships with NY Life, HSHN and C&W to enhance our operations. Our structure allows our management to capitalize on both the market knowledge and insight provided by NY Life, HSHN and C&W, including their global reach, broad range of commercial real estate services, origination capabilities, servicing platform, unique access to market information, and existing business relationships, as well as the broad commercial real estate experience and origination capabilities of our management team. In addition to providing management services to our company, our manager also provides advisory services to NY Life, HSHN and C&W and our borrowers. The members of our manager have certain approval rights over its activities. Our manager has an advisory and oversight board, which includes senior management of HSHN, C&W and BRK. During the first six months of 2006, we made payments to our manager of $375,000 pursuant to the prior management arrangements with our predecessor. Our manager is entitled to receive a base management fee and, upon achieving certain performance criteria, incentive compensation from us pursuant to the management agreement that we have entered into with our manager, which is described under “—Our Management Agreement” below.

Our Management Agreement

The management agreement with our manager requires our manager to oversee our business affairs in conformity with the policies and the operating guidelines that are approved and monitored by our board of trustees. Our manager is responsible for our business and operations and will perform (or cause to be performed) such services and activities related to our assets and operations as may be appropriate, which may include, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the portfolio criteria and parameters for our assets, borrowings and operations for the approval of our board of trustees;

•	investigating, analyzing and selecting possible transaction opportunities;

•	conducting negotiations with sellers and purchasers and their agents and representatives, investment bankers and owners of privately and publicly held real estate companies;

•	engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our assets;

•	nominating certain members of our investment committee for the approval of our board of trustees in accordance with the management agreement;

•	negotiating on our behalf for the sale, exchange or other disposition of any of our assets, including the purchase or sale of our assets or securities;

•	coordinating and managing operations of any joint venture or co-participation interests held by us and conducting all matters with any joint venture or co-participation partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•	administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by the manager and our board of trustees, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with those holders;

•	counseling us in connection with policy decisions to be made by our board of trustees;

•	evaluating and recommending to the investment committee modifications to the hedging strategies in effect and engaging in overall hedging strategies and activities on our behalf, consistent with our qualification as a REIT and with the operating guidelines;

•	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

•	counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from the Investment Company Act;

•	assisting us in developing criteria for asset purchase commitments that are specifically tailored to our portfolio objectives and making available to us the manager’s knowledge and experience with respect to mortgage loans, real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets;

•	representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, and the sale of and commitment to sell such assets;

•	monitoring the operating performance of our assets, including asset management, and providing periodic reports with respect thereto to our investment committee and board of trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

•	utilizing or reutilizing on a non-discretionary basis any of our money (including purchasing short-term assets pending utilization for long-term assets, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders and partners), and advising us as to capital structure and capital raising;

•	assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

•	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

•	taking all necessary actions to enable us to make required tax filings and reports, including soliciting shareholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of trustees;

•	using commercially reasonable efforts to cause expenses incurred by or on our behalf to be reasonable or customary and within any budgeted parameters or expense guidelines set by our board of trustees from time to time;

•	performing such other services as may be required from time to time for the management and other activities relating to our assets as our board of trustees or investment committee shall reasonably request or the manager shall deem appropriate under the particular circumstances;

•	opening and maintaining all of our bank accounts, segregated from any accounts of the manager, and monitoring all of our banking matters;

•	opening and maintaining all securities accounts, segregated from any accounts of the manager, with “qualified custodians,” as defined in rules promulgated under the Investment Advisers Act of 1940;

•	using commercially reasonable efforts to cause us to comply with all applicable laws; and

•	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of trustees shall reasonably request or the manager shall deem appropriate under particular circumstances.

The management agreement has an initial term ending on June 30, 2009 and will be renewed for one-year terms thereafter unless terminated by either us or our manager. We are able to terminate the management agreement without cause, pursuant to a vote by two-thirds of the independent trustees on our board of trustees or the holders of a majority of our outstanding common shares of beneficial interest that our manager’s performance has been unsatisfactory in a manner that is materially detrimental to our company or that the compensation payable to our manager under the management agreement is not fair, unless our manager agrees to compensation that two-thirds of the independent trustees on our board of trustees determines is fair, only after the initial two-year term and upon payment of a termination fee, as described below.

Our manager (including its past, present and future officers, employees, managers, members (including NY Life, HSHN and C&W), the respective affiliates of each such member, and any other person or entity affiliated with our manager) are not liable to us for any action taken or omitted to be taken by our manager in connection with the performance of any of its duties or obligations under the management agreement or otherwise as our manager, except for actions for which it is judicially determined that our manager acted with willful misfeasance, bad faith, recklessness or gross negligence in the performance of its duties. We have agreed to indemnify our manager (including its past, present and future officers, employees, managers, members (including NY Life, HSHN and C&W), the respective affiliates of each such member, and any other person or entity affiliated with our manager) with respect to all damages, liabilities, costs and expenses incurred by them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding arising out of or based upon the performance of any of our manager’s duties under the management agreement or otherwise as our manager or arising out of or in connection with the offering of securities by us, including this offering, except for actions for which it is judicially determined that the indemnified party caused our manager to act with willful misfeasance, bad faith, recklessness or gross negligence in the performance of its duties. Our manager has agreed to indemnify us (including our past, present and future trustees, officers, employees, partners, shareholders, members, managers and any other person or entity affiliated with us) with respect to all damages, liabilities, costs and expenses incurred in or by reason of a final adjudication of any pending, threatened or completed action, suit, investigation or other proceeding in which it is judicially determined that our manager acted with willful misfeasance, bad faith, recklessness or gross negligence in the performance of its duties under the management agreement.

Our manager is entitled to receive a base management fee from us, incentive compensation based on certain performance criteria and a termination fee if we decide not to renew the management agreement. The following summarizes the calculation of the fees payable to our manager pursuant to the management agreement:

Base Management Fee. The base management fee is payable quarterly in arrears in cash. The base management fee for each quarter is an amount equal to the sum of (A) 0.4375% of the first $600 million of our equity, (B) 0.3750% of our equity in excess of $600 million and up to $1.2 billion and (C) 0.3125% of our equity in excess of $1.2 billion. For purposes of calculating the base management fee, equity is computed as follows in accordance with GAAP as of the end of each fiscal quarter, (1) the total common and preferred equity of NY Credit Trust and all limited partners of the operating partnership, excluding, as applicable (2) any unrealized gains, losses or other items that do not affect realized net income.

Incentive Fee. The incentive fee is payable annually in arrears in cash. We will pay our manager an annual incentive fee in an amount equal to the product of (x) 25% of the dollar amount by which (a) the operating partnership’s adjusted earnings (before giving effect to the payment of the incentive fee) per OP unit for such year (based on the weighted average number of OP units outstanding for such year, including OP units issued to NY Credit Trust or its subsidiaries corresponding to outstanding common shares of beneficial interest) exceed (b) an amount equal to (A) the weighted average offering price (1) per common share of beneficial interest in all offerings of common shares of beneficial interest and (2) per OP unit in all contributions to the operating partnership (other than contributions by NY Credit Trust or its subsidiaries of the proceeds raised in connection with any securities offering) multiplied by (B) the greater of (1) 9.0% and (2) the ten-year U.S. treasury rate for such year plus 3.0%, up to a maximum of 11.0%, multiplied by (y) the weighted average number of OP units outstanding during such year, including OP units issued to the

NY Credit Trust or its subsidiaries corresponding to outstanding common shares of beneficial interest. “Adjusted earnings” is defined as the operating partnership’s net income (computed in accordance with GAAP) excluding unrealized gains (or losses), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Termination Fee. The termination fee will be payable in the event two-thirds of the independent trustees on our board of trustees or the holders of a majority of our outstanding common shares of beneficial interest vote not to renew the management agreement based on unsatisfactory performance by our manager that is materially detrimental to our company or a determination that the compensation payable to our manager under the management agreement is not fair, unless our manager agrees to compensation that two-thirds of the independent trustees on our board of trustees determines is fair. The termination fee will be equal to three times the sum of the base management fee and the incentive fee for the 12-month period preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Reimbursement of Expenses. We are responsible for all operating expenses, except those specifically required to be borne by our manager under the management agreement. Our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager’s investment and finance support staff. The expenses required to be paid by us include, but are not limited to:

•	issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

•	legal, tax, accounting, consulting, auditing, marketing and administrative fees and expenses;

•	the compensation and expenses of our trustees and the cost of liability insurance to indemnify our trustees and officers;

•	the costs and compensation of our Chief Financial Officer;

•	the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs, etc.);

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us;

•	costs incurred by employees of our manager for travel on our behalf and other out-of-pocket expenses;

•	the costs and expenses incurred with respect to market information systems and publications, research publications and materials;

•	settlement, clearing, and custodial fees and expenses;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred on our behalf;

•	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of our manager; and

•	rent incurred by our manager.

In addition, we are required to pay our pro rata portion of telephone, utilities, office furniture, equipment and machinery and other office and overhead expenses of our manager and its affiliates required for our operations. Reimbursement of the expenses described in the prior sentence is limited to $1.2 million for the first year that our new management is in place.

Our Competitive Advantages

We believe our business possesses a number of characteristics that will distinguish us from our competitors, including:

Experienced Management. One of our primary advantages is the experience of our senior management team, which has been involved in real estate finance, operations, lending, development and structured finance transactions at leading investment and commercial banks and accounting firms. The members of our senior management team have, on average, more than 25 years of experience in real estate finance involving office, retail, industrial, apartment, lodging, health care and special purpose real estate.

Value-Added Origination Capability. We are differentiated from other commercial mortgage REITs because we are a creator and originator of loan products in addition to being a buyer of loan products. We believe that the origination capabilities of our senior management team, as well as our strategic relationships with NY Life, HSHN and C&W, will provide us access to a unique pipeline of financing opportunities. NY Life, HSHN and C&W have offices throughout the continental United States. NY Life has origination and underwriting teams in five offices in New York, Chicago, Atlanta, San Francisco and Dallas. HSHN has large origination and underwriting teams in New York and San Francisco. NY Life, HSHN and C&W have developed long-term relationships with many real estate owners, developers, borrowers, mortgage brokers and lenders. Although NY Life, HSHN and C&W are not contractually obligated to provide us with access to their transaction pipelines and other resources, we believe that they have incentives to do so because of their investments in the operating partnership and because we anticipate that their relationships with us and the capabilities of our company will be advantageous to their respective businesses. We expect that these relationships will provide us with access to transactions in major markets throughout the United States and complement the national relationship network of our senior management team. We also believe that mortgage brokers who are familiar with NY Life, HSHN and C&W’s credit skills and reliability from past deals will seek our involvement to bring greater certainty to the closing of highly structured transactions.

Resources of NY Life, HSHN and C&W. NY Life, HSHN and C&W are all world-class institutions with established real estate and finance practices. These firms have offices throughout the world and are involved in billions of dollars of real estate transactions each year. As a result, they have significant expertise in most real estate markets and property types. In addition to the local presence of NY Life and HSHN in various markets, C&W has 85 offices in 32 states and Puerto Rico and provides timely local market information to our senior management team. In addition, NY Life and HSHN regularly invest in real estate securities and have extensive capital markets capabilities to complement those of our senior management team.

Strong Underwriting and Asset Management Capabilities. Our manager has developed expertise in creating the types of customized transaction structures we intend to employ. In addition, we believe our relationships with NY Life, HSHN and C&W, including through their ownership interests in our manager and their investments in the operating partnership, create opportunities and incentives for them to assist us in ways that may provide us with special capabilities in structuring intercreditor agreements, participation agreements and servicing arrangements that can protect our rights, mitigate losses and enhance returns. This structuring expertise has also been developed through knowledge built over time in NY Life, HSHN and C&W’s real estate investing and servicing businesses. Where possible, we expect to use either HSHN or NY Life to act as primary servicers on each of our loans.

Product Diversity and Structuring Flexibility. We believe that our ability to provide a wide range of financing products and our ability to customize financing structures to meet borrowers’ needs will contribute in distinguishing us from our competitors. Our goal is to be a one-stop shop for real estate financing solutions capable of financing the most senior capital positions through subordinate interests to equity participations. NY Life and HSHN are active national real estate lenders. Our senior management team has substantial experience in responding to borrower needs by crafting financial products that are tailored to meet the business needs of a property owner. We believe that our strong origination capability and our ability to be an active trader of commercial mortgage loans and securities, generating both fee income and trading profits, set us apart from our competition.

Broker-Dealer Capabilities. We expect to receive origination fees from borrowers for the financings that we originate for third parties and advisory fees on transactions in which we perform advisory services through our TRS, NY Credit Securities, LLC, which is registered as a broker-dealer with the SEC and approved for membership with the NASD. The establishment of our broker-dealer subsidiary provides greater flexibility to our operational capabilities by facilitating the structuring of loans to create participations or securities to be privately placed with qualified investors, and advisory services for issuers in connection therewith.

Our Targeted Assets

We intend to focus on certain types of assets where we believe we have a competitive advantage or that offer specific risk-adjusted returns. We may originate loans in direct transactions with borrowers, and may also acquire existing assets from third parties, including NY Life, HSHN and C&W and their respective affiliates.

Subject to complying with all applicable laws, rules and regulations, we expect our targeted assets to include the following:

Mortgage Loans

We intend to originate, and we may acquire from third parties, fixed-rate whole loans, which we expect to range in size between $10 million and $100 million, with terms that range from 5 to 15 years. We intend to separate these loans into tranches that can be retained, securitized or sold. We expect to retain B-Notes created in connection with the whole loan origination or acquisition, where we anticipate the best risk-adjusted returns. We expect the stated maturity of our whole loans to range from 5 years to 15 years. We expect these assets to have loan-to-value ratios generally between 60% and 80%.

If we anticipate selling the senior portion of a loan, we will fund the origination or acquisition of the loan either through or jointly with our TRS. In instances where we purchase the third-party loans jointly with our TRS, we will retain the subordinate portion for our own account and our TRS will sell the senior portion. If we purchase the third-party loans through our TRS, the TRS will sell the subordinate piece of the loan to us at fair market value determined on an arms-length basis, and the TRS will sell the senior piece to third parties. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of loans to us or to third parties and on its other income and activities. If we anticipate holding a third-party loan for our own account, we will generally fund the purchase of the loan rather than our TRS.

Subordinate Interests in Whole Loans (B-Notes)

We intend to retain from some of the mortgage loans that we originate, and we may purchase from third parties, subordinate interests in first mortgages, referred to as B-Notes. We expect the B-Notes to range in size between $5 million and $50 million. B-Notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A-Note. The subordination of a B-Note is generally evidenced by a co-lender or participation agreement between the holders of the related A-Note and the B-Note. In some instances, the B-Note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. We may originate B-Notes directly or acquire B-Notes in negotiated transactions with originators of whole loans. If we originate first mortgage loans, we may divide them, securitizing or selling the A-Note and keeping the B-Note for our portfolio. In instances where we divide a first mortgage loan, we will fund the origination of the loan either through or jointly with our TRS. If we originate the first mortgage loan jointly with our TRS, we will retain the B-Note for our portfolio and our TRS will sell the A-Note. If we originate the first mortgage loans through our TRS, our TRS will sell the B-Note to us for our portfolio at fair market value determined on an arms-length basis, and our TRS will sell the A-Note to third parties. We may also pay our TRS a fee for the origination services provided by it for the B-Notes we acquire for our loan portfolio. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of B-Notes or A-Notes to us or to third parties and on its other income and activities. We believe that the B-Note market will continue to grow with the expansion of the commercial mortgage securitization market.

B-Notes typically bear interest at a rate of 200 to 600 basis points over the applicable interest rate index and have loan-to-value ratios generally between 65% and 80%. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but typically are subordinated in recovery upon a default.

B-Notes created from bridge loans generally will have terms matching those of the whole loan of which they are a part, typically three to seven years. B-Notes created from permanent loans generally will have terms of 5 years to 15 years. We expect to hold B-Notes to their maturity and finance them with warehouse lines and CDOs.

When we acquire and/or originate B-Notes from third parties, we may earn income on the asset, in addition to the interest payable on the B-Note, in the form of fees charged to the borrower under that note (currently approximately 0.25% to 1% of the note amount) or by receiving principal payments in excess of the discounted price (below par value) we paid to acquire the note. When we originate B-Notes out of whole loans and then sell the A-Notes through our TRS, we will have to allocate our basis in the whole loan to the two (or more) components to reflect the fair market value of the new instruments. Our TRS may realize a profit on sale if the allocated value is below the sale price. Our ownership of a B-Note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B-Note, which may include foreclosure on, or modification of, the note. In some cases the owner of the A-Note may be able to foreclose or modify the note against our wishes as holder of the B-Note. As a result, our economic and business interests may diverge from the interests of the holders of the A-Note.

     Bridge Loans

We intend to offer floating rate whole loans to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. This type of bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt. The bridge loans we intend to originate will be predominantly secured by first mortgage liens on the property and are expected to provide interest rates ranging from 175 to 350 basis points over applicable interest rate index. We expect that the bridge loans that we originate will range in size between $10 million and $100 million.

We expect the stated maturity of our bridge loans to range from two years to five years, and we expect to hold these assets to maturity. In many circumstances, we will have the right to make the permanent loan to be used to repay the bridge loan. The permanent loan would then be securitized or sold.

     Mezzanine Financing

We intend to originate mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees, or collateral unrelated to the property.

We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

We anticipate that these assets will typically range in size from $10 million to $50 million and bear interest at a rate of 450 to 800 basis points over the applicable interest rate index. Some transactions entail the issuance of more than one tranche or class of mezzanine debt. We expect these loans to have loan-to-value ratios generally between 75% and 90%.

We expect the stated maturity of our mezzanine financings to range from two years to ten years. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these assets to maturity.

     Preferred Equity

We intend to acquire preferred equity in entities that directly or indirectly own commercial real estate. Preferred equity is not secured, but holders have priority relative to common equity holders on cash flow distributions and proceeds of capital events. In addition, preferred holders can often enhance their position and protect their equity position with covenants that limit the entity’s activities and grant the holders the right to control the property after default. Occasionally, the first mortgage on a property prohibits additional liens and a preferred equity structure provides an attractive financing alternative. When we acquire preferred equity, we may become a special limited partner or member in the ownership entity and may be entitled to take certain actions, or cause a liquidation, upon a default. Preferred equity typically is highly leveraged, with loan to value ratios generally between 85% and 95%. We expect that our preferred equity assets typically will have a stated maturity of three to five years and will range in size between $5 million and $50 million. We expect to hold these assets to maturity.

     Net Leased Real Estate

We intend to acquire real property subject to long-term leases where we believe that the real estate value and the tenant credit combine to offer attractive risk-adjusted returns. We expect that these assets will have lease terms of ten years or more and will be in the range of $20 million to $100 million for each transaction. Larger transactions involving portfolios of assets may also be considered, taking into account concentration issues with a single tenant and the residual value of the underlying assets. We also may originate or acquire mortgage loans secured by real estate under long-term net leases. These will generally include portfolios of fully amortizing mortgages or mortgages where some residual risk will exist at the end of the term of the loan. These portfolios may include geographically diverse tenant and borrower concentrations.

     Commercial Mortgage-Backed Securities (CMBS)

We may originate CMBS from pools of commercial loans we assemble, in which event we expect to retain the equity interest. CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living facilities. These securities may be senior, subordinate, investment grade or non-investment grade securities. To the extent we originate CMBS, we would expect a majority of such CMBS to be rated by at least one rating agency.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.

The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as:

•	the principal amount of loans relative to the value of the related properties;

•	the mortgage loan terms, such as amortization;

•	market assessment and geographic location;

•	construction quality of the property; and

•	the creditworthiness of the borrowers.

     Other Real Estate Related Assets

We may also acquire other instruments, such as (1) distressed debt, most often sub-performing and non-performing real estate loans acquired from financial institutions, which are typically purchased at a discount to the outstanding principal and (2) other types of commercial or multi-family real estate assets and securities of REITs or other entities engaged in real estate activities. Some of these assets may be equity interests in properties with no stated maturity or redemption date, or long-term leasehold interests with expiration dates as long as 40 years beyond the date the transaction was completed. We expect to hold these assets between several months and ten years, depending upon the risk profile of the asset and our strategy with respect to that asset. The timing of our sale of these assets, or of their repayment, will frequently be tied to certain events involving the underlying property, such as new tenants or superior financing.

Our Portfolio

Initial Portfolio. Our predecessor was formed in March 2005 and began originating and acquiring assets in December 2005. Presented below is a summary of the loans held in our portfolio and loans held for sale, which aggregated approximately $188 million.

     Loans Held in Portfolio

		Amount of		Loan-to-
		Initial		Value			Leveraged
Investment	Source	Investment	Type	Ratio(1)	Rate(2)	Maturity Date	IRR(3)

Senior living facilities, various locations(4)	HSHN	$25,000,000	B-Note	70.80%	LIBOR + 3.50%	June 30, 2010	12.75%

Office building, San Francisco, CA(5)	NY Life	4,000,000	B-Note	71.30%	8.82%	September 30, 2010	14.96%

Retail properties, various locations(6)	NY Credit	9,100,000	B-Note	88.00%	11.62%	November 1, 2015	20.19%

Senior living development, Bethesda, MD(7)	HSHN	24,800,000	B-Note	70.60%	LIBOR + 6.50%	March 30, 2011	20.91%

Multi-family dwelling, Columbus, OH(8)	NY Life	1,400,000	B-Note	83.30%	13.55%	July 6, 2016	31.69%

Land development, Miami, FL(9)	HSHN	20,000,000	B-Note	38.80%	LIBOR + 6.75%	July 6, 2009	22.96%

Condominium conversion, Stamford, CT(10)	NY Credit	14,800,000	B-Note	67.00%	LIBOR + 5.20%	January 1, 2008	32.36%

Apartment portfolio, Midwest(11)	NY Credit	37,800,000	Bridge Loan	73.60%	LIBOR + 3.50%	September 1, 2009	19.98%

Total		$136,900,000

(1)	Loan-to-value ratio is determined based on property appraisals completed prior to closing.

(2)	LIBOR is defined as the London Interbank Offered Rate, the interest rate at which banks can borrow funds, in marketable size, from other banks in the London interbank market.

(3)	Leveraged IRR represents the realized internal rate of return, or IRR, unless the transaction was closed before our predecessor entered into our repurchase facility on February 9, 2006. All transactions our predecessor has entered into since that date have been leveraged, and therefore unless otherwise noted leveraged IRR is the same as our realized IRR. For a description of our repurchase facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Repurchase Facility.”

(4)	Our asset is in the first loss tranche of an aggregate $405.8 million financing provided by HSHN. We received a $62,500 origination fee in connection with this transaction.

(5)	Our asset represents the junior participation in a $64 million loan. NY Life retained the $60 million A-Note portion of the loan. The loan is not prepayable for two years but is prepayable thereafter in full subject to a fee equal to the greater of (1) 1% of the then existing loan balance or (2) an amount equal to the same yield the lenders would have received if the borrower made all scheduled mortgage payments until maturity. The rate is based on a five-year U.S. treasury rate of 4.12%. Leveraged IRR for this transaction represents the IRR that could have been achieved had the transaction been leveraged under our repurchase facility as of the closing of that transaction because the transaction was closed prior to February 9, 2006.

(6)	Our asset represents the junior participation in a $66.2 million cross-collateralized / cross-defaulted portfolio loan. The $57.1 million A-Note was securitized in December 2005. The rate represents the total of the whole loan’s fixed 10-year Treasury rate of 4.62% and a 7% spread.

(7)	Our asset represents the junior participation in a $177.1 million HSHN construction loan facility. We received a $124,000 origination fee in connection with this transaction.

(8)	Our asset represents a portion of a whole loan that our predecessor extended. In October of 2006, we securitized $33.6 million of this position and retained a $1.4 million B-Note. IRR reflects the return on the B-Note only, which has a 13.55% fixed rate.

(9)	Our asset represents a refinancing of our $15 million junior participation in a land development in Miami, Florida, which was repaid on July 6, 2006, as set forth under “—Fully Repaid Loans.” We refinanced this loan on July 31, 2006 and currently hold a $20 million junior participation in a $112 million secured loan facility.

(10)	Our asset represents the junior participation in a $54.2 million condominium conversion facility. We received a $111,000 origination fee in connection with this transaction.

(11)	Our asset represents the senior participation in a $37.8 million loan secured by an apartment portfolio in the Midwest. We received a $756,000 origination fee in connection with this transaction.

As of October 25, 2006, the weighted average IRR for the loans in our portfolio was approximately 19.22%. This IRR considers all assets described above under “—Loans Held in Portfolio,” as well as our fully repaid loans described below. The weighted average IRR does not consider any assets that we have securitized or sold because they were not held on an IRR basis but instead were held on a short term basis to receive a fee upon sale or securitization.

Loans Held for Securitization/Sale

		Amount of Initial		Loan-to-Value
Investment	Source	Investment	Type	Ratio	Rate	Maturity Date

Multi-family dwelling, Columbus, OH(1)	NY Life	$33,600,000	A-Note	80%	6.05%	July 6, 2016

Retail property, Colonie, NY(2)	NY Credit	17,500,000	Whole Loan	80%	5.86%	September 6, 2016

Total		$51,100,000

(1)	Our asset represents the senior portion of a whole loan that our predecessor completed. On October 30, 2006, we sold this asset into a third party securitization.

(2)	Our asset is a whole loan that our predecessor completed. On October 30, 2006, we sold this asset into a third party securitization.

Fully Repaid Loans. Our predecessor has acquired or originated certain assets listed below, which have either been repaid in full or sold prior to the date of this prospectus.

		Amount		Loan-to-				Potential
		of Initial		Value				Leveraged
Investment	Source	Investment	Type	Ratio	Rate	Maturity Date	Actual IRR(1)	IRR(2)

Condominium conversion, New York, NY(3)	NY Credit	$10,000,000	Bridge Loan	78%	LIBOR + 2.75%	August 29, 2007	23.27%	31.58%

Multi-family dwelling, Tempe, AZ(4)	HSHN	4,600,000	B-Note	79%	LIBOR + 4.00%	May 2, 2008	7.21%	13.34%

Land development, Miami, FL(5)	HSHN	15,000,000	B-Note	53%	LIBOR + 7.35%	June 26, 2009	17.38%	22.62%

Total		$29,600,000

(1)	Actual IRR represents the realized IRR. Actual IRR reflects the fact that we funded our initial transactions prior to entering into our current repurchase facility. When we entered into our repurchase facility on February 9, 2006, we leveraged each of these transactions. Therefore, these transactions did not receive the full benefits of the leverage we actually incurred with respect to an asset.

(2)	Potential leveraged IRR represents the IRR that could have been achieved on a transaction had it been leveraged under our repurchase facility as of the closing of that transaction. Our predecessor entered into our repurchase facility on February 9, 2006, and all transactions our predecessor has entered into since that date have been leveraged.

(3)	Our asset represented a participation in a $130 million senior secured multi-draw facility, on the same terms as all of the other lenders under the facility. This position was fully repaid on May 2, 2006. We received a $281,000 origination fee in connection with this transaction. The Loan-to-value ratio is based on the ratio of loan proceeds to net sales proceeds of condominium unit sales.

(4)	Our asset represented the junior participation in a $24.6 million first deed of trust note. HSHN retained the $20 million senior participation in the loan. This position was fully repaid on May 10, 2006.

(5)	Our asset represented a participation in a junior term loan in a $160 million secured loan facility. This loan facility was comprised of a $75 million revolver facility held by HSHN, to which our loan was subordinate; a $55 million senior term loan held by HSH, to which our loan was subordinate; our $15 million loan; and a $15 million first loss financing held by another investor, to which our loan was senior. This position was fully repaid on July 6, 2006. We received a $200,000 origination fee in connection with this transaction.

Our Loans Held in Portfolio, Loans Held for Securitization/Sale and Fully Repaid Loans totaled approximately $217.6 million as of October 25, 2006.

Assets Under Consideration. As of the date of this prospectus, we have more than $720 million of assets under review as potential acquisitions. The total loan value of these assets, including the senior positions, is more than $1.4 billion. We may decide not to pursue or we may be unable to complete some or all of these transactions under consideration. See “Risk Factors.”

Sourcing Potential Opportunities

We recognize that the market for our targeted asset classes is highly competitive and that we will compete with other companies, including NY Life, HSHN and C&W, and individuals for profitable opportunities. Accordingly, we believe our ability to identify, or “source,” such opportunities will be very important to our success and will distinguish us from our competitors. We source our opportunities through an external system consisting of opportunities that may be referred to us by NY Life, HSHN and C&W and an internal system consisting of opportunities generated or discovered by our manager and our experienced senior management team.

External System. We believe that NY Life, HSHN and C&W have very strong and active origination systems. NY Life, HSHN and C&W may involve our company in selected transactions that they are originating by either offering us the opportunity to or requesting that we purchase an interest in an asset that they have originated or working together with our company to structure and originate the asset. Our manager spends considerable time communicating to NY Life, HSHN and C&W’s originators our mutually advantageous strategy and consulting with them regarding transactions. See “—Our Strategic Relationships.”

Internal System. Our “internal” origination system results from our manager’s experience with all aspects of real estate lending, investment, capital markets and management. The combined experience levels of this diverse group of professionals provides our manager with access to all product types across all markets. Each of our manager’s executive officers will be charged with adding depth to this internal system so that we will be able to have diverse and complementary sets of origination channels.

Our Asset Approval and Management Process

With respect to our system of sourcing potential opportunities, our manager employs an active multi-step process consisting of the following:

•	information research;

•	screening and pursuit of potential transactions;

•	comprehensive due diligence and underwriting;

•	investment committee approval process;

•	closing; and

•	asset management.

The following is a discussion of each stage of the asset approval and management process.

Information Research. Our manager will continuously monitor the property and capital markets to adjust its operating strategy and optimize the performance of our portfolio. We believe we have a substantial competitive advantage in our research capabilities due to the resources and activities of NY Life, HSHN and C&W. We will use any information provided by them and their respective affiliates as well as a variety of independent sources to refine our strategy. Some of the key elements we will focus on are the following:

•	fundamental supply and demand characteristics of markets;

•	performance characteristics of all property types;

•	overall capital flows;

•	macro-economic trends;

•	demographic trends;

•	quotes on various structures and products;

•	leverage amounts and policies;

•	market makers and leaders;

•	residual cap rates; and

•	sales information.

All transactions are considered in the context of their risk and yield profile, reviewing such factors as match-funding and hedging efficiency and overall concentration considerations, such as asset size, product type, tenants, borrower, sector, floating versus fixed rates and maturity. Our focus will be on risk management and understanding the impact of any asset on our portfolio prior to closing.

Screening and Pursuit of Potential Transactions. Following the decision to pursue a transaction, whether the potential transaction involves a single asset or a portfolio of assets, the potential transaction is subject to a review of the underlying real estate or, in the case of a loan, the real estate collateral, the borrower and the associated debt/equity structure. Our manager has developed a rigorous and disciplined review approach that will allow us to determine whether a prospective asset can achieve our targeted, risk-adjusted returns. This approach involves a review of the following, as applicable:

•	the borrower’s reputation, credit and payment performance;

•	a detailed review of the asset, including market analysis, property valuation, risk assessment and physical examination;

•	environmental, structural and zoning review;

•	detailed review of the transaction structure;

•	initial financial modeling; and

•	initial legal and accounting due diligence.

If our manager deems it necessary, it will use a stress test analysis with respect to the debt service capacity of the assets and their ultimate ability to refinance. Based on the stress test results as well as our manager’s review of the specific product types and property locations, a preliminary loan loss estimate will be derived, which will then be assessed against the proposed financing structure. Other factors that our manager will consider include the reputation of the underwriters and issuers, the quality of the loan underwriting, the quality of the respective borrowers and the adequacy of the related loan documents. Once the potential transaction is screened, the purchase parameters will be bid and/or negotiated, and a formal due diligence process will be initiated.

Due Diligence and Underwriting. Our manager will subject a potential transaction to a rigorous and disciplined analysis to optimize pricing and structuring. From a real estate perspective, the due diligence may include one or more of, but is not limited to, the following:

•	conducting an analysis, regardless of the recourse nature of a loan, of the borrower’s investment history, reputation, credit history, investment focus and expertise;

•	making site visits to assess the economic viability of the collateral including tenant and overall property viability;

•	reviewing submarket supply and demand and existing and planned competitive properties;

•	reviewing local submarket rental and sales comparables;

•	reviewing issuer and third party valuations and appraisals of the property, if applicable, and the loan to value ratio with respect to the collateral;

•	performing legal, accounting, environmental, zoning, structural analyses of the property and borrower;

•	reviewing the level and stability of cash flow from the underlying collateral to service our asset;

•	analyzing the availability of capital for refinancing by the borrower if the loan does not fully amortize;

•	reviewing loan documents to determine the lender’s rights, including personal guarantees, additional collateral, default covenants and other remedies as well as the lender’s rights under any intercreditor agreements; and

•	making appropriate modifications to reflect the underlying collateral and borrower credit risk, including requiring letters of credit or other liquid instruments to ensure timely payments and loan-to-value ratios appropriate for the yield.

As a result of this extensive real estate review, a cash flow forecast for each collateral property will be prepared, and a valuation will be assigned. The performance of the respective loan will then be forecast and losses will be projected with respect to all assets to derive the projected risk-adjusted return. Sensitivity analysis will be performed in consideration of differing levels of loan losses, variances in the timing of loan payoffs or prepayments, loan extension scenarios and with respect to changing interest rates. In all cases, we will consider the potential impact on the risk profile of our portfolio and the impact on cash flow after we implement financing.

Investment Committee Approval Process. Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer, and one of whom will be appointed by our board of trustees from our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and HSHN, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Following transaction screening and initial due diligence, our investment committee will review all potential transactions to consider pricing, structuring, real estate and borrower risk, finance capability, hedging and portfolio risk management as well as REIT and Investment Company Act compliance issues. Following execution of a term sheet, the investment committee will pursue final due diligence to the extent applicable. Upon completion of due diligence and prior to making any binding debt commitments or expenditures, our investment committee will consider the impact of any material findings on the transaction’s risk profile. All transactions will be reported to our board of trustees. Our investment committee will consult regularly with our board of trustees, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager.

Asset Management. With respect to managing our assets, our manager will seek to address the following issues:

•	Asset Monitoring. Our manager will actively monitor and manage our assets. We use third parties to service our mortgages. Our manager’s officers have been trained to identify asset level risks early and to take measures to mitigate those concerns. Our investment committee will review our portfolio quarterly on a formal basis and more frequently, on an informal basis, to consider any “watch list” assets and determine any appropriate actions and reserve strategies.

•	Cash Collections. To the extent possible, we will enter into cash collection and lock box agreements, in particular on high yield assets.

•	Collateral Valuation. Our manager will be responsible for determining the value of the collateral property, including an analysis of the condition of the property, existing tenant base, current information and comparable market rents, occupancy and sales. When appropriate, our manager will also conduct an investigation of the borrower to identify other potential sources of recovery, including other non-real estate collateral and guarantees. Our manager will then be responsible for reviewing the collateral operating statements on an ongoing basis and within the market in order to accurately track asset value and its cash flow performance.

•	Recovery Strategies. To the extent a default is realized with respect to an asset, our manager will be responsible for recommending and implementing the appropriate recovery strategy in order to produce the highest present value recovery. Our management’s real estate operating and distressed debt workout management experience put us in a strong position to manage problems that may arise.

Our Financing Strategy

Initially, we expect to use unallocated proceeds of this offering and borrowings under our repurchase facility to fund future transactions and for working capital. Thereafter, we intend to finance the acquisition of additional assets primarily by borrowing against or further “leveraging” our existing and future portfolio. We intend to finance first mortgage loans between 80% and 90%, B-Notes and mezzanine loans between 55% and 85%, bridge loans between 55% and 85%, preferred equity between 50% and 60% and net leased assets between 50% and 60%.

We intend to maintain target debt levels of up to 75% of asset value to maintain flexibility to respond to industry conditions and opportunities. We have a repurchase facility under which we can incur up to $200 million of debt to supplement our operating capital. As of October 25, 2006, we had $131 million of outstanding debt, all of which was borrowed under our repurchase facility.

Our declaration of trust and bylaws do not limit the amount of indebtedness we can incur, and our board of trustees has discretion to change our indebtedness policy at any time. However, we intend to maintain an adequate capital base to protect against various business environments in which our financing and hedging costs might exceed interest income (net of credit losses) from our assets. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on our assets lags behind interest rate increases in our borrowings, which are expected to be predominantly variable rate. See “Risk Factors—Risks Related to Our Business.”

We will use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We will use debt financing in various forms in an effort to increase the size of our portfolio and potential returns to our shareholders. Access to low-cost capital is crucial to our business, because we earn income based on the spread between the yield on our assets and the cost of our borrowings.

We expect to use short-term financing, in the form of repurchase agreements, bridge financings and warehouse facilities, prior to the implementation of longer-term financing.

Repurchase agreements allow us to borrow against loans we own. Under these agreements, we sell our loans to a counterparty and agree to repurchase the same loans from the counterparty at a price equal to the original sales price plus an interest factor. These agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty.

In addition to repurchase agreements, we intend to use warehouse facilities. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our transactions. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

For longer-term funding, we intend to use securitization structures, particularly CDOs, as well as other match-funded financing structures. Match-funded financing structures match the maturities of our financial obligations with the maturities of our assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as CMBS, B-Notes, mezzanine loans and REIT debt. Like typical securitization structures, in a CDO the assets are pledged to a trustee for the benefit of the holders of the bonds. The bonds may be rated by one or more rating agencies. One or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing. We believe that CDO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our loans. We may also issue trust preferred securities, which are long-term, unsecured obligations that qualify as debt for GAAP and tax purposes.

Our Operating Policies

Our Operating and Borrowing Guidelines. We have adopted general guidelines, which may be amended by our board of trustees, without the approval of our shareholders, from time to time for our assets and borrowings to the effect that:

•	no asset will be included in our portfolio that would cause us to fail to qualify as a REIT;

•	no asset will be included in our portfolio that would cause us to be regulated as an investment company under the Investment Company Act;

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single asset;

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single borrower; and

•	our manager is required to seek the approval of a majority of the independent members of our board of trustees before we engage in a material transaction with our manager or any of its affiliates.

Credit Risk Management. We will be exposed to various levels of credit and special hazard risk depending on the nature of our underlying assets and the nature and level of credit enhancements supporting our assets. We will originate or purchase mortgage loans that meet minimum debt service coverage standards established by us. Our manager will review and monitor credit risk and other risks of loss associated with each asset. In addition, our manager will seek to diversify our portfolio of assets to avoid undue geographic, issuer, industry and certain other types of concentrations. Our investment committee and board of trustees will monitor the overall portfolio risk and review levels of provision for loss.

Interest Rate Risk Management. To the extent consistent with maintaining our qualification as a REIT, we will follow an interest rate risk management policy intended to mitigate the negative effects of major interest rate changes. We intend to minimize our interest rate risk from borrowings by attempting to structure the key terms of our borrowings to generally correspond to the interest rate term of our assets.

Hedging Activities. We will enter into hedging transactions to protect our portfolio from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interest of our shareholders, given the cost of such hedges and the need to maintain our qualification as a REIT. We may from time to time enter into interest rate swap agreements to offset the potential adverse effects of rising interest rates under certain short-term repurchase agreements. Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when it believes, based on all relevant facts, that bearing such risk is advisable.

Conflicts of Interest Policies. Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer, and one of whom will be appointed by our board of trustees from our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and HSHN, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Our investment committee will consult regularly with our board of trustees, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset.

Competition

Our net income depends, in large part, on our manager’s ability to originate and acquire our targeted assets. In originating and acquiring these investments, our manager will compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage brokers, insurance companies, mutual funds, institutional investors, investment banks, other lenders, governmental bodies and other entities. There are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of commercial real estate finance products suitable for purchase by us.

Our Structure

NY Credit Trust was formed as a Maryland real estate investment trust pursuant to our declaration of trust on November 6, 2006 to continue the business of our predecessor, which was formed in March 2005. See “Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws.” We intend to elect to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code commencing with our taxable year ending December 31, 2007. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual transactions and operating results, various requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT.

As long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our net income that we annually distribute to our shareholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. NY Credit Securities, LLC and NY Credit TRS Inc., our TRSs, will be subject to U.S. federal, state and local taxes on their income and activities.

Our operating activities will be managed by our manager and supervised by our investment committee and our board of trustees. Each of NY Life and HSHN will have a representative on our investment committee. In the event any member of our investment committee or any of his affiliates has an economic interest in a transaction under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the transaction but may attend any meetings of our investment committee at which the transaction is discussed and/or voted upon. Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer, and one of whom will be appointed by our board of trustees from our senior management team. Under the management agreement, we will pay our manager an annual base management fee determined by our equity as well as an incentive fee based on our performance. See “—Our Management Agreement.”

Investment Company Act Considerations

We conduct our operations so that we are not required to register as an investment company. Under Section 3(a)(1) of the Investment Company Act, a company is not deemed to be an “investment company” if:

•	it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	it neither is engaged nor proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the 40% Test. “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Because we are a holding company that conducts our businesses through wholly-owned or majority-owned subsidiaries, the securities issued by our subsidiaries that are excepted from the definition of “investment company” under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a combined value in excess of 40% of the value of our total assets on an unconsolidated basis. This requirement limits the types of businesses in which we may engage through our subsidiaries.

Our operating partnership, which holds, through wholly-owned subsidiaries, substantially all of our real-estate-related securities, also intends to conduct its operations so that it is not required to register as an investment company because less than 40% of the value of its total assets on an unconsolidated basis will consist of “investment securities.” In the future, our operating partnership may seek to be exempt from

Investment Company Act regulation under Section 3(c)(5)(C) or 3(c)(6). Certain of the wholly-owned subsidiaries of our operating partnership intend to be exempt from Investment Company Act regulation under Section 3(c)(5)(C). Any entity relying on Section 3(c)(5)(C) for its Investment Company Act exemption must have at least 55% of its portfolio invested in qualifying real estate assets (which, in general, must consist of whole mortgage loans and other liens on and interests in real estate) and at least another 25% of its portfolio invested in real estate-related assets.

Based on no-action letters issued by the staff of the SEC, we classify our whole loan assets as qualifying real estate assets, as long as the loans are “fully secured” by an interest in real estate. That is, if the loan-to-value ratio of the loan is equal to or less than 100%, then we consider the loan a qualifying real estate asset. We do not consider loans with loan-to-value ratios in excess of 100% to be qualifying real estate assets that come within the 55% basket, but only real estate-related assets that come within the 25% basket. With respect to our B-Note assets, we take the position that B-Notes are qualifying real estate assets that come within the 55% basket where we have the unilateral right to (i) instruct the servicer to foreclose on a defaulted mortgage loan, (ii) replace the servicer in the event the servicer, in its discretion, elects not to foreclose on such a loan, and (iii) purchase the A-Note in the event of a default on the mortgage loan. We note that the SEC staff has not provided any guidance on the treatment of B-Notes for Section 3(c)(5)(C) purposes and any such guidance may require us to adjust our B-Note strategy. We will treat our mezzanine loans and our CMBS assets as real estate-related assets that come within the 25% basket. Our joint venture assets may constitute qualifying real estate assets if we have the right to approve certain major decisions affecting the joint venture. The treatment of other assets as qualifying real estate assets and real estate-related assets is based on the characteristics of the underlying collateral and the particular type of loan, including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral.

We believe that each of NY Credit TRS Inc., our TRS, and NY Credit Securities, LLC is exempted from Investment Company Act regulation under Section 3(c)(7) of the Investment Company Act. Therefore, our operating partnership’s investment in each of NY Credit TRS, Inc. and NY Credit Securities, LLC will constitute an “investment security” for purposes of the 40% Test. Our operating partnership’s CDO subsidiary is a qualified REIT subsidiary that is expected to be exempted under the Investment Company Act under Section 3(c)(5)(C). Additionally, we expect to form separate subsidiaries for each additional CDO or other securitizations we sponsor. We expect that each such subsidiary will rely on the exception provided by Section 3(c)(5)(C) or 3(c)(7) of the Investment Company Act.

Because our operating partnership will not be relying on Section 3(c)(1) or 3(c)(7) for its Investment Company Act exemption, our investment therein will not constitute an “investment security” for purposes of the 40% Test. Our investment in NY Credit Securities, LLC will constitute an “investment security” for purposes of the 40% Test.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of trustees of a company. We treat companies, including CDO subsidiaries, in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% Test. We have not requested the SEC to approve our treatment of any company as a majority-owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies, including CDO subsidiaries, as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% Test. Any such adjustment in our strategy could have a material adverse effect on us.

We may seek a no-action letter from the SEC staff, regarding how certain of our strategies fit within the exclusions from regulation under the Investment Company Act that we and our subsidiaries are using.

To the extent that the SEC staff provides more specific guidance regarding the treatment of assets as qualifying real estate assets or real estate-related assets, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategy we have chosen.

If we or our subsidiaries fail to maintain our exceptions or exemptions from the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act will, accordingly, limit our ability to enter into certain transactions.

Employees

We have no employees, and we do not anticipate hiring any employees in the near term. Our executive officers are all employed by our manager.

Legal Proceedings

We and our manager are not involved in any material litigation nor, to our knowledge, is any litigation threatened against us or our manager.

MANAGEMENT

Our Trustees, Trustee Nominees, Executive Officers and Key Employees

Following this offering, we expect our board of trustees to consist of five trustees, three of whom we expect to be independent trustees, as defined by the rules of the NYSE. See “—Board of Trustees and Committees.” Upon the expiration of their current terms at the annual meeting of shareholders in 2008, trustees will be elected to serve a term of one year. Our bylaws provide that a majority of the entire board of trustees may establish, increase or decrease the number of trustees, provided that the number of trustees may never be more than 15. All officers serve at the discretion of our board of trustees. The following table sets forth certain information about our trustees and executive officers upon completion of this offering.

Name	Age	Position

Robert Abrams*	74	Trustee Nominee
William V. Adamski	49	Chief Executive Officer, Interim Chief Investment Officer and Trustee
Joseph V. Green*	56	Trustee Nominee
John P. Malfettone*		Trustee Nominee
Edward J. Santoro	56	Chief Financial Officer and Trustee

*	Indicates that such trustee is considered an independent trustee under the NYSE independence standards as determined by our board of trustees.

Information for each of our trustees, trustee nominees, executive officers and a key employee is set forth below.

Robert Abrams has agreed to become a member of our board of trustees upon completion of this offering. Mr. Abrams has been a professor in the real estate program at Cornell University, of which he is the founder and a past director, since 1994, and a senior lecturer in the department of city and regional planning at Cornell University since 1992. Since 1992, he has also been a consultant for Colliers ABR, Inc. (formerly Abrams Benisch Riker, Inc.), of which he was the principal and founder from 1978 until 1992. Mr. Abrams is currently a Trustee Emeritus and Presidential Councilor of Cornell University and serves as a director of both Tomkins County Area Development and the Cayuga Medical Center. Mr. Abrams graduated from Cornell University in 1953 with a bachelor of science degree in industrial and labor relations and from Harvard University in 1957 with a masters in business administration.

William V. Adamski has served as our chief executive officer since the formation of our predecessor in March 2005 and as a member of our board of trustees since our formation in November 2006. Since April 2000, Mr. Adamski has been the president of BRK Management, LLC, specializing in real estate debt and equities investments. From December 1995 until March 2000, Mr. Adamski was a managing director at Credit Suisse First Boston LLC, where he led the real estate finance effort and was responsible for the origination and structuring of all real estate products. From 1990 until 1995, Mr. Adamski was senior vice president at Lazard Frerés & Co., where he was responsible for corporate and other real estate transactions. Mr. Adamski is currently a member of the board of directors of NorthStar Realty Finance Corp., a publicly traded real estate finance company. He is also currently on the Cornell Real Estate Advisory Board, which invests the university endowment in real estate, and is the chairman of the Board of Governors of Mercy Medical Center. Mr. Adamski graduated from Cornell University in 1979 with a bachelor of arts in mathematics and from the New York University Leonard N. Stern School of Business in 1981 with a masters in business administration.

Joseph V. Green has agreed to become a member of our board of trustees upon completion of this offering. Mr. Green has been president of Winston Hotels, Inc., a hospitality real estate investment trust, since November 2003 and its chief financial officer of that company since May 1999. Mr. Green also served as executive vice president—acquisitions and finance of Winston Hotels, Inc. from January 1, 1998 until May 18, 1999, after having advised that company on matters regarding hotel acquisitions and finance since 1993, including its initial public offering. Mr. Green also serves on the board of directors and audit and governance and nominating committees of RP Realty Trust, a private REIT. Mr. Green graduated from the University of North Carolina in 1972 with a bachelor of science degree in finance, from Wake Forest University School of Law in 1976 with a juris doctor and from Georgetown University Law Center in 1978 with a master of laws in taxation.

John P. Malfettone has agreed to become a member of our board of trustees upon completion of this offering. Mr. Malfettone has been the chief operating officer of Oak Hill Capital Partners, a private equity company, since 2004. From 2002 until 2003, Mr. Malfettone served as executive vice president and chief financial officer for MacDermid, Inc., a public specialty chemical company. From 1997 until 2001, he served as the managing director for the private equity arm of GE Capital, where he founded the commercial services group. Mr. Malfettone was also the chief financial officer of GE Capital Corporation from 1994 until 1997, prior to which he served as first assistant controller and then vice president corporate controller of that company from 1990 until 1994. From 1977 until 1990, Mr. Malfettone was a partner in KPMG Peat Marwick. Mr. Malfettone currently serves as a member of the board of directors and chairman of the audit committee of Duane Reade, Inc., a public retail company. From 2003 until 2005, he served as a member of the board of directors and chairman of the audit committee of Dovebid, Inc., a private asset disposition and auction company. Mr. Malfettone graduated from University of Connecticut in 1977 with a bachelor of arts degree in accounting.

Edward J. Santoro has served as a managing director and our chief financial officer and chief operating officer since the formation of our predecessor in March 2005 and as a member of our board of trustees since our formation in November 2006. From June 2002 until March 2005, Mr. Santoro was a partner in Canterbury Capital Partners, a private investment fund formed to focus on opportunistic acquisitions of commercial real estate in the Northeast. From April 1997 until May 2002, he served in various positions at Credit Suisse First Boston, including managing director and co-head of the real estate investment group, chief operating officer of the real estate finance and securitization group. From 1990 until 1997, Mr. Santoro served in various positions at GE Capital, including executive vice president of the commercial real estate group, where he was responsible for all loan origination and capital markets activities, and vice president and comptroller, where his responsibilities included oversight of all corporate accounting functions as well as external financial reporting and regulatory filings. From 1974 until 1990, he served in a variety of positions, including audit partner, with KPMG Peat Marwick with overall audit responsibilities for a variety of commercial and not for profit clients. He held several other positions at KPMG including partner in charge of administration, partner in charge of recruiting, and associate SEC reviewing partner. Mr. Santoro was the treasurer of the Ridgefield Academy, a not-for-profit educational institution, until June 2006. Mr. Santoro graduated from the College of the Holy Cross in 1971 with a bachelor of arts in psychology and from Iona College in 1974 with a masters of business administration in accounting.

Christopher Tyrkko has served as our corporate controller since November 2006. Mr. Tyrkko has more than 15 years of experience in accounting and financial reporting. From February 2004 until November 2006, Mr. Tyrkko served as corporate controller at NorthStar Realty Finance Corp., a public real estate investment trust that originates and acquires real estate debt, real estate securities and net lease properties, where his duties included SEC financial reporting, budgeting and cash management. From June 1997 until January 2004, he served in various controller capacities at Reckson Associates. Prior to June 1997 Mr. Tyrkko was employed as an accountant at Deloitte & Touche LLP. Mr. Tyrkko graduated from Long Island University in 1989 with a bachelor of science in accounting and in 1990 with a master’s of science in accounting.

Board of Trustees and Committees

Our business is managed through the oversight and direction of our board of trustees, which has established operating guidelines for our manager to follow in its day to day management of our business.

At least a majority of our board of trustees is “independent,” as defined by the rules of the NYSE. Our trustees will be nominated by our nominating and corporate governance committee.

Our board consists of five trustees, two of whom are affiliated with our manager and three of whom are “independent” trustees. The trustees keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent trustees expect to meet regularly in executive sessions without the presence of our executive officers.

Our board intends to establish three committees consisting solely of independent trustees, the principal functions of which are briefly described below. Matters put to a vote at any one of our three committees must be approved by a majority of the trustees on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the trustees on that committee.

Audit Committee

The principal functions of the audit committee will be to assist the board in overseeing (1) our accounting and financial reporting processes, (2) the integrity and audits of our consolidated financial statements, (3) our compliance with legal and regulatory requirements, (4) the qualifications and independence of our independent auditors, and (5) the performance of our independent auditors and any internal auditors.

Compensation Committee

The principal functions of the compensation committee will be to (1) evaluate the performance of our officers, (2) review the compensation payable to our officers, (3) evaluate the performance of our manager, (4) review the compensation and fees payable to our manager under the management agreement and (5) administer the issuance of any shares of beneficial interest issued to our employees or the employees of our manager who provide services to us.

Nominating and Corporate Governance Committee

The principal functions of the nominating and corporate governance committee will be to seek, consider and recommend to the board qualified candidates for election as trustees and recommend a slate of nominees for election as trustees at the annual meeting of our shareholders. It will also periodically prepare and submit to the board for adoption the committee’s selection criteria for trustee nominees. It will review and make recommendations on matters involving general operation of the board and our corporate governance, and annually will recommend to the board nominees for each committee of the board. In addition, the committee will annually facilitate the assessment of the board of trustees’ performance as a whole and of the individual trustees and reports thereon to the board.

Investment Committee

The role of our investment committee is to review and approve sales, transfers, acquisitions and dispositions of assets for our portfolio and related compliance with our operating policies. The investment committee will meet as frequently as necessary in order for us to achieve our portfolio objectives.

Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer and one of whom will be appointed by our board of trustees from our senior management team. The members of our investment committee nominated by our manager will be representatives of NY Life and HSHN, respectively. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. Each investment committee member’s positions with our company, our manager, NY Life or HSHN is summarized in the following table.

Name	Position

William Adamski	Chief Executive Officer, Interim Chief Investment Officer and Trustee of NY Credit Trust
Mark Talgo	Senior Managing Director of NYLIM
James Fitzgerald	Senior Vice President, Head of Real Estate Finance of HSHN
Edward Santoro	Chief Financial Officer and Trustee of NY Credit Trust

Additional biographical information regarding the initial members of our investment committee is as follows:

•	William Adamski. See “—Our Trustees, Trustee Nominees, Executive Officers and Key Employees—William V. Adamski” for biographical information with respect to Mr. Adamski.

•	Mark W. Talgo has agreed to become a member of our investment committee upon completion of this offering. Mr. Talgo is the Senior Managing Director of the Real Estate Group of NYLIM, where he has been responsible for public and private real estate debt and equity investments. Mr. Talgo has been employed by NY Life for over 20 years and prior to his current position, Mr. Talgo was co-head of commercial mortgage production and managed the structured investments area within the Real Estate Group of NY Life. Mr. Talgo is a member of NAREIT, Commercial Mortgage Securities Association, The Real Estate Board of New York, Urban Land Institute and Pension Real Estate Association. Mr. Talgo graduated from Lake Forest College with a bachelor of arts and from New York University with a masters degree.

•	James R. Fitzgerald has agreed to become a member of our investment committee upon completion of this offering. Since 2004, Mr. Fitzgerald has been a Senior Vice President in charge of real estate finance at HSHN, where he oversees business operations in New York and San Francisco and is responsible for strategic planning and execution of all real estate activities of HSHN in North America. Prior to joining HSHN, Mr. Fitzgerald managed the real estate finance group at Credit Lyonnais and held positions at Nat West and Chase. Mr. Fitzgerald graduated from St. John’s University with a bachelor of arts in mathematics.

•	Edward Santoro. See “—Our Trustees, Trustee Nominees, Executive Officers and Key Employees—Edward J. Santoro” for biographical information with respect to Mr. Santoro.

Compensation of Trustees

We will pay a $      annual trustee’s fee to each of our independent trustees. All members of our board of trustees will be reimbursed for their costs and expenses in attending all meetings of our board of trustees. We will pay an annual fee of $      to the chair of the audit committee of our board of trustees and an annual fee of $      to the chair of any other committee of our board of trustees. Fees to the trustees may be made by issuance of common shares of beneficial interest, based on the value of such common shares of beneficial interest at the date of issuance, rather than in cash. In addition, the 2006 equity incentive plan provides to each trustee who is not our officer or employee an initial restricted share grant of      common shares of beneficial interest on the closing of this offering. Thereafter, any trustee who joins the board will receive an initial restricted share grant of      shares upon attendance of his or her first board of trustees meeting. One half of the shares subject to each trustee’s initial restricted share grant will fully vest on the date of grant, and the other half will vest on the first anniversary of the date of grant, as long as such trustee is serving as a board member on such date. The 2006 equity incentive plan also provides for automatic, annual restricted share awards of      common shares of beneficial interest on the first business day after our annual meeting of shareholders to each trustee who is not our officer or employee and who is on our board of trustees at the time of such meeting. One half of the shares subject to each trustee’s annual restricted share grant will fully vest on the date of grant, and the other half will vest on the first anniversary of the date of grant, as long as such trustee is serving as a board member on such date. All of the shares subject to each trustee’s initial restricted share grant and annual restricted share grant will be subject to restrictions on transferability for a period of one year from the date of grant.

Executive Compensation

The management agreement provides that our manager will assume principal responsibility for managing our affairs; therefore, our officers, in their capacities as such, will not receive cash compensation directly from us. Our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager’s officers and employees.

2006 Equity Incentive Plan

We will adopt a 2006 equity incentive plan to provide incentive compensation to attract and retain qualified trustees, officers, advisors, consultants and other personnel, including our manager and affiliates and employees of our manager, and any joint venture affiliates of ours. The 2006 equity incentive plan is administered by the compensation committee appointed by our board of trustees. The 2006 equity incentive plan will permit the granting of share options, restricted shares of beneficial interest, phantom shares, dividend equivalent rights and other equity-based awards. Prior to the completion of this offering, we have not issued any equity based compensation.

Administration

The 2006 equity incentive plan is administered by the compensation committee. The compensation committee, appointed by our board of trustees, has the full authority to administer and interpret the 2006 equity incentive plan, to authorize the granting of awards, to determine the eligibility trustees, officers, advisors, consultants and other personnel, including our manager and affiliates and employees of our manager, and any joint venture affiliates of ours to receive an award, to determine the number of common shares of beneficial interest to be covered by each award (subject to the individual participant limitations provided in the 2006 equity incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2006 equity incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2006 equity incentive plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. From and after the consummation of this offering, the 2006 equity incentive plan will be administered by a compensation committee consisting of two or more non-employee trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as an outside trustee for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of trustees. References below to the compensation committee include a reference to the board for those periods in which the board is acting.

Available Shares

Subject to adjustment upon certain corporate transactions or events, a maximum of      common shares of beneficial interest (but not more than     % of the common shares of beneficial interest outstanding from time to time) may be subject to awards under the 2006 equity incentive plan. The maximum number of shares that may underlie awards, other than options, in any one year to any eligible person, may not exceed          . In addition, subject to adjustment upon certain corporate transactions or events, options for more than      common shares of beneficial interest over the life of the 2006 equity incentive plan may not be granted. If an option or other award granted under the 2006 equity incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of trustees, no new award may be granted under the 2006 equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of trustees. No award may be granted under our 2006 equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding common shares of beneficial interest.

Awards Under the Plan

Share Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee. The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% shareholder, if permitted under the plan) of the fair market value of our common shares of beneficial interest on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% shareholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee.

Restricted Shares of Beneficial Interest. A restricted share award is an award of common shares of beneficial interest that is subject to restrictions on transferability and such other restrictions, if any, as our board of trustees or committee may impose at the date of grant. Grants of restricted shares of beneficial interest will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee of our board of trustees may determine. Except to the extent restricted under the award agreement relating to the restricted shares of beneficial interest, a participant granted restricted shares of beneficial interest has all of the rights of a shareholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of beneficial interest. Although dividends are paid on all restricted shares of beneficial interest, whether or not vested, at the same rate and on the same date as on our common shares of beneficial interest, holders of restricted shares of beneficial interest are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a common share of beneficial interest, or, if provided by the committee, the right to receive the fair market value of a common share of beneficial interest in excess of a base value established by the committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of common shares of beneficial interest (as may be elected by the participant or the committee, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

LTIP Units. LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one common share of beneficial interest under our 2006 equity incentive plan, reducing the availability for other equity awards on a one-for-one basis. The vesting period for LTIP units, if any, will be determined at the time of issuance. Quarterly cash distributions on each LTIP unit, whether vested or not, will be the same as those made with respect to our common shares of beneficial interest. This treatment with respect to quarterly distributions is similar to the expected treatment of our restricted share awards, which will generally receive full dividends whether vested or not. Initially, LTIP units will not have full parity with OP units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that will be realized for a given number of vested LTIP units will be less than the value of an equal number of common shares of beneficial interest. See “NY Credit Operating Partnership LP” for a further description of the rights of limited partners in the operating partnership.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or common shares of beneficial interest) of dividends paid on common shares of beneficial interest otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional common shares of beneficial interest. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Share-Based Awards. The 2006 equity incentive plan authorizes the granting of other awards based upon the common shares of beneficial interest (including the grant of securities convertible into common shares of beneficial interest and share appreciation rights), and subject to terms and conditions established at the time of grant.

Change in Control

Upon a change in control (as defined in the 2006 equity incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

Our board of trustees may amend, alter or discontinue the 2006 equity incentive plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable, the board of trustees must obtain approval of the shareholders, for any amendment that would:

•	other than through adjustment as provided in the 2006 equity incentive plan, increase the total number of common shares of beneficial interest reserved for issuance under the 2006 equity incentive plan; or

•	change the class of officers, trustees, employees, consultants and advisors eligible to participate in the 2006 equity incentive plan.

The compensation committee or our board of trustees may amend the terms of any award granted under the 2006 Equity Incentive Plan, prospectively or retroactively, but, generally may not impair the rights of any participant without his or her consent.

Limitation of Liability and Indemnification

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision and limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer or (2) any individual who, while serving as our trustee or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while serving as our trustee or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served any predecessor of our company in any of the capacities described above and to any employee or agent of our company or of our predecessor.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law, or MGCL, permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks, and none of our employees participate on the committee.

ORGANIZATION OF OUR COMPANY

Overview

NY Credit Trust was organized on November 6, 2006 as a real estate investment trust under the laws of the State of Maryland. There was one record holder of our common shares of beneficial interest as of October 25, 2006. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2007. Our business of originating, acquiring, structuring and trading commercial real estate related loans and securities, particularly mortgage loans, B-Notes, bridge loans, mezzanine debt, preferred equity, net leased real estate and CMBS, is currently conducted through our predecessor, NY Credit Operating Partnership LP (formerly NY Credit Real Estate Fund I, L.P.). Our predecessor was organized in March 2005 as a limited partnership under the laws of the State of Delaware.

Organization Transactions

At the time of organization, NY Credit Trust issued 100 common shares of beneficial interest of NY Credit Trust to Mr. Adamski, our chief executive officer. Prior to or concurrently with the completion of this offering, we intend to engage in the following series of transactions, which we refer to in this prospectus as the organization transactions.

•	We recapitalized the partnership interests of our predecessor’s general and limited partners so that they are expressed as a number of OP units. Our predecessor’s general partner, NY Credit Real Estate GP, LLC, distributed the OP units it received in this recapitalization to BRK, which owns all of the outstanding equity interests in NY Credit Real Estate GP, LLC.

•	NY Credit Trust acquired, through NYCT Business Trust I, a wholly owned subsidiary of NY Credit Trust, a general partner interest in the operating partnership, through which we conduct substantially all of our business.

•	We formed NY Credit TRS Inc., a wholly owned subsidiary of our operating partnership. We will elect, together with NY Credit Securities, LLC and NY Credit TRS Inc., to have each such entity treated as a TRS.

•	Our operating partnership entered into a management agreement with our manager to reflect the structure and terms described under “Business—Our Management Agreement.”

•	Subject to obtaining NASD approval, we expect to acquire all of the membership interests in NY Credit Securities, LLC, currently owned by HSHN, NY Life, C&W, and BRK, for a total of $50,000. Following this acquisition, NY Credit Securities, LLC will be jointly owned by NY Credit Trust, which will own 75.1% of the outstanding membership interests, and NY Credit Operating Partnership LP, which will own 24.9% of the outstanding membership interests.

•	NY Credit Trust will contribute the net proceeds from this offering to our operating partnership in exchange for OP units.

For an illustration of our anticipated structure following this offering and the organization transactions, see “Summary—Our Organizational Structure.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We are party to various transactions with and subject to various conflicts of interest arising out of our relationships with NY Life, HSHN and C&W and our manager and their respective affiliates. In addition, NY Life, HSHN and C&W may have additional relationships or engage in additional transactions among themselves that do not involve our company, which may result in additional conflicts of interest among NY Life, HSHN and C&W and between any of NY Life, HSHN and C&W and our company. Except as set forth below, we have no specific procedures in place to deal with conflicts of interest. We intend that all conflicts will be resolved in accordance with the terms of our various policies and agreements and, where appropriate, through consultations with and approval by our independent trustees.

Investment Committee Voting

Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer and one of whom will be appointed by our board of trustees from our senior management team. The members of our investment committee nominated by our manager will be representatives of NYLIM and HSHN, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Our investment committee will consult regularly with our board of trustees, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset. See “Business—Our Operating Policies—Conflicts of Interest Policies.”

Management Agreement

We have entered into a management agreement with our manager, pursuant to which our manager provides for the day-to-day management of our operations. The management agreement requires our manager to oversee our business affairs in conformity with the policies and the operating guidelines that are approved and monitored by our board of trustees. William Adamski, our Chairman and Chief Executive Officer and one of our trustees, is Senior Managing Director of our manager and Edward Santoro, our Chief Financial Officer and one of our trustees, is Managing Director of our manager. As a result, the management agreement between us and our manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, our rights under the management agreement may not be enforced, or may be enforced less vigorously, because the members of our senior management team are also employees of our manager. See “Risk Factors—Risks Related to Our Management—There are conflicts of interest in our relationship with our manager, which could result in decisions that are not in the best interest of our shareholders.”

Shared Officers

We have no direct employees. The members of our senior management team are also employees and executive officers of our manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of our manager’s executive officers, whose continued service is not guaranteed.

Strategic Relationships

Although NY Life, HSHN and C&W are not contractually obligated to provide us with access to their transaction pipelines or other resources, we expect that we will acquire assets from NY Life, HSHN or C&W or their respective affiliates, engage in transactions that finance the assets of NY Life, HSHN or C&W or their respective affiliates or participate in transactions with NY Life, HSHN or C&W or their respective affiliates. These transactions will not be the result of arm’s-length negotiations and will involve conflicts between our interests and the interests of NY Life, HSHN or C&W or their respective affiliates in obtaining favorable terms and conditions. In addition, NY Life, HSHN and C&W may continue to hold interests in assets that we acquire from them. The interests that NY Life, HSHN and C&W continue to hold may conflict with our interests in these assets, and they will be under no obligation to subordinate their interests to our interests.

Organization Transactions

We are a party to certain transactions and agreements with related parties in connection with the organization transactions, as described under “Organization of Our Company—Organization Transactions.”

Board of Trustees

Upon completion of this offering, the independent members of our board of trustees will receive material financial and other benefits, as described below:

Name	Benefits Received

Robert Abrams	restricted shares, which will vest at a rate of one third of the number of restricted shares granted per year beginning on the first anniversary of the date of grant assuming Mr. Abrams is continuing in his service as a trustee of our company at such date.
Joseph Green	restricted shares, which will vest at a rate of one third of the number of restricted shares granted per year beginning on the first anniversary of the date of grant assuming Mr. Green is continuing in his service as a trustee of our company at such date.
John Malfettone	restricted shares, which will vest at a rate of one third of the number of restricted shares granted per year beginning on the first anniversary of the date of grant assuming Mr. Malfettone is continuing in his service as a trustee of our company at such date.

In addition, our independent trustees will receive cash and an annual award of      restricted shares starting on the first anniversary of board service and every anniversary thereafter, as compensation for serving on our board of trustees. See “Management—Compensation of Trustees.”

Management Share Purchases in this Offering

We expect that certain members of our senior management team will purchase an aggregate of $1 million of common shares of beneficial interest in this offering. We expect such shares to be subject to lock-up agreements with the underwriters for 180 days after the date of this prospectus. See “Underwriting.”

Awards Pursuant to the 2006 Equity Incentive Plan

Pursuant to the 2006 equity incentive plan, upon the completion of this offering, we will grant, or reserve for issuance, to our manager, or to its employees or other related parties of our manager as directed by our manager,      restricted shares of beneficial interest and options to purchase      common shares of beneficial interest (in each case, subject to adjustment if the underwriters’ over-allotment option is exercised) with an exercise price equal to the offering price of our shares in this offering, representing in the aggregate approximately     % of the shares that will be outstanding following the completion of this offering and the organization transactions on a fully-diluted basis. These shares and options will vest or become exercisable in three equal annual installments beginning on the first anniversary of the closing date of this offering, and our manager will have the right in its discretion to allocate those shares and options that are reserved for issuance to its officers, employees and other individuals who provide services to it. We will also grant      share awards to our non-employee trustees, representing less than 1% of our outstanding common shares of beneficial interest following completion of this offering on a fully-diluted basis, which will vest one year after the date of grant. Before vesting of the awards, the recipients have all the rights of a shareholder, including the right to receive dividends and vote the shares, but we will retain custody of the certificates evidencing the shares granted under the awards and the recipients will not be able to sell, transfer or pledge the shares.

Registration Rights Agreements

As holders of OP units and common shares of beneficial interest, certain of our trustees and officers will receive registration rights with respect to the equity securities acquired by them in the organization transactions. See “Description of Shares of Beneficial Interest—Registration Rights.”

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

Policies with Respect to Issuance of Senior Securities

Our declaration of trust provides that we may issue up to 300,000,000 common shares of beneficial interest, $0.01 par value per share, and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. Upon completion of this offering,      common shares of beneficial interest will be issued and outstanding on a fully diluted basis (      if the underwriters’ over-allotment option is exercised in full), and no preferred shares of beneficial interest will be issued and outstanding.

Power to Reclassify Our Unissued Shares of Beneficial Interest. Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares of beneficial interest into other classes or series of shares of beneficial interest. Prior to issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to our declaration of trust restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common or preferred shares of beneficial interest with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares of beneficial interest or otherwise be in the best interest of our shareholders. No preferred shares of beneficial interest are presently outstanding, and we have no present plans to issue any preferred shares of beneficial interest.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common and Preferred Shares of Beneficial Interest. We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to issue additional authorized but unissued common or preferred shares of beneficial interest and to classify or reclassify unissued common or preferred shares of beneficial interest and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares of beneficial interest, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares of beneficial interest or otherwise be in the best interest of our shareholders.

Policies with Respect to Borrowing Money

We have adopted general guidelines, which may be amended by our board of trustees, without the approval of our shareholders, from time to time for our assets and borrowings to the effect that:

•	no asset will be included in our portfolio that would cause us to fail to qualify as a REIT;

•	no asset will be included in our portfolio that would cause us to be regulated as an investment company under the Investment Company Act;

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single asset;

•	no more than 25% of our equity, determined as of the date of the closing of such transaction, will be used for any single borrower; and

•	our manager is required to seek the approval of a majority of the independent members of our board of trustees before we engage in a material transaction with our manager or any of its affiliates.

We intend to maintain target debt levels of up to 75% of asset value to maintain flexibility to respond to industry conditions and opportunities. We have a repurchase facility under which we can incur up to $200 million of debt to supplement our operating capital. As of October 25, 2006, we had $131 million of outstanding debt, all of which was borrowed under our repurchase facility.

Our declaration of trust and bylaws do not limit the amount of indebtedness we can incur, and our board of trustees has discretion to change our indebtedness policy at any time. However, we intend to maintain an adequate capital base to protect against various business environments in which our financing and hedging costs might exceed interest income (net of credit losses) from our assets. These conditions could occur, for example, due to credit losses or when, due to interest rate fluctuations, interest income on our assets lags behind interest rate increases in our borrowings, which are expected to be predominantly variable rate. See “Risk Factors—Risks Related to Our Business.”

We will use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. We will use debt financing in various forms in an effort to increase the size of our portfolio and potential returns to our shareholders. Access to low-cost capital is crucial to our business, because we earn income based on the spread between the yield on our assets and the cost of our borrowings.

We expect to use short-term financing, in the form of repurchase agreements, bridge financings and warehouse facilities, prior to the implementation of longer-term financing.

Repurchase agreements allow us to borrow against loans we own. Under these agreements, we sell our loans to a counterparty and agree to repurchase the same loans from the counterparty at a price equal to the original sales price plus an interest factor. These agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty.

In addition to repurchase agreements, we intend to use warehouse facilities. These facilities are typically lines of credit from commercial and investment banks that we can draw from to fund our transactions. Warehouse lines are typically collateralized loans made to investors who invest in securities and loans that in turn pledge the resulting securities and loans to the warehouse lender. Third party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency rating and sector diversity requirements. There are also certain requirements relating to portfolio performance, including required minimum portfolio yield and limitations on delinquencies and charge-offs. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.

For longer-term funding, we intend to use securitization structures, particularly CDOs, as well as other match-funded financing structures. Match-funded financing structures match the maturities of our financial obligations with the maturities of our assets to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as CMBS, B-Notes, mezzanine loans and REIT debt. Like typical securitization structures, in a CDO the assets are pledged to a trustee for the benefit of the holders of the bonds. The bonds may be rated by one or more rating agencies. One or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CDO sponsor to achieve a relatively low cost of long-term financing. We believe that CDO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our loans. We may also issue trust preferred securities, which are long-term, unsecured obligations that qualify as debt for GAAP and tax purposes.

Policies with Respect to Investments in the Securities or Interests in Entities Primarily Engaged in Real Estate Activities or Other Issuers

Subject to the gross income and asset requirements required for REIT qualification, we may invest in securities of entities engaged in real estate activities or securities of other issuers (normally partnership interests, limited liability company interests or other joint venture interests in special purpose entities owning properties), including for the purpose of exercising control over such entities. We may acquire some, all or substantially all of the securities or assets of other REITs or entities engaged in real estate activities where such investment would be consistent with our investment policies and the REIT requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests we must meet in order to qualify as a REIT under the Internal Revenue Code. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we would generally divest appropriate securities before any such registration would be required.

Policies with Respect to Underwriting Securities of Other Issuers

We do not intend to engage in underwriting of securities of other issuers.

Investments in Real Estate, Mortgages and Other Interests in Real Estate

Mortgage Loans. We intend to originate, and we may acquire from third parties, fixed-rate whole loans, which we expect to range in size between $10 million and $100 million, with terms of up to 15 years. We intend to separate these loans into tranches that can be retained, securitized or sold. We expect to retain B-Notes created in connection with the whole loan origination or acquisition, where we anticipate the best risk-adjusted returns. We expect the stated maturity of our whole loans to range from 5 years to 15 years. We expect these assets to have loan-to-value ratios generally between 60% and 80%.

If we anticipate selling the senior portion of a loan, we will fund the origination or acquisition of the loan either through or jointly with our TRS. In instances where we purchase the third-party loans jointly with our TRS, we will retain the subordinate portion for our own account and our TRS will sell the senior portion. If we purchase the third-party loans through our TRS, the TRS will sell the subordinate piece of the loan to us at fair market value determined on an arms-length basis, and the TRS will sell the senior piece to third parties. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of loans to us or to third parties and on its other income and activities. If we anticipate holding a third-party loan for our own account, we will generally fund the purchase of the loan rather than our TRS.

Subordinate Interests in Whole Loans (B-Notes). We intend to retain from some of the mortgage loans that we originate, and we may purchase from third parties, subordinate interests in first mortgages, referred to as B-Notes. We expect the B-Notes to range in size between $5 million and $50 million. B-Notes are loans secured by a first mortgage and subordinated to a senior interest, referred to as an A-Note. The subordination of a B-Note is generally evidenced by a co-lender or participation agreement between the holders of the related A-Note and the B-Note. In some instances, the B-Note lender may require a security interest in the stock or partnership interests of the borrower as part of the transaction. We may originate B-Notes directly or acquire B-Notes in negotiated transactions with originators of whole loans. If we originate first mortgage loans, we may divide them, securitizing or selling the A-Note and keeping the B-Note for our portfolio. In instances where we divide a first mortgage loan, we will fund the origination of the loan either through or jointly with our TRS. If we originate the first mortgage loan jointly with our

TRS, we will retain the B-Note for our portfolio and our TRS will sell the A-Note. If we originate the first mortgage loans through our TRS, our TRS will sell the B-Note to us for our portfolio at fair market value determined on an arms-length basis, and our TRS will sell the A-Note to third parties. We may also pay our TRS a fee for the origination services provided by it for the B-Notes we acquire for our loan portfolio. Our TRS will be subject to U.S. federal, state and local tax on any taxable income recognized by it on the sale of B-Notes or A-Notes to us or to third parties and on its other income and activities. We believe that the B-Note market will continue to grow with the expansion of the commercial mortgage securitization market.

B-Notes typically bear interest at a rate of 200 to 600 basis points over the applicable interest rate index and have loan-to-value ratios generally between 65% and 80%. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but typically are subordinated in recovery upon a default.

B-Notes created from bridge loans generally will have terms matching those of the whole loan of which they are a part, typically three to seven years. B-Notes created from permanent loans generally will have terms of 5 years to 15 years. We expect to hold B-Notes to their maturity and finance them with warehouse lines and CDOs.

When we acquire and/or originate B-Notes from third parties, we may earn income on the asset, in addition to the interest payable on the B-Note, in the form of fees charged to the borrower under that note (currently approximately 0.25% to 1% of the note amount) or by receiving principal payments in excess of the discounted price (below par value) we paid to acquire the note. When we originate B-Notes out of whole loans and then sell the A-Notes through our TRS, we will have to allocate our basis in the whole loan to the two (or more) components to reflect the fair market value of the new instruments. Our TRS may realize a profit on sale if the allocated value is below the sale price. Our ownership of a B-Note with controlling class rights may, in the event the financing fails to perform according to its terms, cause us to elect to pursue our remedies as owner of the B-Note, which may include foreclosure on, or modification of, the note. In some cases the owner of the A-Note may be able to foreclose or modify the note against our wishes as holder of the B-Note. As a result, our economic and business interests may diverge from the interests of the holders of the A-Note.

Bridge Loans. We intend to offer floating rate whole loans to borrowers who are seeking short-term capital (with terms of up to five years) to be used in the acquisition, construction or redevelopment of a property. This type of bridge financing enables the borrower to secure short-term financing while improving the property and avoid burdening it with restrictive long-term debt. The bridge loans we intend to originate will be predominantly secured by first mortgage liens on the property and are expected to provide interest rates ranging from 175 to 350 basis points over applicable interest rate index. We expect that the bridge loans that we originate will range in size between $10 million and $100 million.

We expect the stated maturity of our bridge loans to range from two years to five years, and we expect to hold these assets to maturity. In many circumstances, we will have the right to make the permanent loan to be used to repay the bridge loan. The permanent loan would then be securitized or sold.

Mezzanine Financing. We intend to originate mezzanine loans that are senior to the borrower’s equity in, and subordinate to a first mortgage loan on, a property. These loans are secured by pledges of ownership interests, in whole or in part, in entities that directly or indirectly own the real property. In addition, we may require other collateral to secure mezzanine loans, including letters of credit, personal guarantees, or collateral unrelated to the property.

We may structure our mezzanine loans so that we receive a stated fixed or variable interest rate on the loan as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property securing the loan, payable upon maturity, refinancing or sale of the property. Our mezzanine loans may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

We anticipate that these assets will typically range in size from $10 million to $50 million and bear interest at a rate of 450 to 800 basis points over the applicable interest rate index. Some transactions entail the issuance of more than one tranche or class of mezzanine debt. We expect these loans to have loan-to-value ratios generally between 75% and 90%.

We expect the stated maturity of our mezzanine financings to range from two years to ten years. Mezzanine loans may have maturities that match the maturity of the related mortgage loan but may have shorter or longer terms. We expect to hold these assets to maturity.

Preferred Equity. We intend to acquire preferred equity in entities that directly or indirectly own commercial real estate. Preferred equity is not secured, but holders have priority relative to common equity holders on cash flow distributions and proceeds of capital events. In addition, preferred holders can often enhance their position and protect their equity position with covenants that limit the entity’s activities and grant the holders the right to control the property after default. Occasionally, the first mortgage on a property prohibits additional liens and a preferred equity structure provides an attractive financing alternative. When we acquire preferred equity, we may become a special limited partner or member in the ownership entity and may be entitled to take certain actions, or cause a liquidation, upon a default. Preferred equity typically is highly leveraged, with loan to value ratios generally between 85% and 95%. We expect that our preferred equity assets typically will have a stated maturity of three to five years and will range in size between $5 million and $50 million. We expect to hold these assets to maturity.

Net Leased Real Estate. We intend to acquire net leased real property subject to long-term leases where we believe that the real estate value and the tenant credit combine to offer attractive risk-adjusted returns. These assets typically have lease terms of ten years or more and are expected to be in the range of $20 million to $100 million for each transaction. Larger transactions involving portfolios of assets may also be considered, taking into account concentration issues with a single tenant and the residual value of the underlying assets. We also may originate or acquire mortgages secured by real estate under long-term net leases. These will generally include portfolios of fully amortizing mortgages or mortgages where some residual risk will exist at the end of the term of the loan. These portfolios may include geographically diverse tenant and borrower concentrations.

Commercial Mortgage-Backed Securities (CMBS). We may originate CMBS from pools of commercial loans we assemble, in which event we expect to retain the equity interest. CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living facilities. These securities may be senior, subordinate, investment grade or non-investment grade securities. To the extent we originate CMBS, we would expect a majority of such CMBS to be rated by at least one rating agency.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled.

The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as:

•	the principal amount of loans relative to the value of the related properties;

•	the mortgage loan terms, such as amortization;

•	market assessment and geographic location;

•	construction quality of the property; and

•	the creditworthiness of the borrowers.

Other Real Estate Related Assets. We may also acquire other instruments, such as (1) distressed debt, most often sub-performing and non-performing real estate loans acquired from financial institutions, which are typically purchased at a discount to the outstanding principal and (2) other types of commercial or multi-family real estate assets and securities of REITs or other entities engaged in real estate activities. Some of these assets may be equity interests in properties with no stated maturity or redemption date, or long-term leasehold interests with expiration dates as long as 40 years beyond the date the transaction was completed. We expect to hold these assets between several months and ten years, depending upon the risk profile of the asset and our strategy with respect to that asset. The timing of our sale of these assets, or of their repayment, will frequently be tied to certain events involving the underlying property, such as new tenants or superior financing.

Investment in Other Securities

Derivative Instruments. Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to our interest expense and to manage our exposure to interest rate movements or other identified risks. We designate our derivative instruments as cash flow hedges and evaluate them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset to at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged.

Conflicts of Interest Policies

Our investment committee consists of four members, two of whom will initially be nominated by our manager and approved by our board of trustees, one of whom will be our chief executive officer and one of whom will be appointed by our board of trustees from our senior management team. The members of our investment committee nominated by our manager will be representatives of NYLIM and HSHN, respectively. Prior to any sale, transfer, acquisition or disposition of an asset recommended by our manager, the investment committee will review all such transactions that fall within our operating guidelines for overall compatibility with our portfolio. Our investment committee will consult regularly with our board of trustees, our manager and consultants to understand and take advantage of the latest available market information and trends. The vote of a majority of all members of our investment committee will be required to approve all sales, transfers, acquisitions or dispositions of assets recommended by our manager. In the event any member of our investment committee nominated by our manager or any of his affiliates has an economic interest in a sale, transfer, acquisition or disposition of assets under consideration by the committee (other than as a result of its economic interest in our company or our manager), that member will not be entitled to vote on the sale, transfer, acquisition or disposition of that asset.

PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our common shares of beneficial interest following completion of this offering, with respect to:

•	each of our trustees and trustee nominees;

•	each of our executive officers;

•	each person who is the beneficial owner of more than 5% of our outstanding common shares of beneficial interest; and

•	all trustees, trustee nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power.

Common Shares of
Beneficial Interest
Beneficially Owned
Upon Completion
of this Offering(1)(2)
Name and Address(3)	Number	Percentage

Robert Abrams*
William V. Adamski
Joseph V. Green*
John P. Malfettone*
Edward J. Santoro
All trustees, trustee nominees and executive officers as a group (5 persons)

*	Represents less than 1% of the number of common shares of beneficial interest outstanding on a fully diluted basis upon completion of this offering and the organization transactions.

(1)	Assumes common shares of beneficial interest outstanding immediately upon completion of this offering and the organization transactions on a fully diluted basis subject to footnote (2) below.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any common shares of beneficial interest if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(3)	The address for each of our trustees, trustee nominees and executive officers is 230 Park Avenue, Suite 1150, New York, New York 10169.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

The following summary of the material terms of the shares of beneficial interest of our company does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 300,000,000 common shares of beneficial interest, $0.01 par value per share, and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. Upon completion of this offering,      common shares of beneficial interest will be issued and outstanding on a fully diluted basis (      if the underwriters’ over-allotment option is exercised in full), and no preferred shares of beneficial interest will be issued and outstanding.

Additionally, a number of common shares of beneficial interest equal to     % of the number of shares issued in this offering (including all shares issuable upon exercise of the underwriters’ over-allotment option) have been reserved for future issuance upon completion of this offering under our 2006 Equity Incentive Plan. Under Maryland law, shareholders are not personally liable for the obligations of a real estate investment trust solely as a result of their status as shareholders.

Common Shares of Beneficial Interest

All common shares of beneficial interest offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, holders of common shares of beneficial interest are entitled to receive dividends on such shares of beneficial interest out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares of beneficial interest are entitled to share ratably in the assets of our company legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

The common shares of beneficial interest that we are offering will be issued by NY Credit Trust and do not represent any interest in or obligation of NY Life, HSHN, C&W or any of their respective affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. The common shares of beneficial interest will not benefit from any insurance guaranty association coverage or any similar protection.

Subject to the provisions of our declaration of trust regarding the restrictions on transfer of common shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of common shares of beneficial interest, each outstanding common share of beneficial interest entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares of beneficial interest will possess the exclusive voting power. There is no cumulative voting in the election of our board of trustees, which means that the holders of a majority of the outstanding common shares of beneficial interest can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Holders of common shares of beneficial interest have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company.

Subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, common shares of beneficial interest will have equal dividend, liquidation and other rights.

Under the Maryland REIT Law, or MRL, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these matters (other than certain amendments to the provisions of our declaration of trust related to the removal of trustees and the restrictions on ownership and transfer or our shares of beneficial interest) may be approved by a majority of all of the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if approved by our board of trustees and by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. However, many of our operating assets are held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge with another entity without the approval of our shareholders. Under the MRL, the declaration of trust of a Maryland real estate investment trust may permit the trustees, by a two-thirds vote, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the MRL, without the affirmative vote or written consent of the shareholders. Our declaration of trust permits such action by our board of trustees.

Power to Reclassify Our Unissued Shares of Beneficial Interest

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares of beneficial interest into other classes or series of shares of beneficial interest. Prior to issuance of shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to set, subject to our declaration of trust restrictions on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common or preferred shares of beneficial interest with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares of beneficial interest or otherwise be in the best interest of our shareholders. No preferred shares of beneficial interest are presently outstanding, and we have no present plans to issue any preferred shares of beneficial interest.

Power to Increase or Decrease Authorized Shares of Beneficial Interest and Issue Additional Common and Preferred Shares of Beneficial Interest

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of authorized shares of beneficial interest, to issue additional authorized but unissued common or preferred shares of beneficial interest and to classify or reclassify unissued common or preferred shares of beneficial interest and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common shares of beneficial interest, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares of beneficial interest or otherwise be in the best interest of our shareholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our declaration of trust contains restrictions on the ownership and transfer of our common shares of beneficial interest and other outstanding shares of beneficial interest. The relevant sections of our declaration of trust provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common shares of beneficial interest (the common share ownership limit) or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of beneficial interest (the aggregate share ownership limit). We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “ownership limits.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common shares of beneficial interest, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common shares of beneficial interest.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of beneficial interest owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common shares of beneficial interest or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of beneficial interest (or the acquisition of an interest in an entity that owns, actually or constructively, our shares of beneficial interest by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding common shares of beneficial interest or 9.8% by value or by number of shares, whichever is more restrictive, of our outstanding shares of beneficial interest and thereby subject the common shares of beneficial interest or total shares of beneficial interest to the applicable ownership limit.

Our board of trustees may, in its sole discretion, waive the above-referenced ownership limits. As a condition of its waiver, our board of trustees may require an opinion of counsel or IRS ruling satisfactory to our board of trustees with respect to our qualification as a REIT.

In connection with the waiver of an ownership limit or at any other time, our board of trustees may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to existing holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided further that the ownership limit may not be increased if, after giving effect to such increase, five or fewer individuals could beneficially own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Prior to the modification of the ownership limit, our board of trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common shares of beneficial interest or total shares of beneficial interest, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage of our common shares of beneficial interest or total shares of beneficial interest, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares of beneficial interest or total shares of beneficial interest, as applicable, in excess of such percentage ownership of our common shares of beneficial interest or total shares of beneficial interest will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer individuals to beneficially own more than 49.9% in value of our outstanding shares of beneficial interest.

Our declaration of trust provisions further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our shares of beneficial interest that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our declaration of trust, if any transfer of our shares of beneficial interest would result in our shares of beneficial interest being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares of beneficial interest or any other event would otherwise result in any person violating the ownership limits or such other limit established by our board of trustees or in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT, then our declaration of trust provides that the transfer of the shares will be void.

Common shares of beneficial interest transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such common shares of beneficial interest at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the day of the event which resulted in the transfer of such common shares of beneficial interest to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the common shares of beneficial interest held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common shares of beneficial interest will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or such other limit as established by our board of trustees. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by us that common shares of beneficial interest have been transferred to a trust, such common shares of beneficial interest are sold by a purported record transferee, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount will be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible action, then the trustee may not rescind and recast the vote.

In addition, if our board of trustees or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our shares of beneficial interest set forth in our declaration of trust, our board of trustees or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of beneficial interest, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Registration Rights

Pursuant to the registration rights agreement by and among us and all OP unit holders other than NY Credit Trust, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by these holders of any of our securities issued to these holders upon a redemption of their OP units. The registration statement must be filed on the earlier of (1) 45 days following the date we receive a written request from any such holder, which request may not be given until at least 270 days following completion of this offering or (2) 14 months following completion of this offering, provided in the case of clause (2) that we are eligible to use a registration statement on Form S-3. We must use our commercially reasonable efforts to have the registration statement declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by these holders upon redemption of their OP units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. Pursuant to the registration rights agreement, we will agree to use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right to delay the filing or amendment of the registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that we may exercise such delay or suspension right only if we plan to engage in a public offering within a 90-day period, or if a majority of the independent trustees has reasonably and in good faith determined that a registration or continued effectiveness would materially interfere with any of our material transactions. We may exercise such delay or suspension right up to four times during the effectiveness of the registration statement. We will bear all expenses incurred in connection with any registration statement filed pursuant to the registration rights agreement, except for out-of-pocket expenses of the holders, transfer taxes and underwriting or brokerage discounts and commissions, which will be borne by the holders on a pro rata basis with respect to the securities sold by each of them.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our common shares of beneficial interest to be American Stock Transfer and Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, we will have      common shares of beneficial interest outstanding on a fully diluted basis. Our common shares of beneficial interest are newly issued securities for which there is no established trading market. No assurance can be given as to (1) the likelihood that an active market for our common shares of beneficial interest will develop, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of common shares of beneficial interest, or the perception that such sales could occur, may affect adversely prevailing market prices of the common shares of beneficial interest. See “Risk Factors—Risks Related to this Offering.”

For a description of certain restrictions on transfers of our common shares of beneficial interest held by certain of our shareholders, see “Description of Shares of Beneficial Interest—Restrictions on Ownership and Transfer.”

Securities Convertible into Common Shares of Beneficial Interest

Upon completion of this offering, we will have outstanding (1)      OP units (excluding OP units that we own through our wholly owned Maryland business trust subsidiaries) outstanding exchangeable for      common shares of beneficial interest, (2)       LTIP units exchangeable, under certain circumstances, for      OP units, which OP units are exchangeable for      common shares of beneficial interest; and (3) an additional      common shares of beneficial interest available for future awards under our 2006 Equity Incentive Plan. In addition, in connection with this offering, we expect our Chief Executive Officer to recommend to our nominating, compensation and corporate governance committee that members of our senior management team be granted awards under the 2006 Equity Incentive Plan in an amount equal to approximately     % of the amount by which the total number of common shares of beneficial interest on a fully diluted basis that will be outstanding upon the completion of this offering, including any shares that are issued upon exercise of the underwriters’ over-allotment option, exceeds      common shares of beneficial interest.

Rule 144

      of our outstanding common shares of beneficial interest that will be outstanding upon the completion of this offering on a fully diluted basis will be “restricted” securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144.

In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares of beneficial interest from us or any of our affiliates and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted shares of beneficial interest can sell the shares, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

•	1% of the total number of common shares of beneficial interest then outstanding; or

•	the average weekly trading volume of our common shares of beneficial interest during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. If two years have elapsed since the date of acquisition of restricted shares of beneficial interest from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

Lock-Up Agreements

Each of our executive officers, trustees, manager and investors in our operating partnership has agreed, subject to specified exceptions, not to:

•	offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any common shares of beneficial interest, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for common shares of beneficial interest or any such equity securities; or

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any of our common shares of beneficial interest or of our or our subsidiaries’ other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common shares, other securities, cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

This restriction terminates after the close of trading of the common shares of beneficial interest on and including the 180th day after the date of this prospectus. However, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or trustee who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, sell, contract to sell, or otherwise dispose of, any common shares of beneficial interest, any options or warrants to purchase any common shares of beneficial interest or any securities convertible into, exercisable for or exchangeable for common shares of beneficial interest other than our sale of shares in this offering or the issuance of options or common shares of beneficial interest under existing stock option and incentive plans. We also have agreed that we will not consent to the disposition of any shares held by officers, trustees, our manager or investors in our operating partnership subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of Friedman, Billings, Ramsey & Co., Inc.

Registration Rights

Pursuant to the registration rights agreement by and among us and all OP unit holders other than NY Credit Trust, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by these holders of any of our securities issued to these holders upon a redemption of their OP units. The registration statement must be filed on the earlier of (1) 45 days following the date we receive a written request from any such holder, which request may not be given until at least 270 days following completion of this offering or (2) 14 months following completion of this offering, provided in the case of clause (2) that we are eligible to use a registration statement on Form S-3. We must use our commercially reasonable efforts to have the registration statement declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by these holders upon redemption of their OP units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. Pursuant to the registration rights agreement, we will agree to use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right to delay the filing or amendment of the registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that we may exercise such delay or suspension right only if we plan to engage in a public offering within a 90-day period, or if a majority of the independent trustees has reasonably and in good faith determined that a registration or continued effectiveness would materially interfere with any of our material transactions. We may exercise such delay or suspension right up to four times during the effectiveness of the registration statement. We will bear all expenses incurred in connection with any registration statement filed pursuant to the registration rights agreement, except for out-of-pocket expenses of the holders, transfer taxes and underwriting or brokerage discounts and commissions, which will be borne by the holders on a pro rata basis with respect to the securities sold by each of them.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST
AND BYLAWS

The following summary of certain provisions of Maryland law and of our declaration of trust and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our amended and restated declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Trustees

Our bylaws and declaration of trust provide that the number of trustees of our company may be established by our board of trustees but may not be more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining trustees, except a vacancy resulting from an increase in the number of trustees must be filled by a majority of the entire board of trustees. Any individual elected to fill such vacancy will serve until the next annual meeting of shareholders, and until a successor is duly elected and qualifies. However, our declaration of trust provides that, at such time as we have at least three independent trustees and a class of our common or preferred shares of beneficial interest is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of trustees. Accordingly, at such time, except as may be provided by the board of trustees in setting the terms of any class or series of shares of beneficial interest, any and all vacancies on the board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our trustees is elected by our common shareholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of common shares of beneficial interest will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares of beneficial interest entitled to vote will be able to elect all of our trustees.

Removal of Trustees

Our declaration of trust provides that a trustee may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes of common shareholders entitled to be cast generally in the election of trustees. This provision, when coupled with the power of our board of trustees to fill vacancies on our board of trustees, precludes shareholders from (1) removing incumbent trustees except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and an interested shareholder (i.e. any person who beneficially owns 10% or more of the voting power of the real estate investment trust’s shares or an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such real estate investment trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the real estate investment trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the real estate investment trust other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the real estate investment trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. Our board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations (1) between us and our affiliates and (2) between us and any person who has not otherwise become an interested shareholder, provided that such business combination is first approved by our board of trustees (including a majority of our trustees who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our shareholders without compliance by our company with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the real estate investment trust or (3) an employee of the real estate investment trust who is also a trustee of the real estate investment trust. “Control shares” are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing trustees within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the real estate investment trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction or (b) acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a trustee;

•	a requirement that the number of trustees be fixed only by vote of the trustees;

•	a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of shareholders.

Our declaration of trust provides that, at such time as we are able to make a Subtitle 8 election, vacancies on our board may be filled only by the remaining trustees and for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed with or without cause, (2) vest in the board the exclusive power to fix the number of trusteeships and (3) require, unless called by our chairman of the board, chief executive officer, president or the board, the request of holders of not less than a majority of our outstanding common shares of beneficial interest to call a special meeting.

Meetings of Shareholders

Pursuant to our bylaws, a meeting of our shareholders for the election of trustees and the transaction of any business will be held annually on a date and at the time set by our board of trustees during May of each year beginning with 2008. In addition, the Chairman of our board of trustees, Chief Executive Officer, President or board of trustees may call a special meeting of our shareholders. Subject to the provisions of our bylaws, a special meeting of our shareholders will also be called by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting.

Amendment to Our Declaration of Trust and Bylaws

Except for amendments related to removal of trustees and the restrictions on ownership and transfer of our shares of beneficial interest (each of which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter), our declaration of trust may be amended only with the approval of our board of trustees and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Termination of Our Company

The termination of our company must be approved by a majority of our entire board of trustees and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) provided that our board of trustees has determined that trustees will be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

Our declaration of trust and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares of beneficial interest or otherwise be in the best interests of our shareholders, including business combination provisions, supermajority vote requirements and advance notice requirements for trustee nominations and shareholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board provision of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Trustees’ and Officers’ Liability

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner through our wholly owned subsidiary, and our officers and trustees are indemnified to the fullest extent permitted by law. See “NY Credit Operating Partnership LP—Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

NY CREDIT OPERATING PARTNERSHIP LP

The following is a summary of the material terms of the partnership agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” All references to the “general partner” refer to us acting as the general partner of NY Credit Operating Partnership LP, through our wholly owned subsidiary.

General; Management

Our operating partnership is a Delaware limited partnership that was formed in March 2005. Through a wholly owned subsidiary, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through our subsidiary’s role as the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions, including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.

The limited partners of our operating partnership expressly acknowledge that, as general partner of our operating partnership through a wholly owned subsidiary, we are acting for the benefit of the operating partnership, the limited partners and our shareholders, collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our shareholders in deciding whether to cause our operating partnership to take or decline to take any actions.

Management Liability and Indemnification

The general partner of our operating partnership and its officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our trustees and both our officers or employees and those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our trustees and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our company. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through our subsidiary’s role as the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our trustees and officers to our company.

If in the future we issue limited partnership units to third parties who contribute real property or other assets to us, and we subsequently wish to sell or refinance the contributed property or other asset, the partners who contributed the asset may recognize taxable income. In addition, a sale of all or substantially all of our assets, or a merger or other business combination transaction, that we undertake in the future could result in adverse tax consequences to the limited partners of our operating partnership. In each case the tax consequences to our limited partners may be disproportionate to the tax consequences of the transaction to us or our shareholders. As a result, it is possible under certain circumstances that we could be required to obtain the consent of the limited partners of our operating partnership in order to proceed with one of the foregoing transactions, and as part of the contributions we may agree to refrain from such transactions for a period of time or indemnify the contributors for their resulting tax liability. If we are unable to obtain the consent of our limited partners, we may be unable to proceed with the transaction even if our board of trustees and our senior management team believe the transaction is in the best interests of our company and our shareholders.

The partnership agreement expressly limits our liability by providing that we and our officers and trustees are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the trustee or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, our trustees and both our officers and employees and those of the operating partnership, to the fullest extent permitted by applicable law, against any and all losses, claims, damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

Distributions

The partnership agreement provides that holders of partnership units are entitled to receive quarterly distributions of available cash (1) first, with respect to any partnership units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any partnership units that are not entitled to any preference in distribution, in accordance with the rights of such class of partnership units (and, within such class, pro rata in accordance with their respective percentage interests). Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances.

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of partnership units holding the same class of partnership units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. See “Management—2006 Equity Incentive Plan.” The partnership agreement also contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for income tax purposes under the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

Redemption Rights

After the first anniversary of becoming a holder of OP units, each limited partner of our operating partnership (other than NY Credit Trust and our subsidiaries) and certain transferees will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for cash in an amount equal to the value of their OP units. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common shares of beneficial interest imposed under our declaration of trust and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for common shares of beneficial interest based on an exchange ratio of one common share of beneficial interest for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. Each limited partner may effect a redemption of OP units only once in each fiscal quarter, unless otherwise permitted by us, in our sole and absolute discretion, and may not effect a redemption for less than 1,000 OP units unless such lesser amount is the limited partner’s entire holding.

Transferability of OP Units

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in our operating partnership except immediately after a merger of us into another entity or unless the limited partners entitled to vote consent by approval of a majority in interest. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.

Issuance of Our Shares of Beneficial Interest

Pursuant to the partnership agreement, upon the issuance of our shares of beneficial interest other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common shares of beneficial interest, OP units, or in the case of an issuance of preferred shares of beneficial interest, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred shares of beneficial interest.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership through our wholly owned subsidiary, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.

Term

The term of the operating partnership commenced on March 16, 2005 and will continue perpetually. However, the operating partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following:

•	the general partner’s bankruptcy or insolvency, judicial dissolution, incapacity or withdrawal (unless, in the case of incapacity or withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

•	the sale or other disposition of all or substantially all of the general partner’s assets;

•	redemption (or acquisition by the general partner) of all outstanding units other than those held by the general partner;

•	an election by the general partner in its capacity as the sole general partner of our operating partnership; or

•	December 31, 2013, solely in the event we have not consummated this offering or any other public offering of our securities (or the securities of any other issuer that engages in an offering for the purpose of raising funds to continue the business of our operating partnership) registered with the SEC prior to such date.

Resale Registration Statement for the Limited Partners of Our Operating Partnership

Pursuant to the registration rights agreement by and among us and certain OP unit holders, or the registration rights agreement, subject to certain conditions, we must prepare a registration statement to be filed with the SEC to register the resale by the limited partners of our operating partnership holding OP units of any of our securities issued to the limited partners upon a redemption of their OP units. The registration statement must be filed on the earlier of (1) 45 days following the date we receive a written request from any such holder, which request may not be given until at least 270 days following completion of this offering or (2) 14 months following completion of this offering, provided in the case of clause (2) that we are eligible to use a registration statement on Form S-3. We must use our commercially reasonable efforts to have the registration statement declared effective as soon thereafter as is practicable. Generally, we will not become eligible to use Form S-3 for the resale of our securities received by the limited partners of our operating partnership upon redemption of their OP units until (1) we have been subject to the periodic reporting requirements of Section 13 of the Exchange Act for a period of 12 consecutive months and have timely filed all required reports with the SEC during the period and (2) our securities are listed and registered on a national securities exchange or quoted on the automated quotation system of a national securities association. We will use all reasonable efforts to keep any shelf registration statement effective until the second anniversary of the date on which the registration statement becomes effective. We will have the right to delay the filing or amendment of the registration statement prior to its effectiveness or, if effective, to suspend its effectiveness for a reasonable length of time and from time to time, provided that we may exercise such delay or suspension right only if we plan to engage in a public offering within a 90-day period, or if a majority of the independent trustees has reasonably and in good faith determined that a registration or continued effectiveness would materially interfere with any of our material transactions. We may exercise such delay or suspension right up to four times during the effectiveness of the registration statement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares of beneficial interest. For purposes of this section, under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only NY Credit Trust and not our operating partnership or other lower-tier subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will be, in each case, in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common shares of beneficial interest;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common shares of beneficial interest through the exercise of employee share options or otherwise as compensation;

•	persons holding our common shares of beneficial interest as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

This summary assumes that shareholders will hold our common shares of beneficial interest as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES OF BENEFICIAL INTEREST DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES TO ANY PARTICULAR SHAREHOLDER OF HOLDING OUR COMMON SHARES OF BENEFICIAL INTEREST WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES OF BENEFICIAL INTEREST.

Taxation of the Company

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2007. We believe that we have been organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2007, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with this offering. We expect to receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ending December 31, 2007, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP is conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in preferred equity securities of REITS, or whole loan mortgage or CMBS securitizations, the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common shares of beneficial interest of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level, upon a distribution of dividends by the REIT. See “—Taxation of Taxable U.S. Shareholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the shareholders of a REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of Taxable U.S. Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular U.S. federal corporate income tax rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby (a) avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) treat income and gain from such property as qualifying income for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and our TRSs if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation (determined as of the date of our acquisition of such assets) at the highest corporate income tax rate then applicable to the extent that we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•	We will generally be subject to tax on the portion of any excess inclusion income derived from direct or indirect ownership of residual interests in real estate mortgage investment conduits, or REMICs, to the extent our shares of beneficial interest are held by specified tax-exempt organizations not subject to tax on unrelated business taxable income. Similar rules apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Effect of Subsidiary Entities” and “—Excess Inclusion Income.”

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares of beneficial interest.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations (including our TRSs), the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on assets and operations. As further described below, any TRS in which we own an interest will be subject to U.S. federal income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares of beneficial interest is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our declaration of trust provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares of beneficial interest, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a real estate investment trust generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships) is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Ownership of Equity Interests in Partnerships.”

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any entity otherwise treated as a corporation for U.S. federal income tax purposes, other than a TRS (as described below), that is wholly owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales). If dividends are paid to us by one or more of our TRSs, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Shareholders—Distributions.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Rents we receive that include amounts for services furnished by one of our TRSs to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Internal Revenue Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents paid by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

We expect that we, together with each of NY Credit Securities, LLC and NY Credit TRS Inc., will make an election for each such subsidiary to be treated as our TRS for U.S. federal income tax purposes. We may form additional TRSs in the future. To the extent that any such TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by our TRSs to us, then the dividends we designate and pay to our shareholders who are individuals, up to the amount of dividends we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum U.S. federal rate applicable to qualified dividend income. See “—Taxation of Taxable U.S. Shareholders.” Currently, we anticipate that NY Credit Securities, LLC and NY Credit TRS Inc. will retain their after-tax income subject to compliance with the 20% asset test applicable to our aggregate ownership of TRSs. See “—Asset Tests.”

Taxable Mortgage Pools

An entity, or a portion of an entity, is classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

To the extent we make significant expenditures with respect to senior mortgage loans, CMBS or RMBS securities, we will likely convey one or more pools of real estate mortgage loans to a trust, owned by a subsidiary REIT substantially owned by our operating partnership, which trust will issue several classes of mortgage-backed bonds having different maturities, and the cash flow on the real estate mortgage loans will be the sole source of payment of principal and interest on the several classes of mortgage-backed bonds. We would not likely make a REMIC election with respect to such securitization transactions, and, as a result, each such transaction would likely be a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT, including a subsidiary REIT formed by our operating partnership, owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s shareholders. See “—Excess Inclusion Income.”

If such a subsidiary REIT of our operating partnership owns less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations of such a subsidiary REIT and could adversely affect such REIT’s compliance with those requirements, which, in turn, could affect our compliance with the REIT requirements. We do not expect that we, or any subsidiary REIT owned by our operating partnership, would form any subsidiary that would become a taxable mortgage pool, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or property held primarily for sale to customers in the ordinary course of business, or “prohibited transactions,” must be derived from assets relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of CMBS), and gains from the sale of real estate assets, as well as income from certain kinds of temporary assets. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary or disregarded subsidiary.

Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount which is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements for reliance on this safe harbor. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest, original issue discount, and market discount income that we receive from our mortgage related securities generally will be qualifying income for purposes of both gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

Dividend Income. We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% gross income tests. Certain income inclusions received with respect to our contemplated equity transactions with respect to CDOs may not represent qualifying income for purposes of either the 75% or 95% gross income tests.

Foreign Assets. To the extent that we hold or acquire foreign assets, such as CMBS denominated in foreign currencies, such assets may generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. No assurance can be given that any foreign currency gains recognized by us directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Hedging Transactions. We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will generally constitute non-qualifying income for purposes of the 75% gross income test). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from Real Property. We currently do not intend to acquire any real property, but we may acquire real property or interests therein in the future. To the extent that we acquire real property or interests therein, rents we receive will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with real property, then the portion of the rent attributable to such personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent. Moreover, we are permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the combined voting power of the TRS if at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Failure to Satisfy the Gross Income Tests. We intend to monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions generally will be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs and certain kinds of CMBS and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled TRSs” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which: (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets and mortgage related securities that we own generally will be qualifying assets for purposes of the 75% asset test. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities issued by C corporations that are not secured by mortgages on real property, those securities may not be qualifying assets for purposes of the 75% asset test. We believe that our holdings of securities and other assets will be structured in a manner that will comply with the foregoing REIT asset requirements and intend to monitor compliance on an ongoing basis. However, values of some assets may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. As an example, if we were to acquire equity securities of a REIT issuer that were determined by the IRS to represent debt securities of such issuer, such securities would also not qualify as real estate assets. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers (including REIT issuers) cause a violation of the REIT asset tests.

In addition, our predecessor has entered into and we intend to continue to enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will continue to be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT would be adversely affected.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of beneficial interest within a particular class and is in accordance with the preferences among different classes of shares of beneficial interest as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate income tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares of beneficial interest in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes, including the inclusion of items of income from CDO entities in which we hold an equity interest. For example, we may acquire or originate debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes (such excess, “original issue discount” or “OID”), such that we will be required to include in our income a portion of the OID each year that the instrument is held before we receive any corresponding cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and possibly a penalty based on the amount of any deduction taken for deficiency dividends.

Excess Inclusion Income

If we, including a subsidiary REIT owned by our operating partnership, acquire a residual interest in a REMIC, we may realize excess inclusion income. If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement will be treated as a taxable mortgage pool for U.S. federal income tax purposes. See “—Taxable Mortgage Pools.” If all or a portion of our company is treated as a taxable mortgage pool, our qualification as a REIT generally should not be impaired. However, to the extent that all or a portion of our company is treated as a taxable mortgage pool, or we include assets in our portfolio or enter into financing and securitization transactions that result in our being considered to own an interest in one or more taxable mortgage pools, a portion of our REIT taxable income may be characterized as excess inclusion income and allocated to our shareholders, generally in a manner set forth under the applicable Treasury Regulations. The Treasury Department has issued guidance on the tax treatment of shareholders of a REIT that owns an interest in a taxable mortgage pool. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) taxable income allocable to the holder of a residual interest in a REMIC during such calendar quarter over (ii) the sum of amounts allocated to each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term U.S. federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). Our excess inclusion income would be allocated among our shareholders that hold our shares in record name in proportion to dividends paid to such shareholders. A shareholder’s share of any excess inclusion income:

•	could not be offset by net operating losses of a shareholder;

•	would be subject to tax as unrelated business taxable income to a tax-exempt holder;

•	would be subject to the application of the U.S. federal income tax withholding (without reduction pursuant to any otherwise applicable income tax treaty) with respect to amounts allocable to non-U.S. shareholders; and

•	would be taxable (at the highest corporate tax rates) to us, rather than our shareholders, to the extent allocable to our shares of beneficial interest held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including charitable remainder trusts and governmental organizations). Nominees or other broker/dealers who hold our shares on behalf of disqualified organizations also will be subject to this tax on the portion of our excess inclusion income allocable to our shares held on behalf of disqualified organizations;

•	in the case of a shareholder that is a REIT, RIC or common trust fund, or other pass through entity would be considered excess inclusion income of such entity and such entity will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations.

No detailed guidance has been provided with respect to the manner in which excess inclusion income would be allocated among different classes of shares, but generally such income must be allocated in proportion to the distributions made to shareholders. Tax-exempt investors, foreign investors, taxpayers with net operating losses, RICs and REITs should carefully consider the tax consequences described above and should consult their tax advisors with respect to excess inclusion income.

Prohibited Transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to conduct our operations so that no asset owned by us or our subsidiaries, other than a TRS, will be held as inventory or primarily for sale to customers in the ordinary course of business, and that a sale of any assets owned by us directly or through a pass-through subsidiary will not be in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as inventory or property held primarily for sale to customers or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular U.S. federal income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to Qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions that will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our shareholders will generally be taxable in the case of our shareholders who are individual U.S. shareholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction, in each case, provided applicable requirements of the Internal Revenue Code are satisfied. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Tax Aspects of Ownership of Equity Interests in Partnerships

General

We may hold assets through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The ownership by us of equity interests in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Asset Tests” and “—Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations

promulgated under this section of the Code. Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the organization transactions, appreciated property will be acquired by our operating partnership as a result of actual or deemed contributions of such property to our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements and result in our shareholders recognizing additional dividend income without an increase in distributions.

Taxation of Taxable U.S. Shareholders

This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. For these purposes, a U.S. shareholder is a beneficial owner of our common shares of beneficial interest that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares of beneficial interest, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares of beneficial interest should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares of beneficial interest by the partnership.

Distributions. Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common shares of beneficial interest constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares of beneficial interest, if any, and then to our common shares of beneficial interest. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. shareholder has held its shares of beneficial interest. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares of beneficial interest by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of those shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. shareholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the common shares of beneficial interest with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common shares of beneficial interest became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our TRS, which is subject to U.S. federal income tax);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company), such as our TRS, which is subject to U.S. federal income tax, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. We expect that any foreign corporate CDO entity for which we would make expenditures would not be a “qualifying foreign corporation,” and accordingly our distribution of any income with respect to such entities will not constitute “qualifying dividend income.”

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company” and “—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Shares of Beneficial Interest

In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares of beneficial interest in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the common shares of beneficial interest at the time of the disposition. In general, a U.S. shareholder’s adjusted tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gain and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of common shares of beneficial interest will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2008, if our common shares of beneficial interest are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common shares of beneficial interest are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of the capital gain realized by a non-corporate holder on the sale of REIT shares of beneficial interest that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are urged to consult their tax advisors with respect to the taxation of capital gain income. Capital losses recognized by a U.S. shareholder upon the disposition of our common shares of beneficial interest held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of common shares of beneficial interest by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares of beneficial interest will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our common shares of beneficial interest. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder that elects to treat capital gain dividends, capital gains from the disposition of shares of beneficial interest or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Shareholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While ownership of many real estate assets may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. shareholder has not held our common shares of beneficial interest as “debt-financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the shares of beneficial interest is financed through a borrowing by the tax-exempt shareholder), (2) our common shares of beneficial interest are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income” (See “—Taxable Mortgage Pools” and “—Excess Inclusion Income”), distributions from us and income from the sale of our common shares of beneficial interest generally should not be treated as UBTI to a tax-exempt U.S. shareholder. As previously noted, we expect to engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is likely that a portion of our dividends received by a tax-exempt shareholder will be treated as UBTI.

Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our shares of beneficial interest could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our shares of beneficial interest, or (B) a group of pension trusts, each individually holding more than 10% of the value of our shares of beneficial interest, collectively owns more than 50% of the value of our shares of beneficial interest; and (2) we would not have satisfied the ownership tests described above in “—Requirements for Qualification—General” but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that shares of beneficial interest owned by such trusts shall be treated, as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our shares of beneficial interest should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares of beneficial interest, or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares of beneficial interest applicable to non-U.S. shareholders of our common shares of beneficial interest. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common shares of beneficial interest that is not a U.S. shareholder. The discussion is based on current law and is for general information only. It addresses only selective aspects of U.S. federal income taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. shareholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we expect to engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is likely that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares of beneficial interest. In cases where the dividend income from a non-U.S. shareholder’s investment in our common shares of beneficial interest is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. shareholder that is a corporation.

Non-Dividend Distributions. Unless (A) our common shares of beneficial interest constitute a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. shareholder’s investment in our common shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits generally will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common shares of beneficial interest constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s adjusted tax basis in our common shares of beneficial interest will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (applied to the net amount after the 35% tax rate is applied) in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares of beneficial interest which is regularly traded on an established securities market located in the U.S. if the non-U.S. shareholder did not own more than 5% of such class of shares of beneficial interest at any time during the taxable year. Instead, such capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Shareholders—Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. shareholder’s investment in our common shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Shares of Beneficial Interest. Unless our common shares of beneficial interest constitute a USRPI, a sale of the shares of beneficial interest by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. The shares of beneficial interest will not be treated as a USRPI if less than 50% of our business assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property solely in a capacity as a creditor. We do not expect that more than 50% of our assets will consist of interests in real property located in the U.S.

Even if our common shares of beneficial interest otherwise would be a USRPI under the foregoing test, our common shares of beneficial interest will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares of beneficial interest is held directly or indirectly by non-U.S. shareholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common shares of beneficial interest should not be subject to taxation under FIRPTA. However, because we expect our shares of beneficial interest to be widely held, we cannot assure our investors that we will remain a domestically controlled REIT. Even if we do not qualify as a domestically controlled REIT, a non-U.S. shareholder’s sale of our common shares of beneficial interest nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) our common shares of beneficial interest owned are of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding shares of beneficial interest of that class at all times during a specified testing period.

If gain on the sale of our common shares of beneficial interest were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares of beneficial interest could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common shares of beneficial interest that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder’s investment in our common shares of beneficial interest is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’ s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder (i) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify its non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common shares of beneficial interest within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares of beneficial interest conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

State, Local and Foreign Taxes

Our company and our subsidiaries and shareholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective shareholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common shares of beneficial interest.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common shares of beneficial interest.

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc. is acting as representative of the underwriters of this offering. Subject to the terms and conditions in the underwriting agreement entered into in connection with the sale of our common shares of beneficial interest described in this prospectus, each underwriter named below have severally agreed to purchase the number of common shares of beneficial interest set forth opposite its name.

Number of Common Shares
Underwriter	of Beneficial Interest

Friedman, Billings, Ramsey & Co., Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common shares of beneficial interest offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions contained in the underwriting agreement including, among other items, the receipt of legal opinions from counsel, the receipt of comfort letters from our current independent registered public accounting firm, the absence of any material adverse changes affecting us or our business and the absence of any objections from the National Association of Securities Dealers, Inc., or NASD, with respect to the fairness and reasonableness of the underwriting terms. The underwriters are obligated to purchase and accept delivery of all of the common shares of beneficial interest offered by this prospectus, other than those covered by the over-allotment option described below, if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters in the aggregate represent more than 10% of the total number common shares of beneficial interest offered by this prospectus, the underwriting agreement may be terminated.

The underwriters propose to offer the common shares of beneficial interest directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not to exceed $      per share, of which $      may be reallowed to other dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriters. No reduction shall change the amount of proceeds to be received by us as indicated on the cover page of this prospectus. The common shares of beneficial interest are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

We have granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of      additional shares of our common shares of beneficial interest to cover over-allotments, if any, at the public offering price less the underwriting discount and commissions. If the underwriters exercise their over-allotment option to purchase any of the additional      common shares of beneficial interest, each underwriter, subject to certain conditions, will become obligated to purchase these additional shares based on the underwriters’ percentage purchase commitment in the offering as indicated in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. The underwriters may exercise the over-allotment option to cover over-allotments made in connection with the sale of the common shares of beneficial interest offered in this offering.

The following table summarizes the underwriting compensation to be paid to the underwriters by us. These amounts assume both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Without	With
	Over-Allotment	Over-Allotment

Per share	$	$
Total	$	$

We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. for certain out-of-pocket expenses in connection with this offering, including any fees or disbursements of its counsel, up to a maximum of $300,000. In addition, until January 12, 2007, we have agreed to appoint Friedman, Billings, Ramsey & Co., Inc. to act as lead underwriter and joint book-runner or sole placement agent in connection with any public or private offerings of our equity securities and to act as our financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction in which we may engage.

We estimate that the total expenses payable by us in connection with this offering will be approximately $      million.

We have also agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

We expect to apply to list our common shares of beneficial interest on the New York Stock Exchange under the symbol “     .” In connection with the listing of our common shares of beneficial interest on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2000 beneficial owners.

Prior to this offering, there has been no public market for our common shares of beneficial interest. The initial public offering price has been determined through negotiations between the underwriters and us. Among the factors considered in such determination were:

•	prevailing market conditions;

•	dividend yields and financial characteristics of publicly traded REITs that we and the underwriters believe to be comparable to us;

•	the present state of our financial and business operations;

•	our management;

•	estimates of our business and earnings potential; and

•	the prospects for the industry in which we operate.

Each of our executive officers, trustees, manager and investors in our operating partnership has agreed, subject to specified exceptions, not to:

•	offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any common shares of beneficial interest, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for common shares of beneficial interest or any such equity securities; or

•	establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any of our common shares of beneficial interest or of our or our subsidiaries’ other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common shares, other securities, cash or otherwise) for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc.

This restriction terminates after the close of trading of the common shares of beneficial interest on and including the 180th day after the date of this prospectus. However, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. However, Friedman, Billings, Ramsey & Co., Inc. may, in its sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or trustee who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., issue, sell, contract to sell, or otherwise dispose of, any common shares of beneficial interest, any options or warrants to purchase any common shares of beneficial interest or any securities convertible into, exercisable for or exchangeable for common shares of beneficial interest other than our sale of shares in this offering or the issuance of options or common shares of beneficial interest under existing stock option and incentive plans. We also have agreed that we will not consent to the disposition of any shares held by officers, trustees, our manager or investors in our operating partnership subject to lock-up agreements prior to the expiration of their respective lock-up periods unless pursuant to an exception to those agreements or with the consent of Friedman, Billings, Ramsey & Co., Inc.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares of beneficial interest, including:

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares of beneficial interest while this offering is in progress. Stabilizing transactions may include making short sales of our common shares of beneficial interest, which involves the sale by the underwriters of a greater number of common shares of beneficial interest than they are required to purchase in this offering, and purchasing common shares of beneficial interest from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares of beneficial interest in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representative also may impose a penalty bid on underwriters and selling group members. This means that if the representative purchases common shares of beneficial interest in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters or selling group members that sold those shares as part of this offering to repay the underwriting discount or the selling concession received by them.

As a result of these activities, the price of our common shares of beneficial interest may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters do not expect sales to accounts over which they exercise discretionary authority to exceed 5% of the total number of common shares of beneficial interest offered by this prospectus.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. Venable LLP, Baltimore, Maryland, will pass upon the validity of the common shares of beneficial interest sold in this offering and certain other matters of Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by King & Spalding LLP, New York, New York.

EXPERTS

The financial statements of NY Credit Real Estate Fund I, L.P. as of December 31, 2005 and for the period from March 16, 2005 (date of inception) to December 31, 2005 and the balance sheet of NY Credit Trust as of November 9, 2006 included in this prospectus have been audited by Grant Thornton, LLP, independent registered public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common shares of beneficial interest to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the common shares of beneficial interest to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of the offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Report of Independent Registered Public Accounting Firm

To the Board of Trustees and the Shareholder of NY Credit Trust

We have audited the accompanying balance sheet of NY Credit Trust (the “Company”) as of November 9, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of NY Credit Trust as of November 9, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

New York, New York
November 9, 2006

NY Credit Trust
BALANCE SHEET
November 9, 2006

ASSETS
Cash	$1,000

Total assets	$1,000

LIABILITIES AND SHAREHOLDER’S EQUITY
Accrued expenses	$15,000
Shareholder’s equity
Common shares of beneficial interest, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	1
Additional paid-in capital	999
Accumulated (deficit)	(15,000)

Total shareholder’s (deficit)	(14,000)

Total liabilities and shareholder’s equity	$1,000

The accompanying notes are an integral part of this balance sheet.

NY Credit Trust
NOTES TO BALANCE SHEET
November 9, 2006

NOTE 1—ORGANIZATION AND DESCRIPTION OF BUSINESS

NY Credit Trust (the “Company”) was formed in Maryland on November 6, 2006. The Company expects to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the “Offering”) of common shares of beneficial interest. The Company was formed to continue to operate and expand the business of NY Credit Real Estate Fund I, LP (the “Partnership’’). The Partnership is engaged in the business of originating, acquiring, structuring, and trading commercial real estate related loans and securities.

NOTE 2—INCOME TAXES

It is the intent of the Company to elect to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending on December 31, 2007. As a REIT, the Company will be permitted to deduct distributions paid to its shareholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

NOTE 3—ORGANIZATION COSTS

The Company estimates that it has incurred $15,000 of organization expenses as of November 9, 2006. The Company has incurred no other operating expenses as of such date.

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED BALANCE SHEET
(Unaudited)
June 30, 2006

ASSETS
Loans held for investment, pledged as collateral, net	$65,820,680
Loan held for sale, pledged as collateral	33,600,000
Derivatives, at fair value	409,600
Due from General Partner	1,928,011
Cash	61,915
Cash—restricted	317,830
Due from Servicer	419,304
Interest receivable	511,662
Other assets	686,254
Deferred financing costs	1,333,818

Total assets	$105,089,074

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Repurchase agreement including accrued interest of $53,058	$70,200,236
Due to Advisors	387,802
Accrued expenses and other liabilities	1,190,744

Total liabilities	71,778,782

PARTNERS’ CAPITAL
General partner	653,998
Limited partners	32,656,294

Total partners’ capital	33,310,292

Total liabilities and partners’ capital	$105,089,074

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For the six months ended June 30, 2006

Revenues
Interest income, net	$3,168,893
Other income	409,600

Total revenues	3,578,493
Expenses
Interest expense	1,233,759
Management fees	375,000
Professional fees	69,834
Insurance	49,737
Other expenses	26,721

Total expenses	1,755,051

NET INCOME	$1,823,442

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL (Unaudited)
For the six months ended June 30, 2006

	General
	Partner	Limited Partners	Total

Partners’ capital as of December 31, 2005	$654,979	$32,708,926	$33,363,905
Capital contributions	—	375,000	375,000
Capital distributions:
Return of capital	(19,670)	(967,706)	(987,376)
Preferred distribution	(24,417)	(1,240,262)	(1,264,679)
Net income	43,106	1,780,336	1,823,442

Partners’ capital as of June 30, 2006	$653,998	$32,656,294	$33,310,292

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
For the six months ended June 30, 2006

Cash flows from operating activities
Net income	$1,823,442
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of loan origination fee, net	(269,968)
Amortization of deferred financing costs	215,132
Changes in operating assets and liabilities:
Due from General Partner	(1,553,979)
Restricted cash	(317,830)
Due from Servicer	(419,304)
Interest receivable	(264,465)
Other assets	(686,254)
Due to Advisors	21,794
Accrued expenses and other liabilities	710,602

Net cash used in operating activities	(740,830)

Cash flows from investing activities
Purchase of loans held for investment	(46,731,625)
Purchase of loans held for sale	(33,600,000)
Principal payments received on loans	14,620,000
Unrealized gain on interest rate swap	(409,600)

Net cash used in investing activities	(66,121,225)

Cash flows from financing activities
Capital contributions	375,000
Capital distributions	(2,252,054)
Proceeds from borrowings — repurchase agreement	80,023,952
Payments on borrowings — repurchase agreement	(9,823,715)
Payments of debt financing costs	(1,399,213)
Net cash provided by financing activities	66,923,970

Net increase in cash and cash equivalents	61,915
Cash, beginning of period	—

Cash, end of period	$61,915

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the six months ended June 30, 2006

NOTE 1—ORGANIZATION

NY Credit Real Estate Fund I, L.P., a Delaware limited partnership (the “Partnership”), was formed pursuant to the terms of the Amended and Restated Agreement of Limited Partnership dated as of March 16, 2005 (the “Partnership Agreement”) and commenced operations on the same date. The general partner of the Partnership is NY Credit Real Estate GP, LLC, a Delaware limited liability company (the “General Partner”). The term of the Partnership is scheduled to expire on March 16, 2015, the tenth anniversary of the final close; however, such term may be extended for up to two additional one-year periods or earlier dissolved or terminated in accordance with the terms of the Partnership Agreement.

The Partnership is organized for the object and purpose of originating, arranging and making investments in debt assets in accordance with the investment criteria specified in the Partnership Agreement, and the structuring, syndicating, owning, managing, supervising and disposing of such investments. Pursuant to the Partnership Agreement, except for certain administrative expenses such as occupancy-related costs which are borne by the General Partner and NY Credit Advisors, LLC (“Advisors”), the investment manager and an affiliate of the General Partner, the Partnership is responsible for all costs and expenses of its activities and operations which include the fees and expenses related to the investment activities. The Partnership also reimburses Advisors and the General Partner, as applicable, for out-of-pocket operating expenses paid or incurred by them on behalf of the Partnership.

The Partnership had limited activities for the period from March 16, 2005 to June 30, 2005. Below is a summary of the financial information as of June 30, 2005:

Total assets	$0

Total liabilities	$126,140

Total partners’ capital (deficit)	(126,140)

Total liabilities and partners’ capital	$0

Revenues	$0
Expenses
Management fees	218,750
Organization costs	82,950
Legal expenses	43,190

Total expenses	344,890

Net loss	$(344,890)

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Consolidation

The consolidated financial statements of the Partnership were prepared in accordance with the accounting principles generally accepted in the United States of America for specialty finance companies and included the accounts of its wholly owned subsidiary, NY Credit Funding I, LLC. All intercompany balances and transactions have been eliminated.

Financial Accounting Standards Board Interpretation No. 46(R) “Consolidation of Variable Interest Entities” provides a consolidation model for certain entities based on economic risks and rewards rather than on voting control, which requires that assets, liabilities and results of operations of a variable interest entity (“VIE”) be consolidated into the financial statements of the variable interest holder that would absorb

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
For the six months ended June 30, 2006

a majority of the VIE’s expected losses or receive a majority of the VIE’s expected gains. Based on its assessment, the Partnership believes that the borrowers for its loan investments are not VIEs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the General Partner to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Loans Held for Investment and Loans Held for Sale

Loans held for investment are typically collateralized by commercial real estate and are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees and discounts unless such loan or investment is deemed to be impaired. Loans held for sale are carried at the lower of cost or fair value using available market information obtained through consultation with dealers or other originators of such investments. The Partnership measures the impairment of its loans based upon the fair value of the underlying collateral, which is determined on an individual loan basis. The fair value of the collateral is determined by selecting the most appropriate valuation methodology or methodologies among several generally available and accepted in the commercial real estate industry. The determination of the most appropriate valuation methodology is based on the characteristics of the type of collateral. These methodologies include evaluation of operating cash flow for the property during the projected holding period and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates.

Should the fair value of the underlying collateral securing the impaired loan be less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for credit losses. The allowance for each loan is maintained at a level the Partnership believes is adequate to absorb probable losses. At June 30, 2006, the Partnership did not have an impairment reserve.

Derivative Instruments

The Partnership’s policies permit it to enter into derivative contracts, including interest rate swaps and interest rate caps to add stability to its interest expense and to manage its exposure to interest rate movements or other identified risks.

The Partnership designates its derivative instruments as cash flow hedges and evaluates them at inception and on an ongoing basis in order to determine whether they qualify for hedge accounting. The hedge instrument must be highly effective in achieving offsetting changes in the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. A hedge instrument is highly effective if changes in the fair value of the derivative provide an offset of at least 80% and not more than 125% of the changes in fair value or cash flows of the hedged item attributable to the risk being hedged. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Partnership recognizes all derivatives as either assets or liabilities in the consolidated balance sheet and measures those instruments at their fair values. Any ineffectiveness which arises during the hedging relationship is recognized in interest expense during the period in which it arises. Before the end of the specified hedge time period, the effective portion of all contract gains and losses (whether realized or unrealized) is recorded in other comprehensive income or loss. Realized gains and losses on

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
For the six months ended June 30, 2006

interest rate swap contracts are reclassified into earnings as an adjustment to interest expense during the period after the swap repricing date through the remaining maturity of the swap.

If the Partnership determines not to designate the interest rate swap and cap contracts as hedges and to monitor their effectiveness as hedges, or if the Partnership enters into other types of financial instruments that do not meet the criteria for designation as hedges, changes in the fair values of these instruments will be recorded in the consolidated statement of operations.

Deferred Financing Costs

Costs incurred in connection with obtaining financing for loan investments are amortized over the term of the financing arrangement.

Borrowings

The Partnership finances the acquisition of its investments, including loans available for sale primarily through the use of secured borrowings in the form of a repurchase agreement. The Partnership may use other forms of secured borrowings in the future.

The Partnership recognizes interest expense on all borrowings on the accrual basis.

Revenue Recognition

Interest income is recognized on the accrual basis as it is earned from loans held for investments. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method except on demand loans or revolving lines of credit and similar arrangements, in which case the straight line-method is applied to amortize such fees. Exit fees are recognized as income when collection is reasonably assured. Fees on commitments that expire unused are recognized at expiration.

Net Income and Loss Allocation

Net income and losses of the Partnership are allocated to the partners in accordance with the provisions of the Partnership Agreement.

Income Taxes

No provision has been made for Federal and state income taxes, since the Partnership is not a taxable entity and the partners are individually responsible for reporting their income and other tax consequences of their investment in the Partnership to their respective taxing authorities. The Partnership is subject to New York City unincorporated business tax.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, the Partnership establishes the provision for possible credit losses by category of asset. When it is probable that the Partnership will be unable to collect all amounts contractually due, the account is considered impaired. Where impairment is indicated, a valuation write-down or write-off is

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
For the six months ended June 30, 2006

measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses.

At June 30, 2006, the Partnership did not have an impairment reserve and there were no expenses for possible credit losses.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standard No. 155, or SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”— an amendment of FASB Statements No. 133, “Accounting for Derivatives, Instruments and Hedging Activities” and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155 (1) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of FASB No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interest that are freestanding derivatives or that hybrid financial instruments that contain embedded derivative requiring bifurcation, (4) clarifies that concentration of credit risk in the form of subordination are not embedded derivatives, and (5) amends FASB Statement No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest in other than another derivative financial statements. SFAS No. 155 is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The General Partner does not expect the adoption of SFAS No. 155 to have a material impact on the Partnership’s financial statements.

In July 2006, the FASB issued Interpretation (“FIN 48”), “Accounting for Uncertainty in Income Taxes—An Interpretation of SFAS No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax position taken or expected to be taken in tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The Partnership is currently determining the effect, if any, the adoption of FIN 48 will have on its financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which clarifies the definition of fair value, creates a GAAP framework for measuring fair value, and requires expanded disclosure about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Partnership is currently determining what the effect, if any, the adoption of SFAS No. 157 will have on our financial statements.

In September 2006, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). SAB 108 provides guidance for how errors should be evaluated to assess materially from a quantitative perspective. SAB 108 permits companies to initially apply its provisions by either restating prior financial statements or recording the cumulative effect of initially applying the approach as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment to retained earnings. SAB 108 is required to be adopted for fiscal years

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
For the six months ended June 30, 2006

ending after November 30, 2006 and is not expected to have a material effect on the Partnership’s financial statements.

NOTE 3—OFF BALANCE SHEET ARRANGEMENTS

The Partnership, through its wholly-owned subsidiary, NY Credit Funding I, LLC, is a lender under a Loan Agreement dated March 15, 2006, under which it is committed to provide a junior construction loan of $24,757,962. The Partnership funded $11,340,374 of the commitment in April 2006. The remaining balance was funded on November 1, 2006.

NOTE 4—CAPITAL COMMITMENTS

At June 30, 2006, the Partnership had capital commitments from its Partners of $51,000,000 (the “Committed Capital”) and approximately 66% of this Committed Capital has been called and $17,398,626 remains available to call for purposes of satisfying investments, management fees, and expenses over the remaining life of the Partnership.

NOTE 5—MANAGEMENT FEE

In accordance with the terms of the Partnership Agreement, the General Partner has exercised its right to delegate certain management and administrative responsibilities to Advisors. Advisors is paid a management fee by the Partnership, in consideration for the investment advisory and management services rendered beginning as of the initial closing and continuing throughout the life of the Partnership. The management fee is payable quarterly in advance and is determined at a per annum rate of 1.5% of the limited partners’ committed capital.

For the period from January 1, 2006 to June 30, 2006, management fee expense was $375,000.

NOTE 6—LOANS HELD FOR INVESTMENT, NET

Loans held for investment consist of participation interests on mortgage loans and share in a co-lending arrangement which are secured by commercial real estate in different states. Many of these mortgage loans were originated by financial institutions which are limited partners in the Partnership. As of June 30, 2006, principal amounts total $99,467,266, and are subject to varying (fixed and floating) rates of interest ranging from 6.35% to 11.64%. These loans have maturity periods of 60 to 120 months.

The following is a summary of the Partnership’s loans held for investment at June 30, 2006:

180 Montgomery

On September 30, 2005, the Partnership invested $4,000,000 through a lending arrangement with New York Life Insurance Partnership, one of the limited partners, secured by an office building located at 180 Montgomery Street, San Francisco, California. The terms of the lending arrangement is 60 months and will earn interest at a fixed rate of 8.82% per annum.

Biscayne Landing

On November 23, 2005, the Partnership invested $15,000,000 through a lending arrangement with HSH Nordbank AG, New York Branch, one of the limited partners, secured by a vacant parcel of land named Biscayne Landing located in North Miami. The terms of the lending arrangement is 48 months and

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
For the six months ended June 30, 2006

will earn interest at LIBOR plus 735 basis points. As of June 30, 2006, Biscayne accrued interest at 12.039% per annum.

Becker

On February 15, 2006, the Partnership invested $9,100,000 through a lending arrangement with GE Commercial Mortgage Corp., secured by a portfolio of nine grocery anchored retail centers located in Pennsylvania and New Jersey. The terms of the lending arrangement is 120 months and will earn interest at a fixed rate of 11.64%.

Sunrise—Fountains

On March 7, 2006 the partnership invested $25,000,000 through a lending arrangement with HSH Nordbank AG, New York Branch, one of the limited partners secured by a portfolio of 16 senior living facilities. The terms of the lending arrangement is 76 months and will earn interest at LIBOR plus 350 basis points. As of June 30, 2006, Sunrise Fountains accrued interest at 8.65% per annum.

Sunrise—Fox Hill

On April 6, 2006, the Partnership invested $11,340,374 of a $24,800,000 commitment through a lending arrangement with HSH Nordbank AG, New York Branch, one of the limited partners, secured by senior living facilities in Bethesda, Maryland. The remaining balance of the commitment was to be funded within 120 days of closing. The terms of the lending arrangement is 60 months and will earn interest at LIBOR plus 650 basis points. As of June 30, 2006, Sunrise—Fox Hill accrued interest at 11.65% per annum.

Meridian

On June 9, 2006, the partnership invested $35,000,000 through a first mortgage secured by a multi family residential building named The Meridian located in Columbus, Ohio. The first mortgage is for 120 months and will earn interest at a fixed rate of 6.35%. The Partnership sold a $33,600,000 senior participation in this loan into a securitization trust on October 30, 2006. The Partnership entered into an interest rate swap agreement with the Royal Bank of Scotland, PLC to hedge against movements in the 10 year Treasury rate on this position.

The Partnership has entered into a master servicing agreement with Cohen Financial Services (the “Servicer”) to perform all monitoring, reporting, and collection of interest and principal payments on the loan investments. Total balance due from the Servicer was $419,304 at June 30, 2006.

NOTE 7—RELATED PARTY TRANSACTIONS

Due from General Partner mainly represents fees, interests and principal pay downs collected on loans held for investment received net of disbursements of capital distributions, management fees and other expenses made by the General Partner on behalf of the Partnership, as the Partnership did not have its own bank account prior to April 2006. Total collections amounted to $4,410,000 for the period ended June 30, 2006.

Due to Advisors is comprised of payments made by Advisors on behalf of the Partnership during the period for Partnership expenses as defined in the Partnership Agreement. Such amounts are non-interest bearing and are intended to be repaid by the Partnership.

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
For the six months ended June 30, 2006

NOTE 8—CONCENTRATION OF CREDIT RISK

In the normal course of business, the Partnership is exposed to various risks, including credit risk. Credit risk arises from the potential that the counterparty to the loans held by the Partnership might fail to perform under its contractual obligations, which could result in the Partnership incurring losses. The General Partner performs ongoing analysis of credit risk concentrations in the debt investment portfolio by evaluating exposure to various markets, underlying property taxes, investment structure, term, sponsors, tenants and other credit metrics. One investment accounted for more than 35% of the total carrying value of the loan investments as of June 30, 2006. One investment accounted for approximately 30% of the revenue earned on the loan investments for the period ended June 30, 2006.

NOTE 9—NET INCOME AND LOSS ALLOCATION

The Partnership Agreement provides that Partnership net income is allocated, in proportion to the partners’ capital interest, in the following order: (1) to all Partners to the extent of net losses previously allocated; (2) to all partners to the extent of an amount equal to 9% annual priority return on the respective partner’s invested capital; (3) 50% to the General Partner and 50% to the limited partners to the extent the cumulative net income allocated equals the amount of distributable income as defined in the Partnership Agreement, and (4) 20% to the General Partner and 80% to the limited partners. Net loss is allocated to the partners in the reverse order of the net income allocation.

NOTE 10—CAPITAL DISTRIBUTIONS

The Partnership Agreement provides that disposition or refinancing proceeds for each investment is allocated in proportion to the partners’ capital interest, in the following order: (1) to all Partners to the extent of an amount equal to 9% annual priority return (Preferred distributions) on the respective partner’s invested capital to the extent not otherwise received; (2) 100% to each partner until they receive a return of all invested capital relating to the particular portfolio investment and any previously unreturned investment capital related to other liquidated investments; (3) 50% to the General Partner and 50% to the limited partners to the extent the cumulative net income allocated equals the amount of distributable income as defined in the partnership agreement, and (4) 20% to the General Partner and 80% to the limited partners.

Disposition proceeds are distributed as soon as practicable after receipt.

Distributions presented in the accompanying consolidated statement of changes in partners’ capital have been determined in accordance with the Partnership Agreement and may differ from how distributions are determined for federal income tax purposes.

NOTE 11—REPURCHASE AGREEMENT

In February 2006, the Partnership entered into a repurchase agreement with Greenwich Capital Financial Products, Inc. (“Greenwich”) that provides for a maximum of $200 million in financing. Any outstanding indebtedness under the repurchase facility matures on February 8, 2009. The repurchase facility has a one year term, which can be extended for an additional year at the option of Greenwich. Under this repurchase facility, the Partnership may borrow against the Partnership’s current and future investments in whole loans, B-Notes and mezzanine loans (including any related hedging instruments). Greenwich has a consent right with respect to the inclusion of investments in the facility, will determine periodically the market value of the investments, and has the right to require additional collateral if the estimated market value of the included investments decline. Equity commitments of the limited partners have been pledged as collateral against the line of credit. The Partnership incurred approximately $1.4 million in transaction

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)
For the six months ended June 30, 2006

fees to secure the line of credit, which is being amortized on a straight line basis over the term of the repurchase agreement. Any unamortized deferred financing costs related to the unused line of credit will be expensed upon the expiration of the commitment period.

As of June 30, 2006, the outstanding balance drawn under the repurchase facility line of credit was $70,147,178. The Partnership has pledged all of its loan investments held at June 30, 2006 as collateral against the outstanding loan balance.

NOTE 12—DERIVATIVE INSTRUMENTS

At June 30, 2006, the Partnership had entered into an interest rate swap contract whereby the partnership will pay a fixed rate of 5.5525% and receive a variable rate equal to three month LIBOR. The swap was terminated on October 30, 2006. The aggregate notional amount of the interest rate swap contract was $32 million. The estimated unrealized gain on this contract at June 30, 2006 was $409,600, which was recorded as other income in the consolidated statement of operations.

NOTE 13—SUBSEQUENT EVENTS

On October 20, 2006 the Partners increased their capital commitments to the partnership by $50,000,000 bringing total capital commitments to $101,000,000.

Report of Independent Registered Public Accounting Firm

To the Partners of NY Credit Real Estate Fund I, L.P.

We have audited the accompanying consolidated balance sheet of NY Credit Real Estate Fund I, L.P. (the “Partnership”) as of December 31, 2005, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the period from March 16, 2005 (date of inception) to December 31, 2005. These consolidated financial statements are the responsibility of the Partnership’s general partner. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NY Credit Real Estate Fund I, L.P. at December 31, 2005, and the consolidated results of its operations and its consolidated cash flows for the period from March 16, 2005 (date of inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP

New York, New York
July 18, 2006

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED BALANCE SHEET
December 31, 2005

ASSETS
ASSETS
Loans held for investment, net	$33,439,090
Interest receivable	247,197
Due from General Partner	374,032
Prepaid expenses	149,737

Total assets	$34,210,056

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES
Accrued expenses and other liabilities	$480,142
Due to Advisors	366,008

Total liabilities	846,150

PARTNERS’ CAPITAL
General partner	654,979
Limited partners	32,708,927

Total partners’ capital	33,363,906

Total liabilities and partners’ capital	$34,210,056

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED STATEMENT OF OPERATIONS
For the period from March 16, 2005 (date of
inception) to December 31, 2005

Revenues
Interest income, net	$358,985

Total revenues	358,985

Expenses
Management fees	593,750
Professional fees	305,646
Organization costs	239,800
Insurance	69,633

Total expenses	1,208,829

NET LOSS	$(849,844)

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL
For the period from March 16, 2005 (date of
inception) to December 31, 2005

	General Partner	Limited Partners	Total

Partners’ capital as of March 16, 2005	$—	$—	$—
Capital contributions	660,000	33,553,750	34,213,750
Net loss	(5,021)	(844,823)	(849,844)

Partners’ capital as of December 31, 2005	$654,979	$32,708,927	$33,363,906

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the period from March 16, 2005 (date of
inception) to December 31, 2005

Cash flows from operating activities
Net loss	$(849,844)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of loan origination fee, net	5,448
Changes in operating assets and liabilities:
Interest receivable	(247,197)
Due from General Partner	(374,032)
Prepaid expenses	(149,737)
Accrued expenses and other liabilities	480,142
Due to Advisors	366,008

Net cash used in operating activities	(769,212)

Cash flows from investing activities
Purchase of loans	(33,444,538)

Net cash used in investing activities	(33,444,538)

Cash flows from financing activities
Capital contributions	34,213,750

Net cash provided by financing activities	34,213,750

Net change in cash and cash equivalents	—
Cash, beginning of period	—

Cash, end of period	$—

The accompanying notes are an integral part of this statement.

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005

NOTE 1—ORGANIZATION

NY Credit Real Estate Fund I, L.P., a Delaware limited partnership (the “Partnership”), was formed pursuant to the terms of the Amended and Restated Agreement of Limited Partnership dated as of March 16, 2005 (the “Partnership Agreement”) and commenced operations on the same date. The general partner of the Partnership is NY Credit Real Estate GP, LLC, a Delaware limited liability company (the “General Partner”). The term of the Partnership is scheduled to expire on March 16, 2015, the tenth anniversary of the final close; however, such term may be extended for up to two additional one-year periods or earlier dissolved or terminated in accordance with the terms of the Partnership Agreement.

The Partnership is organized for the object and purpose of originating, arranging and making investments in debt assets in accordance with the investment criteria specified in the Partnership Agreement, and the structuring, syndicating, owning, managing, supervising and disposing of such investments. Pursuant to the Partnership Agreement, except for certain administrative expenses such as occupancy-related costs which are borne by the General Partner and NY Credit Advisors, LLC (“Advisors”), the investment manager and an affiliate of the General Partner, the Partnership is responsible for all costs and expenses of its activities and operations which include the fees and expenses related to the investment activities. The Partnership also reimburses Advisors and the General Partner, as applicable, for out-of-pocket operating expenses paid or incurred by them on behalf of the Partnership.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting and Consolidation

The financial statements of the Partnership were prepared in accordance with accounting principles generally accepted in the United States of America for specialty finance companies and included the accounts of a wholly-owned subsidiary, NY Credit Funding I, LLC, which had no activities for the period ended December 31, 2005.

Financial Accounting Standards Board Interpretation No. 46(R) provides a consolidation model for certain entities based on economic risks and rewards rather than on voting control, which requires that assets, liabilities and results of operations of a variable interest entity (“VIE”) be consolidated into the financial statements of the variable interest holder that would absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected gains. Based on its assessment, the Partnership believes that the borrowers for its loan investments are not VIEs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the General Partner to make estimates and assumptions in determining the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

Loans Held for Investment and Loans Held for Sale

Loans held for investment are typically collateralized by commercial real estate and are intended to be held to maturity and, accordingly, are carried at cost, net of unamortized loan origination costs and fees, and discounts unless such loan or investment is deemed to be impaired. Loans held for sale are carried at the lower of cost or fair value using available market information obtained through consultation with dealers or other originators of such investments. The Partnership measures the impairment of its loans

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2005

based upon the fair value of the underlying collateral, which is determined on an individual loan basis. The fair value of the collateral is determined by selecting the most appropriate valuation methodology or methodologies among several generally available and accepted in the commercial real estate industry. The determination of the most appropriate valuation methodology is based on the characteristics of the type of collateral. These methodologies include evaluation of operating cash flow for the property during the projected holding period and estimated sales value computed by applying an expected capitalization rate to the stabilized net operating income of the specific property, less selling costs, discounted at market discount rates. The Partnership believes cost may be the best approximation of fair value until there is significant evidence of a quantifiable increase or decrease in the value of the loans. At December 31, 2005, the Partnership did not have loans held for sale.

Should the fair value of the underlying collateral securing the impaired loan be less than the net carrying value of the loan, an allowance is created with a corresponding charge to the provision for credit losses. The allowance for each loan is maintained at a level the Partnership believes is adequate to absorb probable losses. At December 31, 2005, the Partnership did not have an impairment reserve.

Revenue Recognition

Interest income is recognized on the accrual basis as it is earned from loans held for investments. Fees received in connection with loan commitments, net of related expenses incurred, are deferred until the loan is funded and are then recognized over the term of the loan as an adjustment to yield using the effective interest rate method except on demand loans or revolving lines of credit and similar arrangements, in which case the straight line-method is applied to amortize such fees. Exit fees are recognized as income when collection is reasonably assured. Fees on commitments that expire unused are recognized at expiration.

Net Income and Loss Allocation

Net income and losses of the Partnership are allocated to the partners in accordance with the provisions of the Partnership Agreement.

Income Taxes

No provision has been made for Federal and state income taxes, since the Partnership is not a taxable entity and the partners are individually responsible for reporting their income and other tax consequences of their investment in the Partnership to their respective taxing authorities. However, the Partnership is subject to New York City unincorporated business tax.

Reserve for Possible Credit Losses

The expense for possible credit losses in connection with debt investments is the charge to earnings to increase the allowance for possible credit losses to the level that management estimates to be adequate considering delinquencies, loss experience and collateral quality. Other factors considered relate to geographic trends and product diversification, the size of the portfolio and current economic conditions. Based upon these factors, the Partnership establishes the provision for possible credit losses by category of asset. When it is probable that the Partnership will be unable to collect all amounts contractually due, the account is considered impaired. Where impairment is indicated, a valuation write-down or write-off is measured based upon the excess of the recorded investment amount over the net fair value of the collateral, as reduced by selling costs. Any deficiency between the carrying amount of an asset and the net sales price of repossessed collateral is charged to the allowance for credit losses. At December 31, 2005, the

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2005

Partnership did not have an impairment reserve and for the period from March 16, 2005 to December 31, 2005, there were no expenses for possible credit losses.

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS No. 154 is required to be adopted by the Partnership in the first quarter of 2006. The General Partner does not expect that the adoption of SFAS No. 154 will have a material impact on its financial statements.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of SFAS No. 133 and SFAS No. 140.” SFAS No. 155 (1) permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain embedded derivatives requiring bifurcation, (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and (5) amends SFAS No. 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest in other than derivative financial statements. SFAS No. 155 is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The General Partner does not expect the adoption of SFAS No. 155 to have a material impact on the Partnership’s financial statements.

NOTE 3—OFF-BALANCE-SHEET ARRANGEMENTS

The Partnership entered into a Participation Agreement dated as of December 22, 2005 pursuant to which it agreed to purchase a $25 million junior participation interest in a financing originated by one of its partners. This participation was subsequently funded on March 7, 2005.

NOTE 4—CAPITAL COMMITMENTS

At December 31, 2005, the Partnership has capital commitments from its Partners of $51,000,000 (the “Committed Capital”) and approximately 67% of this Committed Capital has been called and $16,786,250 remains available to call.

NOTE 5—MANAGEMENT FEE

In accordance with the terms of the Partnership Agreement, the General Partner has exercised its right to delegate certain management and administrative responsibilities to Advisors. Advisor is paid a management fee by the Partnership, in consideration for the investment advisory and management services rendered beginning as of the initial closing and continuing throughout the life of the Partnership. The management fee is payable quarterly in advance and is determined at a per annum rate of 1.5% of the limited partners’ committed capital.

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2005

For the period from March 16, 2005 (date of inception) to December 31, 2005, management fee expense was $593,750.

NOTE 6—LOANS HELD FOR INVESTMENT, NET

Loans held for investment consist of participation interests on mortgage loans and a share in a co-lending arrangement which are secured by commercial real estate in different states. These mortgage loans were originated by financial institutions which are limited partners in the Partnership. Partners’ capital contributions were used to finance the acquisition of these loans. As of December 31, 2005, principal amounts total $33,620,000, and are subject to varying (fixed and floating) rates of interest ranging from 7.04% to 11.64%. These loans have maturity periods of 24 to 60 months.

The following is a summary of the Partnership’s loans held for investment at December 31, 2005:

180 Montgomery

On September 30, 2005, the Partnership invested $4,000,000 through a lending arrangement with New York Life Insurance Company, one of the limited partners, secured by an office building located at 180 Montgomery Street, San Francisco, California. The terms of the lending arrangement is 60 months and will earn interest at a fixed rate of 8.82% per annum.

Biscayne Landing

On November 23, 2005, the Partnership invested $15,000,000 through a lending arrangement with HSH Nordbank AG, New York Branch, one of the limited partners, secured by a vacant parcel of land named Biscayne Landing located in North Miami. The terms of the lending arrangement is 48 months and will earn interest at LIBOR plus 735 basis points. For 2005, Biscayne accrued interest at 11.64% per annum.

260 Park Avenue South

On December 1, 2005, the Partnership invested $10,000,000 through a lending arrangement with HSH Nordbank AG, New York Branch, one of the limited partners, secured by a condominium located at 260 Park Avenue South, New York, New York. The terms of the lending arrangement is 24 months and will initially earn interest at LIBOR plus 275 basis points. For 2005, 260 Park accrued interest at 7.04% per annum.

Saddle Club

On December 16, 2005, the Partnership invested $4,620,000 through a lending arrangement with HSH Nordbank AG, New York Branch, secured by a multi family residential building named Saddle Club located in Tempe, Arizona. The terms of the lending arrangement is 36 months and will earn interest at LIBOR plus 400 basis points. For 2005, Saddle Club accrued interest at 8.55% per annum.

NOTE 7—RELATED PARTY TRANSACTIONS

Due from General Partner mainly represents fees collected on loans held for investment that were received by the General Partner on behalf of the Partnership, as the Partnership did not have its own bank account during the period ended December 31, 2005. Such collections of fees amounted to $436,340 during the period.

NY Credit Real Estate Fund I, L.P.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2005

Due to Advisors is comprised of payments made by Advisors on behalf of the Partnership during the period for Partnership expenses as defined in the Partnership Agreement. Such amounts are non-interest bearing and are intended to be repaid by the Partnership.

NOTE 8—CONCENTRATION OF CREDIT RISK

In the normal course of business, the Partnership is exposed to various risks, including credit risk. Credit risk arises from the potential that the counterparty to the loans held by the Partnership might fail to perform under its contractual obligations, which could result in the Partnership incurring losses. The General Partner performs ongoing analysis of credit risk concentrations in the loan investment portfolio by evaluating exposure to various markets, underlying property taxes, investment structure, term, sponsors, tenants and other credit metrics. One investment accounted for more than 44% of the total carrying value of total loan investments as of December 31, 2005. For the period from March 16, 2005 (date of inception) to December 31, 2005, approximately 52% of the revenue earned on the loan investments was accounted for by a single loan investment.

NOTE 9—NET INCOME AND LOSS ALLOCATION

The Partnership Agreement provides that Partnership net income is allocated, in proportion to the partners’ capital interest, in the following order: (1) to all partners to the extent of net losses previously allocated; (2) to all partners to the extent of an amount equal to 9% annual priority return on the respective partner’s invested capital; (3) 50% to the General Partner and 50% to the limited partners to the extent the cumulative net income allocated equals the amount of distributable income as defined in the Partnership Agreement, and (4) 20% to the General Partner and 80% to the limited partners. Net loss is allocated to the partners in the reverse order of the net income allocation.

NOTE 10—SUBSEQUENT EVENTS

The Partnership made distributions to its partners in the amounts of $100,000, $1,844,712 and $157,792 on January 13, 2006, February 15, 2006 and March 9, 2006, respectively.

In February 2006, the Partnership, through its wholly-owned subsidiary, NY Credit Funding I LLC, entered into a repurchase agreement with Greenwich Capital Financial Products, Inc. (“Greenwich”) that provides for a maximum of $200 million in financing. (NY Credit Funding I LLC was formed on November 16, 2005 and had no activities for the period ended December 31, 2005.) The commitment period of the repurchase facility ends on February 9, 2007, or one year from the commencement of the facility, after which the Partnership may request a one-year extension that Greenwich may accept or reject in its sole discretion. Under this repurchase facility, the Partnership may borrow against the Partnership’s current and future investments in whole loans, B-Notes and mezzanine loans (including any related hedging instruments). Greenwich will have a consent right with respect to the inclusion of investments in the facility, will determine periodically the market value of the investments, and will have the right to require additional collateral if the estimated market value of the included investments declines. Capital commitments of the limited partners have been pledged as collateral against the line of credit. The Partnership incurred approximately $1.4 million in transaction fees to secure the line of credit, which it intends to amortize over the term of the credit facility.

      Shares

Common Shares of Beneficial Interest
PROSPECTUS

Friedman Billings Ramsey

          , 2006

Until     , 2006 (25 days after the date of this prospectus), all dealers effecting transactions in the common shares of beneficial interest, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.  Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses payable by the registrant in connection with the registration of the common shares of beneficial interest registered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission		$24,610
NASD filing fee		23,500
NYSE listing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Printing fees and expenses		*
Blue Sky fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

All expenses in connection with the registration of the common shares of beneficial interest being registered hereby shall be borne by the registrant and are included in the table above.

Item 32.  Sales to Special Parties

None.

Item 33.  Recent Sales of Unregistered Securities

The following information relates to securities we have issued or sold within the past three years that were not registered under the Securities Act of 1933, as amended, or the Securities Act. Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon exemptions provided by Section 4(2) for transactions not involving a public offering:

•	On October 20, 2006, New York Life Insurance Company and ROKI LLC irrevocably agreed to purchase from our operating partnership prior to the consummation of this initial public offering an aggregate of 5,000,000 partnership units redeemable, under certain circumstances, for 5,000,000 common shares of beneficial interest on a one for one basis, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. The per unit purchase price of the partnership units sold and to be sold to New York Life Insurance Company and ROKI LLC is $10.00, for an aggregate offering price of approximately $50,000,000. New York Life Insurance Company and ROKI LLC returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were qualified institutional buyers.

•	On November 8, 2006, we sold 100 common shares of beneficial interest to Mr. Adamski, our chief executive officer, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Mr. Adamski returned a subscription agreement and an investor questionnaire sufficient for us reasonably to include that he is an accredited investor.

•	On November 10, 2006, USA Real Estate Finance I GmbH & Co. KG irrevocably agreed to purchase from our operating partnership 5,000,000 OP units redeemable, under certain circumstances, for 5,000,000 common shares of beneficial interest on a one for one basis, in a private unregistered offering pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act. The per unit purchase price of the OP units sold and to be sold to USA Real Estate Finance I GmbH & Co. KG is $10.00, for an aggregate offering price of approximately $50,000,000. USA Real Estate Finance I GmbH & Co. KG returned a subscription agreement and an investor questionnaire sufficient for us reasonably to conclude that this investor was a qualified institutional buyer.

•	In connection with our organization transactions, on November 10, 2006, we issued an aggregate of 5,100,000 OP units redeemable, under certain circumstances, for 5,100,000 common shares of beneficial interest to the partners of our operating partnership (formerly NY Credit Real Estate Fund I, L.P.), in exchange for their ownership interests in NY Credit Real Estate Fund I, L.P. pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Each of the partners of NY Credit Real Estate Fund I, L.P. returned subscription agreements and investor questionnaires sufficient for us reasonably to conclude that these investors were qualified institutional buyers or accredited investors. Of these 5,100,000 OP units, 2,500,000 were issued to New York Life Insurance Company, 2,500,000 were issued to ROKI LLC, and 100,000 were issued to NY Credit Real Estate GP LLC, which distributed them to its member, BRK Management LLC. The per unit price of the OP units issued to the partners of our operating partnership was $10.00 per unit.

Subject to the terms and conditions set forth in the partnership agreement, after the first anniversary of the consummation of this offering, the holders of the OP units will have the right to require our operating partnership to redeem all or a portion of the OP units for cash in an amount equal to the value of their OP units. We may, in our sole and absolute discretion, elect to acquire some or all of the tendered OP units in exchange for common shares of beneficial interest based on an exchange ratio of one common share of beneficial interest for each OP unit.

Item 34.  Indemnification of Trustees and Officers

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless, in either case, a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We expect to enter into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, the partnership agreement provides that we, as general partner through our wholly owned subsidiary, and our officers and trustees are indemnified to the fullest extent permitted by law. See “NY Credit Operating Partnership LP—Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The foregoing summaries are necessarily subject to the complete text of the Maryland REIT Law, our declaration of trust and bylaws, the indemnity agreements entered into between us and each of our trustees and officers and our trustees’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 35.  Treatment of Proceeds from Shares of Beneficial Interest Being Registered

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.  Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits listed on the Exhibit Index following the signature page are included in this registration statement.

(b)  Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are omitted because they are not required, are not applicable or the information is included in the financial statements or notes thereto.

Item 37.  Undertakings

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted for trustees and officers of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee or officer of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee or officer in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be bound by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of November 2006.

NY CREDIT TRUST

By:	/s/ William V. Adamski
Name: William V. Adamski

Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William V. Adamski and Edward J. Santoro, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to sign any and all registration statements relating to the same registration and offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the foregoing, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, the New York Stock Exchange and such other authorities as he deems appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William V. Adamski William V. Adamski	Chief Executive Officer and Trustee (Principal Executive Officer)	November 13, 2006

/s/ Edward J. Santoro Edward J. Santoro	Chief Financial Officer and Trustee (Principal Financial Officer and Principal Accounting Officer)	November 13, 2006

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement
3	.1**	Articles of Amendment and Restatement of NY Credit Trust
3	.2**	Bylaws of NY Credit Trust
4	.1**	Specimen Certificate for Common Shares of Beneficial Interest
4	.2**	Registration Rights Agreement
5	.1**	Opinion of Venable LLP
8	.1**	Tax Opinion of Clifford Chance US LLP
10	.1**	Third Amended and Restated Agreement of Limited Partnership of NY Credit Operating Partnership LP
10	.2**	NY Credit Trust 2006 Equity Incentive Plan
10	.3**	Form of Restricted Share Award Agreement for trustees
10	.4**	Form of Restricted Share Award Agreement for employees
10	.5**	Form of Long-Term Incentive Plan Unit Vesting Agreement
10	.6**	Investment Advisory Management Agreement
10	.7**	Form of Indemnification Agreement
10	.8**	Master Repurchase Agreement dated as of February 9, 2006, between Greenwich Capital Financial Products, Inc. and NY Credit Funding I, LLC
21	.1**	List of Subsidiaries of NY Credit Trust
23	.1**	Consent of Venable LLP (included in Exhibit 5.1)
23	.2**	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23	.3*	Consent of Grant Thornton, LLP with respect to NY Credit Real Estate Fund I, L.P.
23	.4*	Consent of Grant Thornton, LLP with respect to NY Credit Trust
24	.1*	Power of Attorney (included on the signature page hereof)
99	.1**	Consent of Robert Abrams
99	.2**	Consent of Joseph V. Green
99	.3**	Consent of John Malfettone

*	Filed herewith.

**	To be filed by amendment.